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As filed with the Securities and Exchange Commission on November 20, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALARIS MEDICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	13-3800335 (I.R.S. Employer Identification No.)

10221 Wateridge Circle
San Diego, California 92121
(858) 458-7000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Stuart E. Rickerson, Esq.
Vice President, General Counsel and Secretary
ALARIS Medical Systems, Inc.
10221 Wateridge Circle
San Diego, California 92121
(858) 458-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marjorie Sybul Adams, Esq.
Piper Marbury Rudnick & Wolfe LLP
1251 Avenue of the Americas
New York, New York 10020
Telephone: (212) 835-6017 Facsimile: (212) 835-6001

   Approximate date of commencement of the proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

$170,000,000 11 5/8 % Senior Secured Notes due 2006	$170,000,000	100%	$170,000,000	$42,500

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended, the registration fee has been estimated based on the book value of the securities to be received by the registrant in exchange for the securities to be issued hereunder in the exchange offer described herein.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION DATED         , 2001

The information in this Preliminary Prospectus is not complete and may be changed. We may not exchange these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Preliminary Prospectus is not an offer to exchange these securities and is not soliciting offers to exchange these securities in any State where the exchange is not permitted.

PRELIMINARY PROSPECTUS	PROSPECTUS DATED , 2001

ALARIS MEDICAL SYSTEMS, INC.

OFFER TO EXCHANGE $170,000,000 PRINCIPAL AMOUNT OF OUR 11 5/8% SERIES B SENIOR SECURED NOTES DUE 2006, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, FOR ANY AND ALL OF OUR OUTSTANDING 11 5/8% SERIES A SENIOR SECURED NOTES DUE 2006

MATERIAL TERMS OF THE EXCHANGE OFFER

  •
  The exchange offer expires 5:00 p.m., New York City time, on         , 2001, unless extended.

  •
  We will exchange your validity tendered unregistered notes for an equal principal amount of a new series of notes which have been registered under the Securities Act.

  •
  The exchange offer is not subject to any condition other than the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and certain other customary conditions.

  •
  You may withdraw your tender of notes at any time before the exchange offer expires.

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  The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

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  We will not receive any proceeds from the exchange offer.

  •
  The terms of the new series of notes are substantially identical to the outstanding notes, except for certain transfer restrictions and registration rights relating to the outstanding notes.

  •
  You may tender notes only in denominations of $1,000 and multiples of $1,000.

  •
  Our affiliates may not participate in the exchange offer.

PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS DOCUMENT FOR CERTAIN IMPORTANT INFORMATION.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE ISSUED IN THE EXCHANGE OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We have not authorized any dealer, salesperson or other person to give any information or to make any representation to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. This prospectus does not offer to sell or solicit any offer to buy any securities other than the registered notes to which it relates, nor does it offer to buy any of these notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

    The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.

    This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to ALARIS Medical Systems, Inc., 10221 Wateridge Circle, San Diego, California 92121, Attention: Legal Department, or call (858) 458-7000, and ask to speak to someone in our Legal Department. In addition, to obtain timely delivery of any information you request, you must submit your request no later than            , 2001, which is five business days before the date the exchange offer expires.

WHERE YOU CAN FIND MORE INFORMATION

    We and our parent company, ALARIS Medical, Inc., file reports and other information with the SEC. You can inspect and copy such reports and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W, Washington, D.C. 20549. Copies of such materials can be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W, Washington, D.C. 20549, at prescribed rates. You may contact the Public Reference Section at 800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy statements and other information filed by us and by ALARIS Medical, Inc.

FORWARD-LOOKING STATEMENTS

    Certain of the matters discussed in this prospectus may constitute forward-looking statements. Certain of these forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of these terms or other comparable terminology, or by discussions of strategy, plans or intentions. Statements contained in this prospectus that are not historical facts are forward-looking statements. Without limiting the generality of the preceding statement, all statements in this prospectus concerning or relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking statements concerning our expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting our best judgment based upon current information and involve a number of risks and uncertainties. Other factors may affect the accuracy of these forward-looking statements and our actual results may differ materially from the results anticipated in these forward-looking statements. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described under "Risk Factors," and general conditions in the economy and capital markets.

MARKET SHARE AND INDUSTRY DATA

    Information regarding market share, market position and industry data, including growth rates, for our various business areas consists of estimates based on data and reports compiled by industry analysts for some of our major markets, our knowledge of our sales and markets and statements by our competitors.

    We have not independently verified market data provided by third parties or industry or general publications. Similarly, while we believe our internal research to be reliable, it has not been verified by any independent sources and we cannot assure you as to its accuracy.

    We have registered, applied to register or are using the following trademarks: AccuSlide®, ALARIS®, ALARIS Dedicated Docking Station™, ALARIS AEP™ (A-Line™), ALARIS Medical Systems®, Asena™, CORE•CHECK®, DOCStat™, Flo-Stop®, Gemini®, Gemini PC-1®, Gemini PC-2®, Gemini PC-2TX®, Gemini PC-4®, Guardrails™, IMED®, IVAC®, MEDLEY™, MedSystem III®, Patient Care Systems™, Patient Solutions, Inc.®, PCAM®, Profiles™, ReadyMED®, Signature Edition®, SmartSite®, TURBO•TEMP™, VersaSafe® and VITAL•CHECK®.

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PROSPECTUS SUMMARY

    This summary highlights selected information appearing elsewhere in this prospectus and may not contain all of the information that is important to you. You should read this entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to those financial statements. As used in this prospectus, unless the context otherwise requires, the terms "ALARIS", the "Company", "we", "our" and "us" refer to ALARIS Medical Systems, Inc. and its consolidated subsidiaries and the term "Holdings" refers to our parent company, ALARIS Medical, Inc. References to our "fiscal year" refer to the twelve months ended December 31 of that year. The term "private notes" refers to our 11 5/8% Series A senior secured notes due 2006 which were issued in a transaction exempt from registration under the Securities Act. The term "exchange notes" refers to our 11 5/8% Series B senior secured notes due 2006 which have been registered under the Securities Act pursuant to a registration statement of which this prospectus is a part and the term "notes" refers to the private notes and the exchange notes, collectively.

THE COMPANY

    ALARIS is a leading developer, manufacturer and provider of infusion systems and related technologies in the United States and internationally. Our intravenous infusion systems are used to deliver to patients one or more fluids, primarily pharmaceuticals or nutritionals, and consist of medication safety systems, single and multi-channel large volume infusion pumps, syringe pumps and dedicated and non-dedicated disposable administration sets. We have the largest installed base of large volume pump delivery lines in the United States hospital market, representing approximately 31% of such installed lines. We also believe that we have the number one or number two market position in the large volume pump segment or the syringe pump segment, or both segments, in Belgium, France, Italy, The Netherlands, Norway, Spain, Sweden, the United Kingdom, Australia, Canada, New Zealand and South Africa. In addition, we are a leading provider of patient monitoring products that measure and monitor temperature, with a substantial installed base of hospital thermometry systems in the United States. We also provide products which measure and monitor pulse, pulse oximetry and blood pressure. We sell our products primarily to the hospital market through a worldwide direct sales force of over 200 salespersons and more than 100 distributors to over 5,000 hospitals in more than 120 countries worldwide. For the twelve months ended September 30, 2001, we had total sales of $403 million and Adjusted EBITDA (as defined herein) of $84 million.

    Our intravenous infusion systems require the use of disposable administration sets, which represent a significant portion of our sales. For the twelve months ended September 30, 2001, we sold 91 million disposable administration sets, representing sales of $251 million, or 62% of total sales. Each of our current large volume infusion pumps uses only dedicated disposable administration sets, which consist of plastic tubing and pump interfaces, designed and manufactured by or for us for that particular pump. We generate a recurring revenue stream from sales of our higher margin, dedicated, as well as non-dedicated, disposable administration sets and components to customers using our systems. Many of our disposable administration sets feature our proprietary SmartSite needle-free system, which is designed to reduce caregiver risks associated with accidental needlesticks.

    We operate through two geographical business units:

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  Our North American business unit develops, manufactures and provides medication safety systems, infusion therapy devices, patient vital signs monitoring products and related disposables. Sales to North American customers generated $278 million (69% of total sales) and $53 million of Adjusted EBITDA (63% of total Adjusted EBITDA) for the twelve months ended September 30, 2001.

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  Our International business unit develops, manufactures and provides infusion therapy devices, patient vital signs monitoring products and related disposables in Europe, Asia, Australia, New Zealand, South Africa and Latin America. Sales to International customers generated

    $125 million (31% of total sales) and $31 million of Adjusted EBITDA (37% of total Adjusted EBITDA) for the twelve months ended September 30, 2001.

    Our principal executive offices are located at 10221 Wateridge Circle, San Diego, California 92121 and our telephone number at the above address is (858) 458-7000. Our website address is www.alarismed.com. The information on our website is not part of this prospectus.

Our Products

    Our current product portfolio demonstrates our established technology leadership position in both the infusion therapy and patient monitoring markets. We are actively engaged in research and development programs to improve our existing products and to develop new, complementary products.

Infusion Systems

    We offer a wide variety of infusion systems designed to meet the varying price and technological requirements of our diverse customer base. For the twelve months ended September 30, 2001, our infusion systems sales (pumps and disposable administration sets) were $348 million, representing 86% of total sales. Of this amount, infusion pumps and disposables accounted for $97 million and $251 million of total sales during that period, respectively. Our infusion systems include:

    The MEDLEY Medication Safety System.  Several years ago, we and our customers identified the need for an integrated technology platform that could redefine the accuracy and safety of drug infusion instruments, while simultaneously improving documentation and capital asset utilization. We responded with the MEDLEY system, the first medication safety system of its kind approved for use in the United States. We shipped the first MEDLEY systems in May 2001 and we plan full market release of this system in December of 2001. The MEDLEY system offers several key advantages over traditional infusion instruments:

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  Modular medical technology allows the platform to integrate infusion and an institution's clinical best practices to improve safety, accuracy and clinical outcomes. The expandable system consists of a Programming Module, one or more infusion pumps or other modules and related dedicated disposables.

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  The Guardrails Safety Software in each Programming Module provides passive protection from bedside medication errors involving intravenous medications, a costly problem that has received an increasing amount of attention in the U.S. and worldwide. The MEDLEY system is designed to help reduce preventable adverse drug events (PADEs) by allowing an institution to program the Programming Module with its own parameters for specific drugs and medical units and by alerting clinicians if dosages and flow rates are set outside these limits.

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  Advanced programming capabilities allow product line extension, such as pulse oximetry and syringe pump modules, which we plan to introduce within the next twelve months. We are also in the process of developing data management functionality and a patient-controlled analgesia (PCA) module.

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  Improved hospital capital asset utilization enables a hospital to add to a Programming Module only those modules and number of lines needed for a particular patient's care. Additionally, standardized interfaces for multiple modules allow for easier training of healthcare staff.

    Large Volume Pumps.  We sell various single channel and multi-channel large volume infusion pumps in North America and other markets where medical practice requires large amounts of hydration during infusion therapy. A large volume pump module is also available for the MEDLEY system. We also offer large volume pumps for alternate-site and hospital ambulatory use.

    Syringe Pumps.  We also sell a broad range of syringe infusion pumps, which are small-volume, concentrated fluid delivery systems often used in neonatal care, oncology, anesthesia, critical care and in labor and delivery. While these infusion pumps represent a relatively small portion of the industry installed base in the United States market, syringe pumps are widely used in western Europe. In December of 2001, we plan to introduce the Asena Patient Care System, which will combine the ALARIS Dedicated Docking Station (DDS), the Asena syringe pump and the Asena GW, a large volume pump.

    Disposable Administration Sets and Needle-Free Access Products.  We manufacture and sell dedicated and non-dedicated disposable administration sets for use with our infusion pump systems. In response to increased attention in the healthcare community, particularly in the United States, regarding risks associated with needlesticks, we offer disposable administration sets utilizing our proprietary SmartSite needle-free system.

Patient Monitoring Products

    We operate primarily in two patient monitoring products markets: hospital thermometry systems and stand-alone, non-invasive, multi-parameter instruments. Our principal thermometry instruments include the electronic thermometer and the infrared thermometer. In addition, through our VITAL•CHECK product line, we offer the hospital market stand-alone, non-invasive, multi-parameter instruments that measure and monitor a combination of temperature, pulse, blood pressure and pulse oximetry. In January 2001, we introduced the ALARIS AEP (A-Line) monitor, a non-invasive monitoring device used to measure the level of consciousness during general anesthesia and to assess the effects of anesthetics on brain activity. For the twelve months ended September 30, 2001, our patient monitoring instruments and related dedicated disposable sales were approximately $33 million or 8% of total sales.

Competitive Strengths

    We believe that our strong competitive position is attributable to a number of factors, including:

    Leading market position.  We have leading market positions in terms of the installed base of infusion pump delivery lines in most major markets, including the number one large volume pump market position in the United States. We also believe that we have the number one or number two market position in the large volume pump segment or the syringe pump segment, or both segments, in Belgium, France, Italy, The Netherlands, Norway, Spain, Sweden, the United Kingdom, Australia, Canada, New Zealand and South Africa.

    Global brand-name recognition.  ALARIS, IMED and IVAC, our primary brands, have a global reputation for being technologically advanced, reliable and of high quality. We believe our brand names provide a significant advantage in the highly competitive infusion therapy market.

    Established relationships with U.S. GPOs.  We have entered into long term contracts with most major U.S. hospital group purchasing organizations (GPOs) for placement of our instruments and related disposables to their members. In addition to allowing us to generate recurring revenue from sales of disposables under these contracts, our GPO relationships provide us with valuable access to member hospitals.

    Diversified global customer base and distribution network.  Our global distribution network, which reaches over 5,000 hospitals in more than 120 countries worldwide, reduces our dependence upon any particular customer or geographic region. Our global network also enables us to meet customer demand for delivery of a broad range of products efficiently and in a cost-effective manner.

    Established technology and new product pipeline.  We have established our position as a technology leader in the infusion therapy and patient monitoring markets. Our extensive research and development efforts have produced a portfolio of over 200 issued patents, as well as a number of pending patent applications. We intend for the MEDLEY system to serve as a platform for our future technology expansion.

    Commitment to customer training, support and service.  We have developed strong relationships with our customers by providing regular, high quality and reliable customer training, support and service for our products. We believe that our commitment to customer service is important in helping us maintain our relationships with GPOs.

Business Strategy

    Our strategy is to enhance our strong market position through a continued focus on operational excellence and technological leadership. We seek to:

    Establish new levels of clinical safety while reducing hospital operating costs. We believe that we are well positioned, particularly with the Guardrails Safety Software—the only software of its kind currently on the market—to benefit from the increased attention by the healthcare community to the high costs associated with medication errors. We believe that our technologically innovative products, which focus on patient and caregiver safety, will enable hospitals to improve clinical outcomes and better utilize their capital assets, thus reducing their operating costs. We believe that in making purchasing decisions, hospitals and GPOs will increasingly perceive the value of our products and their technological advantages.

    Expand the addressable market for our products through focused medication safety systems. We believe that the MEDLEY system, which will integrate infusion technology with patient monitoring and data management, will significantly expand our addressable market in the United States from approximately $600 million annually to approximately $1.5 billion. We believe that primarily through the introduction of our ALARIS AEP monitor and the Asena Patient Care System, we will increase our addressable International market from approximately $500 million annually to approximately $785 million.

    Continue to focus on operational excellence to enhance financial performance.  Since David Schlotterbeck's appointment as President and Chief Executive Officer in November 1999, he and his senior management team have refocused and continued to streamline ALARIS' operations and have fostered a culture which emphasizes operational excellence and technological leadership. We believe that our renewed focus on a commitment to the quality of our products is being recognized by our customers. This is beginning to result in an increase in sales, a reduction of our manufacturing costs and a decrease in product returns and service costs.

    Leverage our base business with complementary products.  We believe that our existing brand recognition will facilitate the introduction of new products, such as the MEDLEY system and the ALARIS AEP monitor. We intend to leverage our brand recognition in hospitals by developing products for hospital units where our products are not now typically used, such as the operating room.

DEBT STRUCTURE

    Our indebtedness and the indebtedness of Holdings as of September 30, 2001, pro forma for the offering of the notes and the use of proceeds therefrom, is set forth below.

    ALARIS was formed by the merger of two pioneers and leaders in the area of infusion systems technology, IMED Corporation and IVAC Medical Systems, Inc. on November 26, 1996. Our principal executive offices are located at 10221 Wateridge Circle, San Diego, California 92121 and our telephone number at the above address is (858) 458-7000. Our website address is www.alarismed.com. The information on our website is not part of this prospectus.

THE EXCHANGE OFFER

The Exchange Offer	On October 16, 2001, we issued $170 million aggregate principal amount of our private notes in an offering not registered under the Securities Act. At the time we issued the private notes, we entered into a registration rights agreement in which we agreed to offer to exchange your private notes for exchange notes which have been registered under the Securities Act. This exchange offer is intended to satisfy that obligation. We are offering to exchange $1,000 principal amount of registered exchange notes for each $1,000 principal amount of your private notes. After the exchange offer is completed, except in certain limited circumstances, you will no longer be entitled to any registration rights with respect to your private notes. Under certain circumstances, certain holders of outstanding private notes may require us to file a shelf registration statement under the Securities Act.
As of this date, there is $170,000,000 aggregate principal amount of private notes outstanding.
Required Representations	In order to participate in this exchange offer, you will be required to make certain representations to us in a letter of transmittal, including that:
	•	any exchange notes will be acquired by you in the ordinary course of your business;
	•	you have not engaged in, do not intend to engage in, and do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes; and
	•	you are not an affiliate of our company.
Resale of Exchange Notes
We believe that, subject to limited exceptions, the exchange notes may be freely traded by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
	•	you are acquiring exchange notes in the ordinary course of your business;
	•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and
	•	you are not an affiliate of our company.

If our belief is inaccurate and you transfer any exchange note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify you against, such liability.

Each broker-dealer that is issued exchange notes for its own account in exchange for private notes which were acquired by such broker-dealer as a result of market-making or other trading activities must also acknowledge that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the exchange notes and will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer.

We have agreed in the registration rights agreement that a broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on , 2001, unless extended, in which case the term "expiration date" shall mean the latest date and time to which we extend the exchange offer.
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which may be waived by us. The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered.
Procedures for Tendering Private Notes
If you wish to tender your private notes for exchange pursuant to the exchange offer, you must transmit to HSBC Bank USA, as exchange agent, at the address set forth in this prospectus under the heading "The Exchange Offer—Exchange Agent," and on the front cover of the letter of transmittal, on or before the expiration date, a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal and either:
• your private notes and any other required documentation, to the exchange agent; or
•
a computer generated message transmitted by means of The Depository Trust Company's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

If either of these procedures cannot be satisfied on a timely basis, then you should comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, each holder of private notes will make certain representations to us described under "The Exchange Offer—Procedures for Tendering."
Special Procedures for Beneficial Owners
If you are a beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your private notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your private notes, either make appropriate arrangements to register ownership of the private notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures
If you wish to tender your private notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent prior to the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your private notes according to the guaranteed delivery procedures described under "The Exchange Offer—Guaranteed Delivery Procedures."
Acceptance of Private Notes and Delivery of Exchange Notes
Subject to the conditions described under "The Exchange Offer—Conditions," we will accept for exchange any and all private notes which are validly tendered in the exchange offer and not withdrawn, prior to 5:00 p.m., New York City time, on the expiration date.
Withdrawal Rights
You may withdraw the tender of your private notes at any time prior to 5:00 p.m., New York City time, on the expiration date, subject to compliance with the procedures for withdrawal described in this prospectus under heading "The Exchange Offer—Withdrawal of Tenders."
Federal Income Tax Considerations	For a discussion of the material federal income tax considerations relating to the exchange of private notes for the exchange notes, see "Certain United States Federal Income Tax Considerations."
Exchange Agent
HSBC Bank USA, the trustee under the indenture governing the private notes, is serving as the exchange agent. The address, telephone number and facsimile number of the exchange agent are set forth in this prospectus under the heading "The Exchange Offer—Exchange Agent."
Consequences of Failure to Exchange Private Notes
If you do not exchange your private notes for exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the unregistered private notes may not be offered or sold, unless they are registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently intend to register the private notes under the Securities Act.

SUMMARY OF TERMS OF THE NOTES

    The form and term of the exchange notes are the same as the form and terms of the private notes, except that the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the private notes. The exchange notes will evidence the same debt as the private notes and both the private notes and the exchange notes are governed by the same indenture.

Securities Offered	$170,000,000 principal amount of 11 5/8% Series B Senior Secured Notes due 2006.
Issuer	ALARIS Medical Systems, Inc.
Maturity Date	December 1, 2006.
Interest
Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the private notes surrendered in exchange therefor or, if no interest has been paid on the private notes, from the issue date of the private notes. Interest on the exchange notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 2002.
Collateral
The notes are secured by all capital stock in our directly-owned domestic operating subsidiaries, 65% of the capital stock in our directly-owned foreign subsidiaries and substantially all of our other assets, including real property, equipment, intellectual property, inventory, personal property and general intangibles, other than accounts receivable. See "Description of the Notes—Security."
Ranking
The notes are senior secured obligations and rank senior in right of payment to all of our existing and future indebtedness that is by its terms subordinated to the notes, including our 9 3/4% senior subordinated notes due 2006. The notes are also effectively senior in right of payment to all of our existing and future unsecured indebtedness to the extent of the value of the collateral securing the notes.

Our subsidiaries will not be required to guarantee the notes except under limited circumstances specified in the indenture. The notes will be effectively subordinated to all existing and future indebtedness and other obligations (including trade payables) of our subsidiaries, other than any subsidiary that becomes a guarantor in accordance with the indenture. Claims of creditors of subsidiaries (other than any guarantors), including trade creditors, will generally have priority as to the assets of subsidiaries over our claims and the claims of holders of our indebtedness, including the notes.

We plan to seek a revolving credit facility of up to $20 million to be secured by a first priority lien on the accounts receivable of ALARIS Medical Systems, Inc., if we can obtain such a facility on acceptable terms.

As of September 30, 2001, on a pro forma basis after giving effect to the offering of the notes and use of proceeds therefrom, we would have had outstanding $180 million aggregate principal amount of our 9 3/4% senior subordinated notes due 2006.
Optional Redemption
We may redeem the notes, in whole or in part, at any time and from time to time, on or after December 1, 2005, at a redemption price equal to 105.813% of the principal amount thereof plus accrued and unpaid interest.

In addition, at any time and from time to time, prior to December 1, 2003, we may redeem up to 35% of the original aggregate principal amount of the notes with the proceeds of qualified equity offerings of Holdings or ALARIS at a redemption price of 111.625% of the principal amount plus accrued and unpaid interest, provided that:
	•	in the case of an offering by Holdings, it shall have contributed such proceeds to ALARIS as a common equity contribution;
	•	at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after the occurrence of such redemption; and
	•	such redemption occurs within 90 days of the date of the closing of any such equity offering.
Change of Control
If we experience a change of control, we may be required to offer to repurchase the notes at 101% of the principal amount plus accrued and unpaid interest and liquidated damages, if any. We may not be able to pay you the required price for notes you present to us at the time of a change of control because we may not have enough funds at the time. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control."
Restrictive Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness or liens;
	•	make investments;
	•	sell assets;
	•	pay dividends or make other distributions;
	•	repurchase our stock;
	•	engage in business activities unrelated to our current business;
	•	enter into transactions with affiliates; and

• consolidate, merge or sell all or substantially all of our assets.
These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the Notes" in this prospectus.
Form of Exchange Notes
The exchange notes issued in the exchange offer will be represented by one or more permanent global certificates, in fully registered form, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, as depositary. You will not receive exchange notes in certificated form unless one of the events set forth under "Description of the Notes—Book-Entry, Delivery and Form of Notes" occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected through, records maintained in book-entry form by The Depository Trust Company and its participants.
Use of Proceeds	We will not receive any proceeds from the exchange offer.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
(Dollars in thousands)

    The following table provides summary historical and pro forma financial data of ALARIS Medical Systems, Inc. for the periods and at the date indicated. We derived the summary financial data for the years ended December 31, 1998, 1999 and 2000 from our audited consolidated financial statements. The consolidated financial data at September 30, 2001 and for the nine months ended September 30, 2000 and 2001 have been derived from our unaudited condensed consolidated financial statements which, in the opinion of management, contain all adjustments (consisting only of normal and recurring adjustments) necessary to present fairly our financial position and results of operations at such date and for such periods. You should read the information in the following tables in conjunction with "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the audited consolidated financial statements and the unaudited condensed consolidated financial statements included in this prospectus.

				Nine Months Ended September 30,
	Year Ended December 31,
						Twelve Months Ended September 30, 2001(1)
	1998	1999	2000	2000	2001
				(unaudited)		(unaudited)
Statement of Operations Data:
Sales	$373,795	$389,927	$378,948	$276,795	$300,983	$403,136
Gross margin	187,718	190,004	175,984	127,670	146,227	194,541
Restructuring, integration and other non-recurring charges	139	2,887	7,048	6,602	6,899	7,345
Lease interest income(2)	4,599	4,425	5,095	3,753	3,905	5,247
Income from operations	56,133	52,957	42,230	26,556	29,580	45,254
Interest expense(3)	41,767	39,903	41,543	31,559	31,608	41,592
Net income (loss) from continuing operations	5,979	5,159	(1,340)	(4,583)	(2,848)	395
Discontinued operations(4)	(25,178)	(23,627)	531	531	3,737	3,737
Net (loss) income	(19,199)	(18,468)	(809)	(4,052)	889	4,132
Other Data:
Adjusted EBITDA(5)	$95,873	$88,704	$81,197	$57,499	59,981	83,679
Cash interest expense(6)	38,878	37,173	38,429	29,047	28,129	37,511
Capital expenditures	25,055	26,070	14,945	11,796	9,667	12,816
Ratio of Earnings to fixed charges(7)	1.3x	1.3x	1.0x	—	—	1.1x

Pro Forma Twelve Months Ended September 30, 2001
(unaudited)
Pro Forma Data:(8)
Adjusted EBITDA	$83,679
Cash interest expense(6)	37,563
Total interest expense(6)(9)	39,723
Ratio of debt to Adjusted EBITDA(9)(10)	4.18x
Ratio of net debt to Adjusted EBITDA(9)(11)	3.65x
Ratio of Adjusted EBITDA to cash interest expense	2.23x
Ratio of Adjusted EBITDA to total interest expense	2.11x
	At September 30, 2001
	Actual	Pro forma(12)
	(unaudited)
Balance Sheet Data:
Cash	$52,727	$44,591
Working capital(13)	112,969	136,564
Total assets	569,012	563,770
Long-term debt (including current portion)(9)	351,537	350,000
Stockholder's equity	91,415	90,955

(1)
Data for the twelve months ended September 30, 2001 is derived as follows: statement of operations data for the year ended December 31, 2000, minus statement of operations data for the nine months ended September 30, 2000, plus statement of operations data for the nine months ended September 30, 2001.

(2)
Lease interest income consists of interest income associated with contracts or agreements pursuant to which a third party acquires infusion pumps under sales-type leases.

(3)
Information presented is for ALARIS Medical Systems, Inc. For the years ended December 31, 1998, 1999, 2000, the nine months ended September 30, 2000 and 2001, and the twelve months ended September 30, 2001, Holdings recorded additional interest expense of $6,844, $14,973, $16,304, $12,089, $13,373 and $17,588, respectively, excluding interest incurred by ALARIS Medical Systems, Inc.

(4)
During the third quarter of 2000, we sold the assets and certain liabilities of our Instromedix division which had been acquired in 1998 to Card Guard Technologies, Inc. Losses of $25,178, $23,627, $1,308 and $1,308 from discontinued operations for the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2000 are net of applicable income tax benefits of $1,000, $4,200, $872 and $872, respectively. Results from discontinued operations for 1999 include a pretax charge of $19,200 resulting from the write-off of goodwill and other intangible assets and approximately $4,600 in integration charges. Results from discontinued operations in 1998 include a charge of $22,800 related to acquired in-process research and development. A gain on disposal of $1,839 (net of applicable income tax expense of $1,226) was recorded in the third quarter of 2000. In the first quarter of 2001, we completed our obligations related to the Instromedix sale, resulting in the recognition of an additional gain on disposal of $3,737 (net of applicable income tax expense of $2,492). (See note 3 to our unaudited condensed consolidated financial statements and our audited consolidated financial statements included in this prospectus.)

(5)
Adjusted EBITDA represents income before interest, taxes, other income (expense), restructuring, integration and other non-recurring charges, discontinued operations, non-cash purchase accounting charges and depreciation and amortization. Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. We have included information concerning Adjusted EBITDA because we use such information as a method of assessing our cash flow and ability to service debt and we understand that this information is used by certain investors as one measure of an issuer's ability to service debt. Restructuring, integration and other non-recurring charges are excluded from Adjusted EBITDA as we believe that the inclusion of these items would not be helpful to an investor's understanding of our ability to service debt. Our computation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Net (loss) income reconciled to Adjusted EBITDA is as follows:

	Year ended December 31,			Nine months ended September 30,		Twelve months ended, September 30,
	1998	1999	2000	2000	2001	2001
				(unaudited)		(unaudited)
Net (loss) income	$(19,199)	$(18,468)	$(809)	$(4,052)	$889	$4,132
Depreciation and amortization(A)	34,027	32,860	31,919	24,341	23,502	31,080
Inventory purchase price allocation adjustment	40	—	—	—	—	—
Restructuring, integration and other non-recurring charges	139	2,887	7,048	6,602	6,899	7,345
Purchased in-process research and development	5,534	—	—	—	—	—
Discontinued operations	25,178	23,627	(531)	(531)	(3,737)	(3,737)
Interest income	(1,129)	(1,373)	(1,313)	(831)	(1,672)	(2,154)
Interest expense	41,767	39,903	41,543	31,559	31,608	41,592
Other, net	1,116	1,668	140	361	1,084	863
Provision for income taxes	8,400	7,600	3,200	50	1,408	4,558

Adjusted EBITDA	$95,873	$88,704	$81,197	$57,499	$59,981	$83,679

(A)
Depreciation and amortization excludes amortization of debt discount and issuance costs included in interest expense of $2,889, $2,730, $3,114, $2,512, $1,782 and $2,384 for the years ended December 31, 1998, 1999, 2000, the nine months ended September 30, 2000 and 2001, and the twelve months ended September 30, 2001, respectively.

(6)
Cash interest expense excludes $2,889, $2,730, $3,114, $2,512, $1,782 and $2,384 of debt discount and issuance cost amortization for the years ended December 31, 1998, 1999 and 2000, the nine months ended September 30, 2000 and 2001 and the twelve months ended September 30, 2001, respectively. Paid-in-kind interest (interest added to principal) of $1,697 has been excluded from cash interest expense for the nine months and twelve months ended September 30, 2001, respectively.

(7)
For purposes of determining the ratio of earnings to fixed charges, earnings include income from continuing operations before income taxes adjusted for fixed charges. Fixed charges consist of interest on all indebtedness (including interest expense from discontinued operations), estimated interest component of rental expense, capitalized interest for the period and amortization of deferred financing costs. For the nine months ended September 30, 2000 and 2001, earnings were inadequate to cover fixed charges by $5,183 and $2,098, respectively.

(8)
Pro forma data reflects the offering of the notes and use of proceeds therefrom, as if such transactions had occurred October 1, 2000. Pro forma statement of operations data assumes: (i) interest for a full year on $170,000 of notes at an annual rate of 11 5/8%, replacing interest expense under our bank credit facility and interest expense on $180,000 of our 9 3/4% senior subordinated notes due 2006; and (ii) amortization of debt issuance costs incurred in connection with the notes, replacing amortization of debt issuance costs related to our bank credit facility and debt issuance costs related to $180,000 of our 9 3/4% senior subordinated notes due 2006.

(9)
Information presented is for ALARIS Medical Systems, Inc. Holdings has outstanding $16,152 of 7 1/4% convertible subordinated debentures due January 15, 2002 and $155,025 accreted value of 11 1/8% senior discount notes due 2008 which accrete to $189,000 on August 1, 2003. For the twelve months ended September 30, 2001, pro forma interest expense and pro forma long-term debt (including current portion) for consolidated Holdings were $57,311 and $521,177, respectively. For the twelve months ended September 30, 2001, consolidated Holdings' pro forma ratio of debt to Adjusted EBITDA and pro forma ratio of net debt to Adjusted EBITDA were 6.32x and 5.78x, respectively.

(10)
Debt is long-term debt, including current portion.

(11)
Net debt is long-term debt, including current portion, less cash.

(12)
Pro forma data reflects the offering of the notes and use of proceeds therefrom, as if such transactions had occurred September 30, 2001. Pro forma balance sheet data assumes: (i) receipt of proceeds from the offering of $170,000 of the notes; (ii) payment of debt issuance costs of approximately $7,000 related to the offering of the notes; (iii) repayment of indebtedness of $151,537 under our bank credit facility; (iv) repurchase of $20,000 aggregate principal amount (10% of total outstanding) of our 9 3/4% senior subordinated notes due 2006 at a discount to par; (v) write-off of debt issuance costs of $3,266 ($1,960 net of tax) relating to our bank credit facility and a pro-rata portion of our 9 3/4% senior subordinated notes due 2006; and (vi) payment of $2,099 to terminate an interest rate swap agreement related to borrowings under our bank credit facility.

(13)
Working capital is current assets (including cash) less current liabilities.

RISK FACTORS

    You should carefully consider the following factors in addition to all other information contained in this prospectus.

Factors Relating to ALARIS

    Our substantial level of indebtedness could have a material adverse effect on our financial condition and prevent us from fulfilling our obligations on the notes.

    We have a substantial amount of indebtedness. As of September 30, 2001, assuming the offering of the notes and the use of proceeds had occurred on that date, we would have had approximately $350 million of indebtedness outstanding. In addition, subject to restrictions in the indentures for the notes and our 9 3/4% senior subordinated notes, we may incur additional indebtedness. For liquidity and working capital purposes, we plan to seek a revolving credit facility of up to $20 million to be secured by a first priority lien on the accounts receivable of ALARIS Medical Systems, Inc., if we can obtain such a facility on acceptable terms.

    Our high level of indebtedness could have important consequences to you, including the following:

  •
  it may be difficult for us to satisfy our obligations with respect to the notes;

  •
  our ability to obtain additional financing for working capital, capital expenditures, potential acquisition opportunities or general corporate or other purposes may be impaired;

  •
  a substantial portion of our cash flow from operations must be dedicated to the payment on our indebtedness, reducing the funds available to us for other purposes; and

  •
  we may be more vulnerable to economic downturns, may be limited in our ability to respond to competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions.

    We expect to continue to meet our short-term liquidity needs, including capital expenditure requirements, with cash flow from operations and cash on hand. We will continue to use our funds primarily for operating expenses, including planned expenditures for new research and development programs, capital expenditures and scheduled payments on outstanding indebtedness. For liquidity and working capital purposes, we plan to seek a revolving credit facility of up to $20 million to be secured by a first priority lien on our accounts receivable, if we can obtain such a facility on acceptable terms. However, on a long-term basis, we may not be able to generate sufficient cash flow from operations to repay the notes and the 9 3/4% senior subordinated notes at maturity in 2006, and to permit us to make distributions to Holdings to enable it to repay its 11 1/8% senior discount notes at maturity in 2008. As a result, we anticipate refinancing our entire debt structure (including Holdings' debt) before December 2006. Such refinancing may involve an offering of equity securities by Holdings to reduce our and Holdings' level of indebtedness. Our and Holdings' ability to obtain such debt or equity financing will be dependent on many factors, including overall financial market and economic conditions and our operating performance and expectations at such time. There can be no assurance that either we or Holdings would be successful in such efforts.

    Holdings' substantial level of indebtedness could have a material adverse effect on our business and financial condition.

    As of September 30, 2001, Holdings had approximately $171.2 million of indebtedness, consisting of $16.152 million of its 7 1/4% convertible subordinated debentures due 2002 and $155.0 million accreted amount of its 11 1/8% senior discount notes due 2008 (which accrete to $189 million principal amount on August 1, 2003). The indentures governing the notes and our 9 3/4% senior subordinated notes restrict our ability to make distributions to Holdings unless we have achieved certain financial performance targets. Management believes that when Holdings is required to begin making cash interest payments on its senior discount notes in 2004, we will have met these financial performance targets. In addition, these indentures allow us to use up to $15 million of our cash to purchase Holdings convertible debentures through a wholly-owned unrestricted subsidiary. Holdings has in place a plan to obtain equity proceeds in an amount equal to the excess of the principal amount of outstanding Holdings convertible debentures over $15 million if the subsidiary cannot purchase Holdings convertible debentures at enough of a discount to par to obtain all of the Holdings convertible debentures for $15 million. Under this plan, certain executives of Holdings have agreed to exercise stock options which Holdings has agreed to grant to them which exercise would provide proceeds equal to this excess amount. However, under that indenture as well as the indenture governing the notes, we are permitted to use up to $15 million of our cash on hand to invest in a subsidiary which is not subject to these covenant restrictions and to cause the unrestricted subsidiary to purchase or otherwise acquire some or all of Holdings' convertible debentures.

    If Holdings is unable to pay its indebtedness at maturity, including the Holdings convertible debentures in 2002, or if we are unable to make distributions to Holdings commencing in 2004 in order to permit Holdings to make cash interest payments on its senior discount notes, these events could result in a default and possible acceleration of all or a portion of our and Holdings' indebtedness, unless we or Holdings could refinance such indebtedness or obtain the required funds from other sources. We cannot guarantee that we would be able to do so on acceptable terms, if at all.

    We must continue to develop new and enhanced products to remain competitive and we cannot assure you that our new products will obtain market acceptance.

    The primary markets for many of our products are relatively mature and highly competitive. Therefore, we depend on the development of new technologies and products. In the United States, we have recently experienced declining market share of the installed base of our large volume pumps, primarily because larger competitors are able to offer volume discounts based on bundled purchases of a broader range of medical equipment and supplies. Although our introduction of new products may offset future declines in market share, we cannot assure you that we will successfully complete or market new products, that such new products will achieve market acceptance or that we will not be required to upgrade such products after market introduction. Furthermore we cannot assure you that we can manufacture in sufficient volumes to satisfy demand or that sales of new products will offset declines in market share of existing products. We have made significant investments to develop the MEDLEY system. Since it is a new product, we cannot predict whether the demand for the MEDLEY system will justify the investments that we have made or our continuing efforts to bring the MEDLEY system to market. We cannot assure you that technological change will not place one or more of our existing or proposed products at a significant competitive disadvantage. In addition, we are unable to predict the pace of such change in the future. Additionally, if we do not successfully reposition our older products for sale to different markets, our introduction of new products will reduce sales of such older products.

    We face substantial competition in all of our markets.

    Our major competitors are Baxter International, Inc., Abbott Laboratories, Inc. and B. Braun Medical, Inc. in the United States market and Graseby Medical Limited, Fresenius Medical Care AG and B. Braun Melsungen AG in the International market. Some of these companies have greater financial, research and development, and marketing resources than we have. Some of our U.S. competitors are able to offer volume discounts based on bundled purchases of a broader range of medical equipment and supplies than we sell, including infusion systems and intravenous solutions used with such systems. We cannot assure you that such competition will not have a material adverse effect on our business, financial condition, results of operations or prospects or our ability to make payments on the notes when due.

    There is a concentration of buying power among our U.S. customers, which may increase competition for sales and put downward pressure on pricing.

    Most sales in the U.S. hospital market are made to individual hospitals through long-term contracts with group purchasing organizations (GPOs) which aggregate the buying power of their member hospitals and monitor compliance with purchase commitments. GPOs often enter into exclusive purchase commitments with as few as one or two providers of infusion systems and/or patient monitoring products for a period of several years. If we are not one of the selected providers, we may be precluded from making sales to members of a GPO for several years and, in certain situations, the GPO may require removal of our existing installed infusion pumps, which would result in a loss of the related disposable administration set sales. Even if we are one of the selected providers, we may be at a disadvantage relative to other selected providers which are able to offer volume discounts based on bundled purchases of a broader range of medical equipment and supplies. Further, we may be required to commit to pricing which has a material adverse effect on our profit margins.

    Our inability to protect our intellectual property positions could have a material adverse effect on our performance.

    We rely heavily on patents and other proprietary technology. Our inability to protect these positions could have a material adverse effect on our business, financial condition, results of operations or prospects or our ability to make payments on the notes when due. We cannot assure you that patent applications we submit will result in patents being issued or that, if issued, such patents will afford protection against competitors with similar technology.

    Legal standards relating to the scope of claims are still evolving in the courts and we cannot guarantee that our patents will be upheld as valid and enforceable. The U.S. Patent and Trademark Office may later modify or revoke our issued patents. This may create uncertainty until the matter is resolved, which could take several months or more. In addition, foreign patents may be more difficult to protect and the remedies that are available against infringers may be less extensive than in the United States.

    Because U.S. patent applications are maintained in secrecy for at least the first eighteen months after filing and because publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries, we cannot be certain that we were the first creator of the inventions covered by pending patent applications or the first to file patent applications on such inventions. We cannot assure you that any of our pending patent applications will be allowed, or if allowed, that the scope of the claims allowed will be sufficient to protect our products. Without establishing this priority, we will be unable to patent our inventions and, in fact, a patent on the invention may be awarded to another party. Interference or opposition proceedings instituted against us may increase the costs associated with the patent application process, delay the issuance of patents, or both.

    In addition, we cannot assure you that any of our patents or licensed patents will not be infringed or designed around by others, that others will not obtain patents that we will need to license or design around, that our products will not inadvertently infringe the patents of others, or that others will not manufacture and distribute similar products upon expiration of such patents. We cannot assure you that our patents will not be invalidated or that we or our licensors will have adequate funds to finance the high cost of prosecuting or defending patent validity or infringement issues. See the discussion under "Business—Patents, Trademarks and Proprietary Rights" and "—Legal Proceedings."

    The United States patent law was recently amended. As a result, certain statutory remedies for patent infringement are no longer available for a medical practitioner's otherwise infringing performance of a medical activity. In the United States, a patent may not be enforced against a medical practitioner's performance, or the performance of a related healthcare entity of a "medical activity," which is defined as the performance of a medical or surgical procedure on a body. However, remedies are still available against developers, manufacturers and distributors. This amendment does not apply to patents derived from patent applications filed before September 30, 1996.

    Legislation which would have prohibited the issuance of patents directed to surgical and medical procedures did not pass Congress and no such legislation presently is pending. However, there can be no assurance that such legislation or other legislation will not be reintroduced and passed. If passed, such legislation could have a material adverse effect on our business, financial condition, results of operations or prospects or our ability to make payments with respect to the notes when due.

    We sell our products under a variety of trademarks, some of which we consider to be of sufficient importance to warrant registration in the United States and various foreign countries in which we do business. We also rely on trade secrets, unpatented know-how and continuing technological advancement to maintain our competitive position. It is our practice to enter into confidentiality agreements with certain technical employees and consultants. We cannot assure you that these measures will prevent the unauthorized disclosure or use of our trade secrets and know-how or that others may not independently develop similar trade secrets or know-how or obtain access to our trade secrets, know-how or proprietary technology.

    Non-compliance with government regulation could seriously harm our business.

    We are subject to extensive governmental regulation, and our failure to comply with these regulations can have serious consequences upon our business. Government regulation is a significant factor in the research, development, testing, production and marketing of our products. If we do not comply with applicable regulatory requirements, we may need to recall products or suspend production of them. In addition, government regulators may refuse to allow the clinical testing or commercial distribution of our products and we could face civil sanctions or criminal prosecution. We cannot assure you that our existing products will consistently comply with such regulations or that any new products we develop will receive any necessary government approvals. See the discussion under "Business-Government Regulation."

    Our products are regulated as medical devices. Medical devices are regulated by a variety of governmental agencies including those of the United States, the individual states, and those of other countries. In the United States, the Federal Food, Drug, and Cosmetic Act, or FDC Act, authorizes the U.S. Food and Drug Administration, or FDA, to regulate the introduction of medical devices into commerce. FDA requires us to register with it and to list our devices. FDA has the authority to regulate the manufacturing, labeling, adverse event reporting, exporting and promotion, as well as related record-keeping, for such products. FDA's enforcement of the FDC Act depends to a great extent on the agency's interpretation of the FDC Act and regulations promulgated thereunder. We cannot assure you that FDA's interpretations will not have a material adverse effect on our business, financial condition, results of operations or prospects or our ability to make payments on the notes when due.

    Obtaining necessary new product clearances or approvals from FDA is important to our business and can be a time consuming and expensive process. We cannot assure you that such clearances or approvals will be granted or that FDA's review of submissions or applications for the same will not involve delays adversely affecting the marketing and sale of our products.

    Certain states require licensing of medical device manufacturing facilities. Our manufacturing facility located in the State of California has such a requirement. We currently have a California Medical Device Manufacturing license for our facility in California. This license must be renewed annually. In order to retain this license, our facility in California must be in compliance with the FDC Act and the applicable state laws. We also have manufacturing facilities in the United Kingdom and Mexico which must meet the regulatory requirements imposed by those countries.

    FDA and certain state agencies, including the State of California, periodically inspect our facilities to determine whether we are in compliance with various regulatory requirements, including those that relate to having any necessary clearance or approval to market our products, as well as those which relate to compliance with Quality Systems Regulation, complaint handling, medical device reporting, product promotions, product exports and product labeling. These federal and state agencies may require us to take certain corrective actions when noncompliance is discovered. If FDA or a state agency determines that we are in violation of the FDC Act or a comparable state law, we could incur one or more civil sanctions, including issuance of a warning letter, issuance of a mandatory recall order, a requirement to provide notice and/or to repair, replace or refund the cost paid for a product, initiation of an administrative detention and/or an injunctive action, or initiation of a product seizure or product embargo. In addition, the FDC Act and comparable state laws permit government agencies to seek criminal sanctions for non-compliance with regulatory requirements. Moreover, because of the possibility of non-compliance, we cannot assure you that we will not remove products from the market in the future or that any such removal would not have a material adverse effect on our business, financial condition, results of operations or prospects or our ability to make payments on the notes when due.

    In addition to the U.S. regulatory requirements already discussed, certain countries require us to obtain approvals for our products prior to marketing them. Some countries impose product specifications, standards or other requirements which differ from or are in addition to those mandated in the United States. We have received either ISO 9001 or ISO 9002 certification for all of our manufacturing facilities regarding the quality of our manufacturing systems, a requirement for doing business in European Union countries. We have also been granted approval to affix the CE mark on substantially all of our products, pursuant to the EU Medical Device Directives. A CE mark is the EU quality mark, and products not CE marked cannot be distributed in the EU. However, CE marking alone does not necessarily preclude additional restrictions on marketing that can be imposed by any individual country in the EU.

    The EU and other countries are in the process of developing new approaches for regulating medical products which may result in lengthening the time required or changing the requirements to obtain permission to market new devices. These changes could have a material adverse effect on our ability to market our devices in such countries and could hinder or delay the successful implementation of our planned international expansion.

    Governmental initiatives to contain healthcare costs could adversely affect our profit margins.

    There have been a number of U.S. governmental initiatives to reduce healthcare costs. Congress and various state legislatures currently are proposing changes in law and regulation that could effect a major restructuring of the healthcare industry. Changes in governmental support of healthcare services, the prices for such services, or the regulations governing such services, as well as the growth of managed care organizations may all have a material adverse effect on our business, financial condition, results of operations or prospects or our ability to make payments on the notes when due. The costs of complying with possible new requirements may have a negative impact on our future earnings. In addition, we believe that the trend toward cost containment in the healthcare industry has resulted in the increase of the maximum time between changes of disposable administration sets at certain hospitals. Unless sales of disposable administration sets increase because of an increased installed base of infusion pumps, such changes in protocol may have a material adverse effect on our business, financial condition, results of operations or prospects or our ability to make payments on the notes when due. Moreover, any changes in protocol and other changes in the U.S. healthcare market which may occur in the future could force us to alter our approach in selling, marketing, distributing and servicing our customer base.

    Other governmental initiatives to contain healthcare costs focus on improving patient safety through the use of technologically advanced products and services. The success of our business strategy depends in part upon a continued emphasis by the government, as well as insurance companies, the public and the media, on patient safety, reducing the incidence of PADEs, enhancing patient care and improving medical outcomes. If these concerns become less of a priority, it could adversely affect our business strategy.

    We could face potential product liability claims relating to the use of our products.

    We face an inherent business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in injury or other adverse effects. We currently maintain product liability insurance coverage but we cannot assure you that we will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Our insurance excludes coverage for punitive damages. Product liability claims can be expensive to defend and can divert management and other personnel for months or years regardless of the ultimate outcome. An unsuccessful product liability defense could have a material adverse effect on our business, financial condition, results of operations or prospects or our ability to make payments on the notes when due.

    Holdings is controlled by its principal stockholder.

    Holdings is controlled by Jeffry M. Picower through Decisions Incorporated, JD Partnership, L.P. and JA Special Limited Partnership. Mr. Picower is (1) the sole stockholder and sole Director of Decisions, which is the sole general partner of JD Partnership and (2) the sole general partner of JA Special. Mr. Picower beneficially owns, indirectly through Decisions, JD Partnership and JA Special, approximately 77% of Holdings' common stock. Mr. Picower has the power to determine the outcome of any action requiring the approval of the holders of Holdings' common stock, including the election of all of Holdings' directors. Circumstances may occur in which the interests of Mr. Picower could conflict with your interests as a holder of the notes. In addition, Mr. Picower may have an interest in pursuing acquisitions, divestitures or other transactions that, in his judgment, could enhance his equity investment, even though such transactions may involve risk to you.

    We are subject to certain risks associated with our foreign operations.

    A substantial portion of our sales and earnings are attributable to international sales and manufacturing operations. During the year ended December 31, 2000, and the nine months ended September 30, 2001, $132.7 million and $93.5 million, respectively, of our sales were generated internationally, representing approximately 35.0% and 31.1%, respectively, of our total sales during such periods. The value of our foreign sales and earnings varies with currency exchange rate fluctuations. Changes in currency exchange rates could have a material adverse effect on our business, financial condition, results of operations or prospects or our ability to make payments on the notes when due. Furthermore, International manufacturing and sales are subject to other inherent risks.

    We are subject to certain risks globally.

    Our operations are subject to special risks that can materially affect our sales, profits and cash flows, including, among other risks the following:

  •
  exchange rate devaluations and fluctuations,

  •
  the impact of inflation,

  •
  exchange controls,

  •
  labor unrest,

  •
  restrictions on transfer of funds,

  •
  contract disputes with critical suppliers,

  •
  enforcing and collecting accounts receivable under some countries' legal systems,

  •
  political uncertainty or instability,

  •
  import and export duties and quotas, and domestic and international customs and tariffs,

  •
  unexpected changes in regulatory environments, and

  •
  potentially adverse tax consequences.

    Supply risks and shortages could harm our business

    We purchase a significant amount of the raw materials we need by purchase order, and have experienced temporary delays due to supplier shortages. In addition, we rely on a limited number of suppliers for circuit boards and other parts which are used in certain of our infusion systems. The loss of any of these suppliers would temporarily disrupt or interrupt our manufacturing process.

    We may be adversely affected by environmental and safety regulations to which we are subject.

    We must comply with U.S. and foreign environmental laws and regulations concerning emissions to air, waste water discharges and the generation, handling, storage, transportation and disposal of hazardous wastes, and with other federal, state and foreign laws and regulations. We believe that we possess all material permits and licenses necessary for the continuing operation of our business and that our operations are in substantial compliance with the terms of all applicable environmental laws. We cannot assure you that we will operate at all times in complete compliance with all such requirements. We cannot assure you that the applicable regulatory body's interpretation will not have a material adverse effect on our business, financial condition, results of operations or prospects or our ability to make payments on the notes when due. We could be subject to potentially significant civil or criminal fines and penalties for any noncompliance that may occur. It is impossible to predict accurately what effect these laws and regulations may have on us in the future.

Factors Relating to the Exchange Notes

    The indenture for the notes imposes significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.

    The indenture for the notes imposes significant operating and financial restrictions on us. These restrictions limit our ability, among other things, to:

  •
  incur additional indebtedness or liens;

  •
  make investments;

  •
  sell assets;

  •
  pay dividends or make other distributions;

  •
  repurchase our stock;

  •
  engage in business activities unrelated to our current business;

  •
  enter into transactions with affiliates; or

  •
  consolidate, merge or sell all or substantially all of our assets.

    These covenants may adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities.

    The ability of the trustee to foreclose on the secured property may be limited.

    Bankruptcy law could prevent the trustee under the indenture governing the notes from repossessing and disposing of the collateral upon the occurrence of an event of default if a bankruptcy proceeding is commenced by or against us before the trustee repossesses and disposes of the collateral. Under bankruptcy law, secured creditors such as the holders of the notes are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral) so long as the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral. The court may find "adequate protection" if the debtor pays cash or grants additional security for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection." Although we have pledged 65% of the capital stock in all of our directly-owned foreign subsidiaries, the trustee may not have a valid or perfected security interest in the equity interests of foreign subsidiaries to the extent such foreign subsidiaries are incorporated, organized or otherwise formed in jurisdictions other than Australia, Canada and the United Kingdom.

    In addition, the trustee may need to evaluate the impact of the potential liabilities before determining to foreclose on the secured property because lenders that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at the secured property. In this regard, the trustee may decline to foreclose on the secured property or exercise remedies available it if does not receive indemnification to its satisfaction from the holders of the notes. Finally, the trustee's ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the trustee's security interest in the collateral.

    Proceeds from any sale of the collateral upon foreclosure may be insufficient to repay the notes in full.

    Our obligation to make payments on the notes is secured only by the collateral described in this prospectus. We cannot assure you that the net proceeds from a sale of the collateral securing the notes would be sufficient to repay all of the notes following a foreclosure upon such collateral or a liquidation of our assets. If the net proceeds received from the sale of the collateral (after payment of any expenses related to the sale thereof) are insufficient to pay all amounts due with respect to the notes, you would, to the extent of such insufficiency, have only an unsecured claim against our remaining assets.

    We may not be able to satisfy our obligations to holders of the notes upon a change of control.

    Upon the occurrence of a "change of control," as defined in the indenture, you will have the right to require us to purchase the notes at a price equal to 101% of the principal amount thereof, together with any accrued and unpaid interest to the date of purchase. A "change of control" under the indenture will also constitute a "change of control" under our 9 3/4% senior subordinated notes. Our failure to purchase, or give notice of the purchase of, the notes would be a default under the indenture. In addition, our failure to purchase or give notice of the purchase of the 9 3/4% senior subordinated notes would constitute a default under that indenture.

    If a change of control occurs, we may not have enough assets to satisfy all obligations under the indenture related to the notes or the 9 3/4% senior subordinated notes. Upon the occurrence of a change of control, we could seek to refinance the notes or obtain a waiver from you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all.

    If you do not properly tender your private notes for exchange notes, you will continue to hold unregistered notes which are subject to transfer restrictions.

    We will only issue exchange notes in exchange for private notes that are timely received by the exchange agent together with all required documents. Therefore, you should allow sufficient time to ensure timely delivery of the private notes and you should carefully follow the instructions on how to tender your private notes set forth under "The Exchange Offer—Procedures for Tendering" and in the letter of transmittal that you will receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the private notes. If you do not tender your private notes or if we do not accept your private notes because you did not tender your private notes properly, then you will continue to hold private notes that are subject to the existing transfer restrictions. In addition, if you tender your private notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you continue to hold any private notes after the exchange offer is completed, you may have difficulty selling them because of the restrictions on transfer and because there will be fewer private notes outstanding.

    If an active trading market does not develop for the exchange notes, you may be unable to sell the exchange notes or to sell them at a price you deem sufficient.

    The exchange notes will be new securities for which there is no established trading market. We do not intend to list the exchange notes on any exchange. We cannot give you any assurance as to:

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their exchange notes; or

  •
  the price at which holders would be able to sell their exchange notes. Even if a trading market develops, the exchange notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

  •
  prevailing interest rates;

  •
  the number of holders of the notes;

  •
  the interest of securities dealers in making a market for the notes;

  •
  the market for similar notes; and

  •
  our financial performance.

    Finally, if a large number of holders of private notes do not tender notes or tender notes improperly, the limited amount of exchange notes that would be issued and outstanding after we complete the exchange offer could adversely affect the development of a market for the exchange notes.

    Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes and, if issued, the exchange notes, will be subject to disruptions. Any disruptions may have a negative effect on the holders of the notes, regardless of our prospects and financial performance.

THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    We issued the private notes on October 16, 2001 to UBS Warburg LLC and Bear, Stearns & Co. Inc., the initial purchasers. The initial purchasers subsequently sold the private notes to "qualified institutional buyers", as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S under the Securities Act. In connection with the sale of the private notes, we and the initial purchasers entered into a registration rights agreement in which we agreed to:

  •
  file a registration statement with respect to the exchange notes no later than 75 days after the initial issuance of the private notes;

  •
  use our reasonable best efforts to cause the registration statement to become effective no later than 150 days after the initial issuance of the private notes; and

  •
  use our reasonable best efforts to complete the exchange offer and issue the exchange notes no later than 180 days after the initial issuance of the private notes.

    Upon the effectiveness of the registration statement, we will offer the exchange notes in exchange for the private notes. We filed a copy of the registration rights agreement as an exhibit to the registration statement.

    Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, we believe that the exchange notes will generally be freely transferable by holders who have validly participated in the exchange offer without further registration under the Securities Act (assuming the truth of certain representations required to be made by each holder of notes, as set forth below). For additional information on the SEC's position, we refer you to the following no-action letters: Exxon Capital Holdings Corporation, available April 13, 1988; Morgan Stanley & Co. Incorporated, available June 5, 1991; and Shearman & Sterling, available July 2, 1993. However, any purchaser of private notes who is one of our "affiliates," who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or who is a broker-dealer who purchased private notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

  •
  will not be able to tender its private notes in the exchange offer;

  •
  will not be able to rely on the interpretations of the staff of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the private notes unless such sale or transfer is made pursuant to an exemption from these requirements.

    If you wish to exchange your private notes for exchange notes in the exchange offer, you will be required to make representations in a letter of transmittal which is attached to this prospectus, including that:

  •
  you are not our "affiliate" (as defined in Rule 405 under the Securities Act);

  •
  any exchange notes to be received by you will be acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person to participate in the distribution of the exchange notes in violation of the provisions of the Securities Act;

  •
  if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of exchange notes; and

  •
  if you are a broker-dealer, you acquired the private notes for your own account as a result of market-making or other trading activities (and as such, you are a "participating broker-dealer"), you have not entered into any arrangement or understanding with ALARIS or an affiliate of ALARIS to distribute the exchange notes and you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

    The SEC has taken the position that participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, and accordingly may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes.

    Under the registration rights agreement, our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, the SEC interpretations referred to above may be subject to change, hindering our ability to complete the exchange offer. If:

  •
  applicable law or interpretations of the staff of the SEC do not permit us to conduct the exchange offer;

  •
  for any other reason the exchange offer is not completed within 180 days following the date of the first issuance of the private notes;

  •
  a holder of private notes is prohibited by law or SEC policy from participating in the exchange offer or does not receive exchanges notes that may be sold without restriction (other than due solely to the status of such holder as our affiliate); or

  •
  any initial purchaser so requests with respect to notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution,

then, we will, at our cost:

  •
  as promptly as practicable and in any event on or prior to 30 days after such filing obligation arises, use our reasonable best efforts to file a shelf registration statement covering resales of the private notes or exchange notes, as applicable;

  •
  use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 105 days after such filing obligation arises; and

  •
  use our reasonable best efforts to keep the shelf registration effective until two years after the closing date of the private offering of the private notes or such shorter period ending when all private notes and/or exchange notes covered by the shelf registration statement have been sold as described therein.

    If we file a shelf registration statement, we will provide you copies of the prospectus which is a part of the shelf registration statement, notify you when the shelf registration statement for the private notes has become effective and take other actions as are required to permit unrestricted resales of the private notes. A holder of private notes that sells the private notes pursuant to the shelf registration statement generally will be:

  •
  required to be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers;

  •
  subject to certain of the civil liability provisions under the Securities Act in connection with the sales; and

  •
  bound by the provisions of the registration rights agreement which are applicable to such a holder, including indemnification obligations.

    In addition, each holder of the private notes will be required to deliver information to be used in connection with the shelf registration statement and to provide any comments on the shelf registration statement within the time periods described in the registration rights agreement in order to have their private notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages described below.

    If any of the following (each, a "registration default") occurs:

  •
  either one of these registration statements required to be filed by us is not filed with the SEC on or before its required deadline;

  •
  either one of these registration statements required to be filed by us is not declared effective on or before its required deadline;

  •
  the exchange offer is not completed on or before the 180th calendar day following the date of the first issuance of the private notes; or

  •
  the shelf registration statement required to be filed is filed and declared effective but thereafter ceases to be effective or usable (subject to certain exceptions),

the interest rate borne by the private notes will be increased by 0.25% per annum upon the occurrence of a registration default. This rate will be 0.25% per annum for each 90 day period that the liquidated damages (as defined below) continue to accrue under any such circumstance. However, the maximum total increase in the interest rate will in no event exceed one percent (1.00%) per year. We refer to this increase in the interest rate on the private notes as "liquidated damages." Such interest is payable in addition to any other interest payable from time to time with respect to the private notes and the exchange notes in cash on each interest payment date to the holders of record for such interest payment date. After the cure of registration defaults, the accrual of liquidated damages will stop and the interest rate will revert to the original rate.

TERMS OF THE EXCHANGE OFFER

    This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all private notes which are properly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authentication agent, we will issue and deliver $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes accepted in the exchange offer. Holders may tender some or all of their private notes in the exchange offer in denominations of $1,000 and integral multiples thereof.

    The form and terms of the exchange notes are identical in all material respects to the form and terms of the private notes, except that:

      (1) the offering of the exchange notes has been registered under the Securities Act;

      (2) the exchange notes will generally not be subject to transfer restrictions or registration rights; and

      (3) certain provisions relating to liquidated damages on the private notes provided for under certain circumstances will be eliminated.

    The exchange notes will evidence the same debt as the private notes. The exchange notes will be issued under and entitled to the benefits of the indenture.

    As of the date of this prospectus, $170 million aggregate principal amount of the private notes is outstanding. In connection with the issuance of the private notes, we made arrangements for the private notes to be issued and transferable in book-entry form through the facilities of the Depository Trust Company, or DTC, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

    The exchange offer is not conditioned upon any minimum aggregate principal amount of private notes being tendered. However, our obligation to accept private notes for exchange pursuant to the exchange offer is subject to certain customary conditions that we describe under "—Conditions" below.

    Holders who tender private notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "—Solicitation of Tenders; Fees and Expenses" for more detailed information regarding the expenses of the exchange offer.

    By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under "—Procedures for Tendering" below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "expiration date" will mean 5:00 p.m., New York City time, on      , 2001, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which we extend the exchange offer.

    To extend the exchange offer, we will:

  •
  notify the exchange agent of any extension orally or in writing; and

  •
  notify the registered holders of the private notes by means of a press release or other public announcement, each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    We reserve the right, in our reasonable discretion:

  •
  to delay accepting any private notes;

  •
  to extend the exchange offer; or

  •
  if any conditions listed below under "—Conditions" are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

    We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the registered holders. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders.

INTEREST ON THE EXCHANGE NOTES

    Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the private notes surrendered in exchange therefor or, if no interest has been paid on the private notes, from the issue date of the private notes. Interest on the exchange notes will be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2002.

PROCEDURES FOR TENDERING

    You may tender your private notes in the exchange offer only if you are a registered holder of private notes. To tender in the exchange offer, you must:

  •
  complete, sign and date the letter of transmittal or a facsimile the letter of transmittal;

  •
  have the signatures thereof guaranteed if required by the letter of transmittal; and

  •
  mail or otherwise deliver the letter of transmittal or such facsimile to the exchange agent, at the address listed below under "—Exchange Agent" for receipt prior to the expiration date.

    In addition, either:

  •
  the exchange agent must receive certificates for the private notes along with the letter of transmittal into its account at DTC pursuant to the procedure described under "—Book-Entry Transfer" before the expiration date;

  •
  the exchange agent must receive a timely confirmation of a book-entry transfer, if the procedure is available, into its account at DTC pursuant to the procedure described under "—Book-Entry Transfer" before the expiration date; or

  •
  you must comply with the procedures described under "Guaranteed Delivery Procedures."

    Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

    The method of delivery of private notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that, instead of delivery by mail, you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to the exchange agent prior to the expiration date. You should not send letters of transmittal or private notes to us. You may request that your respective brokers, dealers, commercial banks, trust companies or nominees effect the transactions described above for you.

    If you are a beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your private notes, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, prior to completing and executing the letter of transmittal and delivering your private notes, you must either:

  •
  make appropriate arrangements to register ownership of your private notes in your name; or

  •
  obtain a properly completed bond power from the registered holder.

    The transfer of record ownership may take considerable time unless private notes are tendered

  •
  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instruction" on the letter of transmittal; or

  •
  for the account of an "Eligible Institution" which is either:

  •
  a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

  •
  a commercial bank or trust company located or having an office or correspondent in the United States; or

  •
  otherwise an "eligible guarantor institution" within meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended,

an Eligible Institution must guarantee the signatures on a letter of transmittal or a notice of withdrawal described below under "—Withdrawal of Tenders."

    If the letter of transmittal is signed by a person other than the registered holder, such private notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the private notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the private notes.

    If the letter of transmittal or any private notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, they must submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

    The letter of transmittal will include representations to our company that, among other things:

  (1)
  the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder;

  (2)
  neither the holder nor any such other person is engaged in, intends to engage in or has any arrangement or understanding with any person to participate in the distribution of such exchange notes;

  (3)
  neither the holder nor any such other person is our "affiliate," as defined in Rule 405 under the Securities Act; and

  (4)
  if the tendering holder is a broker or dealer as defined in the Exchange Act, then

  •
  it acquired the private notes for its own account as a result of market-making activities or other trading activities; and

  •
  it has not entered into any arrangement or understanding with our company or any "affiliate" of our company within the meaning of Rule 405 under the Securities Act to distribute the exchange notes to be received in the exchange offer.

    In the case of a broker-dealer that receives exchange notes for its own account in exchange for private notes which were acquired by it as a result of market-making or other trading activities, the letter of transmittal will also include an acknowledgment that the broker-dealer will deliver a copy of this prospectus in connection with the resale by it of exchange notes received pursuant to the exchange offer. However, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

You should note that:

  •
  All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered private notes will be determined by us in our sole discretion, which determination will be final and binding;

  •
  We reserve the absolute right to reject any and all private notes not properly tendered or any private notes the acceptance of which would, in our judgment or the judgment of our counsel, be unlawful;

  •
  We also reserve the absolute right to waive any irregularities or conditions of tender as to particular private notes. Our company's interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of private notes must be cured within such time as we shall determine;

  •
  Although we intend to notify holders of defects or irregularities with respect to any tender of private notes, neither our company, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to tenders of private notes, nor shall any of them incur any liability for failure to give such notification; and

  •
  Tenders of private notes will not be deemed to have been made until such irregularities have been cured or waived. Any private notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the private notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in the DTC's system may make book-entry delivery of private notes by causing the DTC to transfer such private notes into the exchange agent's account with respect to the private notes in accordance with DTC's Automated Tender Offer Program procedures for such transfer. However, the exchange for the private notes so tendered will only be made after timely confirmation of such book-entry transfer of private notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant that is tendering private notes that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against the participant.

    Although delivery of private notes may be effected through book-entry transfer into the exchange agent's account at DTC, you must transmit and the exchange agent must receive, the letter of transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantee and all other required documents prior to the expiration date, or you must comply with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

    If you wish to tender your private notes but your private notes are not immediately available, or time will not permit your private notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

  (1)
  the tender is made through an Eligible Institution;

  (2)
  prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery

  •
  stating the name and address of the holder, the certificate number or numbers of such holder's private notes and the principal amount of such private notes tendered;

  •
  stating that the tender is being made thereby; and

  •
  guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or a facsimile thereof, together with the certificate(s)

      representing the private notes to be tendered in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at DTC of private notes delivered electronically, and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and

  (3)
  such properly completed and executed letter of transmittal, or a facsimile thereof, together with the certificate(s) representing all tendered private notes in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at DTC of private notes delivered electronically and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the expiration date.

    Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your private notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, you may withdraw tenders of private notes at any time prior to the expiration date.

    For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth this prospectus prior to the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person who deposited the private notes to be withdrawn,

  •
  identify the private notes to be withdrawn, including the certificate number or number and principal amount of such private notes or, in the case of private notes transferred by book-entry transfer, the name and number of the account at DTC to be credited, and

  •
  be signed in the same manner as the original signature on the letter of transmittal by which such private notes were tendered, including any required signature guarantee.

    We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices, and our determination shall be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect those private notes unless you validly retender the withdrawn private notes. You may retender properly withdrawn private notes following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

    Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the private notes, if:

  (1)
  the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC;

  (2)
  an action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;

  (3)
  a material adverse development shall have occurred in any existing action or proceeding with respect to us; or

  (4)
  all governmental approvals which we deem necessary for the completion of the exchange offer have not been obtained.

    If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

  •
  refuse to accept any private notes and return all tendered private notes to you;

  •
  extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

  •
  waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.

    If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes.

EXCHANGE AGENT

    We have appointed HSBC Bank USA, the trustee under the indenture, as exchange agent for the exchange offer. You should send all executed letters of transmittal to the exchange agent at one of the addresses set forth below. In such capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of directions of our company. You should direct questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows:

By Mail, Hand or Overnight Delivery

HSBC Bank USA
Lower Level
One Hanson Place
Brooklyn, New York 11243
 Attention: Issuer Services

By Facsimile (For Eligible Institutions Only):

Facsimile: (718) 488-4488
 Attention: Paulette Snow
Confirm by Telephone: (718) 448-4475

    Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

    The trustee does not assume any responsibility for and makes no representation as to the validity or adequacy of this prospectus or the notes.

SOLICITATION OF TENDERS; FEES AND EXPENSES

    We will pay all expenses of soliciting tenders pursuant to the exchange offer. We are making the principal solicitation by mail. Our officers and regular employees may make additional solicitations in person or by telephone or telecopier.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection therewith.

    We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the private notes and in handling or forwarding tenders for exchange.

    We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

    We will pay all transfer taxes, if any, applicable to the exchange of private notes pursuant to the exchange offer. If, however, certificates representing exchange notes or private notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the private notes tendered, or if tendered private notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of private notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed by us directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

  •
  to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act;

  •
  in a transaction meeting the requirements of Rule 144 under the Securities Act;

  •
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

  •
  in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

  •
  to us; or

  •
  pursuant to an effective registration statement.

    In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

USE OF PROCEEDS

    We will receive no cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. We used the net proceeds from the sale of the private notes along with existing cash to repay all indebtedness under the bank credit facility and to repurchase $20 million aggregate principal amount of our 9 3/4% senior subordinated notes at a discount to par. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange the private notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The private notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness.

CAPITALIZATION

    The following table sets forth our cash and capitalization as reported at September 30, 2001 and on a pro forma basis after giving effect to the offering of the notes and the use of proceeds therefrom as if they had occurred at September 30, 2001. This table should be read in conjunction with our unaudited condensed consolidated financial statements and the accompanying notes, "Selected Consolidated Financial Data," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our "Summary Historical and Pro Forma Financial Data" included elsewhere in this prospectus.

	September 30, 2001
	Actual	Pro Forma
	(unaudited)
Cash	$52,727	$44,591

Long-term debt (including current portion)
Bank credit facility(1)	$151,537	$—
11 5/8% senior secured notes due 2006	—	170,000
9 3/4% senior subordinated notes due 2006	200,000	180,000

Total long-term debt	351,537	350,000

Total stockholder's equity	91,415	90,955

Total capitalization	$442,952	$440,955

(1)
There were no revolver borrowings under our bank credit facility at September 30, 2001. We plan to seek a revolving credit facility of up to $20 million to be secured by a first priority lien on our accounts receivable if we can obtain such a facility on acceptable terms.

SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars and shares in thousands)

    The following selected consolidated financial data of as of December 31, 1996, 1997, 1998, 1999 and 2000, and for the years then ended have been derived from our audited consolidated financial statements. The selected consolidated financial data at September 30, 2001 and for the nine months ended September 30, 2000 and 2001 have been derived from our unaudited condensed consolidated financial statements which, in the opinion of management, contain all adjustments (consisting only of normal and recurring adjustments) necessary to present fairly our financial position and results of operations at such dates and for such periods. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of results to be expected for the full year. The information contained in the following table should also be read in conjunction with our "Summary Historical and Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements, including the notes thereto, in each case contained elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	1996(1)(2)	1997(2)	1998	1999	2000	2000	2001
						(unaudited)
Statement of Operations Data:
Sales	$136,371	$359,077	$373,795	$389,927	$378,948	$276,795	$300,983
Cost of sales(3)	78,642	188,340	186,077	199,923	202,964	149,125	154,756

Gross margin	57,729	170,737	187,718	190,004	175,984	127,670	146,227

Total operating expenses(4)	103,838	139,950	136,184	141,472	138,849	104,867	120,552
Lease interest income(5)	2,501	4,559	4,599	4,425	5,095	3,753	3,905

(Loss) income from operations	(43,608)	35,346	56,133	52,957	42,230	26,556	29,580
Interest income	184	433	1,129	1,373	1,313	831	1,672
Interest expense	(6,303)	(43,123)	(41,767)	(39,903)	(41,543)	(31,559)	(31,608)
Other income (expense), net	323	(1,584)	(1,116)	(1,668)	(140)	(361)	(1,084)

(Loss) income from continuing operations before income taxes	(49,404)	(8,928)	14,379	12,759	1,860	(4,533)	(1,440)
Provision (benefit) for income taxes	1,270	(1,900)	8,400	7,600	3,200	50	1,408

(Loss) income from continuing operations	(50,674)	(7,028)	5,979	5,159	(1,340)	(4,583)	(2,848)
Discontinued operations:(6)
Loss from discontinued operations (net of tax)	—	—	(25,178)	(23,627)	(1,308)	(1,308)	—
Gain on disposal of discontinued operations (net of tax)	—	—	—	—	1,839	1,839	3,737

(Loss) income from discontinued operations	—	—	(25,178)	(23,627)	531	531	3,737

Net (loss) income	$(50,674)	$(7,028)	$(19,199)	$(18,468)	$(809)	$(4,052)	$889

Ratio of earnings to fixed charges(7)	—	—	1.3x	1.3x	1.0x	—	—
Balance Sheet Data (at period end):
Cash and cash equivalents	$9,148	$6,918	$29,468	$23,539	$30,618	$29,791	$52,727
Working capital	84,469	85,084	148,144	127,943	118,814	108,883	112,969
Total assets	586,141	563,106	644,377	600,726	564,456	567,146	569,012
Short-term debt	—	14,559	15,423	13,769	19,871	18,098	29,326
Long-term debt(8)	423,941	415,419	399,623	382,678	344,905	349,841	322,211
Stockholder's equity	50,021	38,947	123,118	101,121	95,056	91,244	91,415
Other Financial Data:
Adjusted EBITDA(9)	$29,023	$90,948	$95,873	$88,704	$81,197	$57,499	$59,981

(1)
ALARIS was formed as a result of the merger of IMED Corporation and IVAC Medical Systems, Inc. in November 1996. The acquisition was accounted for using the purchase method. As a result of the merger, the statement of operations data for 1996 is not comparable to the statement of operations data for subsequent years.

(2)
Since the fourth quarter of 2000, ALARIS has been required to classify shipping and handling revenues in sales. We have included such amounts in sales for the year ended December 31, 2000 and have conformed full year 1998, 1999 and the nine months ended September 30, 2000 statements of operations data to the current period presentation. Shipping and handling revenues were not segregated in earlier periods; therefore, 1996 and 1997 statements of operations data are not comparable to later periods. (See note 1 of our audited consolidated financial statements.)

(3)
In 1996, 1997 and 1998, we recorded purchase accounting adjustments of $4,014, $1,607 and $40, respectively, to adjust acquired inventory to its estimated fair value on the acquisition date. Such adjustments were charged to cost of sales in each respective period.

(4)
Operating expenses for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and for the nine months ended September 30, 2000 and 2001 include restructuring, integration and other non-recurring charges of $15,277, $19,767, $139, $2,887, $7,048 and $6,602 and $6,899, respectively. Additionally, in 1996 and 1998, we recorded $44,000 and $5,534, respectively, of acquired in-process research and development.

(5)
Lease interest income consists of interest income associated with contracts or agreements pursuant to which a third party acquires infusion pumps under sales-type leases.

(6)
During the third quarter of 2000, we sold the assets and certain liabilities of our Instromedix division which had been acquired in 1998 to Card Guard Technologies, Inc. Losses of $25,178, $23,627, $1,308 and $1,308 from discontinued operations for the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2000 are net of applicable income tax benefits of $1,000, $4,200, $872 and $872, respectively. Results from discontinued operations for 1999 include a pretax charge of $19,200 resulting from the write-off of goodwill and other intangible assets and approximately $4,600 in integration charges. Results from discontinued operations in 1998 include a charge of $22,800 related to acquired in-process research and development. A gain on disposal of $1,839 (net of applicable income tax expense of $1,226) was recorded in the third quarter of 2000. In the first quarter of 2001, we completed our obligations related to the Instromedix sale, resulting in the recognition of an additional gain on disposal of $3,737 (net of applicable income tax expense of $2,492). (See note 3 to our unaudited condensed consolidated financial statements and our audited consolidated financial statements included in this prospectus.)

(7)
For purposes of determining the ratio of earnings to fixed charges, earnings include income from continuing operations before income taxes adjusted for fixed charges. Fixed charges consist of interest on all indebtedness (including interest expense from discontinued operations), estimated interest component of rental expense, capitalized interest for the period and amortization of deferred financing costs. For the years ended December 31, 1996, 1997 and the nine months ended September 30, 2000 and 2001, earnings were inadequate to cover fixed charges by $66,292, $9,847, $5,183 and $2,098 respectively.

(8)
In 1996, in connection with the merger, we entered into a $250,000 credit facility and also issued $200,000 of 9 3/4% senior subordinated notes due 2006.

(9)
Adjusted EBITDA represents income before interest, taxes, other income (expense), restructuring, integration and other non-recurring charges, discontinued operations, non-cash purchase accounting charges and depreciation and amortization. Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. We have included information concerning Adjusted EBITDA herein because we use such information as a method of assessing our cash flow and ability to service debt and we understand that such information is used by certain investors as one measure of an issuer's ability to service debt. Restructuring, integration and other non-recurring charges are excluded from Adjusted EBITDA as we believe that the inclusion of these items would not be helpful to an investor's understanding of our ability to service debt. Our computation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

    Reconciliation of net (loss) income to Adjusted EBITDA is as follows:

	Year ended December 31,					Nine months ended September 30, (unaudited)
	1996	1997	1998	1999	2000	2000	2001
Net (loss) income	$(50,674)	$(7,028)	$(19,199)	$(18,468)	$(809)	$(4,052)	$889
Depreciation and amortization(A)	9,340	34,228	34,027	32,860	31,919	24,341	23,502
Inventory purchase price allocation adjustment	4,014	1,607	40	—	—	—	—
Restructuring, integration and other non-recurring charges	15,277	19,767	139	2,887	7,048	6,602	6,899
Purchased in-process research and development	44,000	—	5,534	—	—	—	—
Discontinued operations	—	—	25,178	23,627	(531)	(531)	(3,737)
Interest income	(184)	(433)	(1,129)	(1,373)	(1,313)	(831)	(1,672)
Interest expense	6,303	43,123	41,767	39,903	41,543	31,559	31,608
Other, net	(323)	1,584	1,116	1,668	140	361	1,084
Provision for (benefit from) income taxes	1,270	(1,900)	8,400	7,600	3,200	50	1,408

Adjusted EBITDA	$29,023	$90,948	$95,873	$88,704	$81,197	$57,499	$59,981

(A)
Depreciation and amortization excludes amortization of debt discount and issuance costs included in interest expense of $1,113, $3,012, $2,889, $2,730, $3,114, $2,512 and $1,782 for the years ended December 31, 1996, 1997, 1998, 1999, 2000 and the nine months ended September 30, 2000 and 2001, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion and analysis together with our consolidated financial statements and related notes included in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. You should read the cautionary statements made in this prospectus as applying to related forward-looking statements wherever they appear in this prospectus. Our actual results may be materially different from the results we discuss in the forward-looking statements due to various factors, including those discussed in the "Risk Factors" and other sections of this prospectus.

Overview

    ALARIS is a leading developer, manufacturer and provider of infusion systems and related technologies in the United States and internationally. Our intravenous infusion systems are used to deliver to patients one or more fluids, primarily pharmaceuticals or nutritionals, and consist of medication safety systems, single and multi-channel large volume infusion pumps, syringe pumps and dedicated and non-dedicated disposable administration sets. We have the largest installed base of large volume pump delivery lines in the United States hospital market, representing approximately 31% of such installed lines. We also believe that we have the number one or number two market position in the large volume pump segment or the syringe pump segment, or both segments, in Belgium, France, Italy, The Netherlands, Norway, Spain, Sweden, the United Kingdom, Australia, Canada, New Zealand and South Africa. In addition, we are a leading provider of patient monitoring products that measure and monitor temperature, with a substantial installed base of hospital thermometry systems in the United States. We also provide products which measure and monitor pulse, pulse oximetry and blood pressure. We sell our products primarily to the hospital market through a worldwide direct sales force of over 200 salespersons and more than 100 distributors to over 5,000 hospitals in more than 120 countries worldwide. ALARIS was formed in 1996 by the merger of IMED Corporation and IVAC Medical Systems, Inc., two pioneers and leaders in the area of infusion technology, each with leading brand names and at least 30 years of operating history.

    Since David Schlotterbeck's appointment as President and Chief Executive Officer in November 1999, he and his senior management team have refocused and continued to streamline ALARIS' operations and have fostered a culture which emphasizes operational excellence and technological leadership. We believe that our renewed focus on a commitment to the quality of our products is being recognized by our customers. This is beginning to result in an increase in sales, a reduction of our manufacturing costs and a decrease in product returns and service costs.

Results of Operations

    The following table sets forth, for the periods indicated, selected financial information expressed as a percentage of sales. Certain prior period amounts have been reclassified to conform to current period presentation. (See notes 1 and 3 to our audited consolidated financial statements and to our unaudited condensed consolidated financial statements.)

	Year Ended December 31,			Nine Months Ended September 30,
	1998	1999	2000	2000	2001
				(unaudited)
Sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	49.8	51.3	53.6	53.9	51.4

Gross margin	50.2	48.7	46.4	46.1	48.6
Selling and marketing expenses	19.3	19.4	19.1	19.5	19.2
General and administrative expenses	10.5	10.4	10.0	10.2	11.9
Research and development expenses	5.1	5.7	5.7	5.7	6.7
Purchased in-process research and development	1.5	—	—	—	—
Restructuring, integration and other non-recurring charges	—	0.7	1.9	2.4	2.3
Lease interest income	(1.2)	(1.1)	(1.4)	1.4	1.3

Income from operations	15.0	13.6	11.1	9.7	9.8
Interest income	0.3	0.3	0.3	—	—
Interest expense, net	(11.2)	(10.2)	(11.0)	(11.2)	(9.9)
Other, net	(0.3)	(0.4)	—	(0.1)	(0.3)

Income (loss) before income taxes	3.8	3.3	0.4	(1.6)	(0.4)
Provision for (benefit from) income taxes	2.2	1.9	0.8	—	0.5

Income (loss) from continuing operations	1.6	1.4	(0.4)	(1.6)	(0.9)
Loss from discontinued operations (net of tax)	(6.7)	(6.1)	(0.3)	(0.5)	—
Gain on disposal of discontinued operations	—	—	0.5	0.6	1.2

Net (loss) income	(5.1)%	(4.7)%	(0.2)%	(1.5)%	0.3%

Other Data:
Adjusted EBITDA	25.6%	22.7%	21.4%	20.8%	19.9%

    The following table summarizes sales to customers by each of our business units (dollars in millions):

	Year Ended December 31,			Nine Months Ended September 30,
	1998	1999	2000	2000	2001
				(unaudited)
North American	$248.7	$265.7	$259.8	$189.6	$207.5
International	125.1	124.2	119.1	87.2	93.5

Total sales	$373.8	$389.9	$378.9	$276.8	$301.0

Nine Months Ended September 30, 2001 Compared to Nine Months Ended September 30, 2000

    Sales.  For the nine months ended September 30, 2001, sales were $301.0 million, an increase of $24.2 million or 11% in constant currency (9% as reported) compared with $276.8 million reported for the same period in the prior year. The increase in sales is primarily due to increased volumes of both drug infusion instruments and disposable administration sets. Instrument and disposable revenues in patient monitoring also increased over the prior year comparative period.

    Gross Margin.  Gross margin increased $18.6 million, or 15%, during the nine months ended September 30, 2001 compared with the nine months ended September 30, 2000 due to higher sales and an increase in gross margin percentage. The gross margin percentage increased to 48.6% in the nine months ended September 30, 2001, from 46.1% in the nine months ended September 30, 2000. The improved margin percentage was due to continuing manufacturing efficiencies and improvements and included the benefits of higher production volumes and lower product warranty and repair costs.

    Selling and Marketing Expenses.  Selling and marketing expenses increased $3.6 million, or 7%, during the nine months ended September 30, 2001 compared with the nine months ended September 30, 2000 due to higher sales volume resulting in increases in sales compensation and distribution costs, partially offset by lower spending related to worldwide sales meetings in 2001. As a percentage of sales, selling and marketing expenses decreased to 19.2% for 2001 from 19.5% for 2000.

    General and Administrative Expenses.  General and administrative expenses increased $7.5 million, or 27%, during the nine months ended September 30, 2001 compared with the nine months ended September 30, 2000. As a percentage of sales, general and administrative expense increased to 11.9% during the nine months ended September 30, 2001 compared with 10.2% for the same period in the prior year. The increase is due to higher costs for employee benefits, legal, consulting and information technology expenses. The higher benefit costs include significantly higher bonus accruals (scheduled for payment in early 2002) based on the success of our turnaround. A large portion of these bonuses is not anticipated to be repeated in fiscal year 2002.

    Research and Development Expenses.  Research and development expenses increased approximately $4.2 million, or 26%, during the nine months ended September 30, 2001 compared with the nine months ended September 30, 2000. The increase is due to spending associated with new product development, including salaries, benefits and consulting costs and is consistent with our strategic plans to increase the level of investment in its new product pipeline. As a percentage of sales, spending on research and development increased to 6.7% for the first nine months of 2001, compared with 5.7% for the prior year comparative period.

    Restructuring and Non-Recurring Charges.  During the nine months ended September 30, 2001, we recorded a charge of $3.4 million for restructuring activities. This restructuring is related to efforts aimed at process improvement and streamlining of operations in the North American business unit and resulted in the elimination of 70 positions. The restructuring charges are composed of severance and related benefits of $2.9 million and consulting fees of $.5 million. As of September 30, 2001, approximately $2.6 million of employee termination costs have been paid to 68 employees, and $.5 million has been paid for consulting fees. The remaining accrual of $.3 million for employee termination costs is expected to be paid during the remainder of 2001.

    We recorded non-recurring charges of $3.5 million in the nine months ended September 30, 2001 related to obtaining an amendment to our bank credit agreement. The charges relate to legal, advisory and other consultant expenses incurred by ALARIS and our lenders, which we were required to pay.

    The 2000 restructuring costs represent restructuring activities that involve facilities in Creedmoor, North Carolina, Basingstoke, England and San Diego, California. The primary focus of this activity is in the Creedmoor manufacturing operation.

    Income from Operations.  Income from operations increased $3.0 million, or 11%, during the nine months ended September 30, 2001 compared with the nine months ended September 30, 2000 due to higher sales and gross profit.

    Adjusted EBITDA.  Adjusted EBITDA increased $2.5 million during the nine months ended September 30, 2001 compared with the nine months ended September 30, 2000. As a percentage of sales, Adjusted EBITDA decreased from 20.8%, or $57.5 million, during the nine months ended September 30, 2000 to 19.9%, or $60.0 million, during the nine months ended September 30, 2001 due to the reasons discussed above. (See note (1) under subcaption "Results of Operations" contained in caption "Management's Discussion and Analysis of Financial Condition and Results of Operations").

    Other Expense, net.  Other expense was $1.1 million during the nine months ended September 30, 2001 compared with $0.4 million for the same period in the prior year. During the first nine months of 2000, we received payments of $2.8 million as a result of a favorable resolution of two tradename disputes. The decrease in other income from 2000 was partially offset by lower foreign currency transaction losses resulting from changes in foreign currency rates during the period as well as the implementation in 2001 of additional foreign currency hedging programs designed to reduce exposure to changes in currency rates.

    Discontinued Operations.  During the third quarter of 2000, we sold our Instromedix division to Card Guard Technologies, Inc. ("Card Guard"). The agreement with Card Guard provided that we would assist the buyer in setting up a fully independent headquarters and manufacturing facility. During the first quarter of 2001, we completed our obligations related to the agreement and recorded a gain on disposal of $3.7 million, net of taxes. During the nine months ended September 30, 2000, loss from discontinued operations for the Instromedix division were $1.3 million, net of taxes. Gain on sale of Instromedix recorded during the nine months ended September 30, 2000 was $1.8 million, net of taxes.

Year Ended December 31, 2000 Compared with Year Ended December 31, 1999

    Sales.  Sales decreased $11.0 million, or 3%, during 2000 compared with 1999. North American sales decreased $5.8 million, or 2.2%, and International sales decreased $5.2 million, or 4.2%. The decrease in North American sales in 2000 is primarily due to a decrease in drug infusion disposable administration set revenue of $3.0 million and patient monitoring instruments and disposable revenue of $3.1 million, partially offset by an increase in drug infusion instrument revenue of $1.1 million. Disposable set revenue was lower than a year ago in major markets worldwide. We estimate that about $3 million of our dedicated disposable sets were purchased in 1999 as safety stock in anticipation of possible Y2K problems at year-end. We believe that most of this customer inventory was worked-off in the first quarter of 2000 resulting in 1999 shipments and revenues that otherwise would have been shipped and recorded in 2000. The majority of our International sales are denominated in foreign currency. Due to a stronger U.S. dollar in 2000 compared with the actual foreign currency exchange rates in effect during 1999, translation of 2000 International sales was adversely impacted by $10.0 million. Using constant exchange rates, International sales increased 4% due primarily to unit growth in syringe pumps and large volume pumps.

    Gross Margin.  Gross margin decreased $14.0 million, or 7%, during 2000 compared with 1999. The gross margin percentage decreased from 48.7% in 1999 to 46.4% in 2000 due to changes in product mix and unfavorable manufacturing variances. Contributing to the margin decrease in 2000 was the overall worldwide mix of increased instrument sales and lower disposables sales, lower International sales which typically carry higher margins than U.S. sales and a stronger U.S. dollar.

    Selling and Marketing Expense.  Selling and marketing expenses decreased $3.4 million, or 5%, during 2000 compared with 1999 due to lower sales and the favorable effect on international expenses of a strong U.S. dollar. Additionally, the 1999 results included costs of approximately $2.1 million that were not repeated in 2000 for management consulting fees associated with developing and validating product strategies. As a percentage of sales, selling and marketing expenses decreased from 19.4% in 1999 to 19.1% in 2000.

    General and Administrative Expense.  General and administrative expense decreased $2.8 million, or 7%, during 2000 compared with 1999. This decrease is primarily due to lower amortization expense in 2000 resulting from certain intangible assets becoming fully amortized. These decreases were partially offset by increased information technology costs for our new International operating system implemented in late 1999 and higher medical benefits costs than in the prior year. As a percentage of sales, general and administrative expense decreased from 10.4% for 1999 to 10.0% for 2000.

    Research and Development Expense.  Research and development expense decreased approximately $0.6 million, or 3%, during 2000. As a percentage of sales, research and development spending remained consistent with the prior year.

    Restructuring, Integration and Other Non-Recurring Charges.  Restructuring, integration and other non-recurring charges increased $4.2 million during 2000 compared with the prior year. The 2000 costs represent restructuring activities we initiated, which totaled approximately $7.0 million. These actions are intended to save approximately $6 million per year when fully implemented and involve facilities in Creedmoor, North Carolina, Basingstoke, England and San Diego, California. The primary focus of this activity is in the Creedmoor manufacturing operation. This plant is being restructured to include disposables engineering, automated manufacturing of selected products and distribution operations. Manual assembly operations will be relocated to our facilities in Tijuana, Mexico, and certain operations will be outsourced. Additionally, the Basingstoke, England and San Diego, California operations are being matched to the mix of requirements resulting from current and future product line rationalization efforts. The restructuring and other non-recurring charges of $7.0 million taken during the current period were composed of severance ($5.3 million), fixed asset write-offs ($1.0 million), termination of a product distribution agreement ($0.6 million) and closure of a foreign sales office ($0.1 million).

    Integration and other non-recurring charges for 1999 includes a third quarter charge of $2.8 million for two patent license agreements related to patent infringement lawsuits. (See note 14 to our audited consolidated financial statements.)

    Lease Interest Income.  Lease interest income during both periods consists of interest income associated with contracts or agreements pursuant to which a third party acquired infusion pumps under sales-type leases. Lease interest income increased $0.7 million in 2000 compared with 1999 due to increased sales activity associated with such leases.

    Income from Operations.  Income from operations decreased $10.7 million during 2000 compared with 1999 primarily due to lower sales and gross margins and restructuring charges, which were partially offset by lower operating spending.

    Interest Expense.  Interest expense increased $1.6 million, or 4%, during 2000 primarily due to higher interest rates in 2000 on our outstanding debt. Additionally, in conjunction with an $18.1 million debt repayment following the sale of Instromedix, we recorded a corresponding reduction of debt issuance costs, resulting in a $0.4 million interest expense charge in the current period.

    Other Expense.  Other expense decreased $1.5 million during 2000 compared with 1999, primarily due to the favorable resolution of two tradename disputes resulting in payments to us of approximately $2.8 million during 2000. This income was partially offset by increases of $1.4 million in foreign currency transaction losses resulting from the strengthening of the U.S. dollar in 2000 compared with the actual foreign currency exchange rates in effect during 1999.

    Discontinued Operations.  During the third quarter of 2000, we sold our Instromedix division to Card Guard Technologies, resulting in a gain of $1.8 million, net of applicable taxes. For the year ended December 31, 2000, operating losses of $1.3 million (net of tax) for the Instromedix division are included in discontinued operations. Discontinued operations in 1999 included a pretax charge of $19.2 million resulting from the write-off of goodwill and other intangible assets related to the Instromedix business unit and $4.6 million in integration charges related to the consolidation of Instromedix into the San Diego, California facility following our acquisition of Instromedix.

    Adjusted EBITDA.  Adjusted EBITDA decreased $7.5 million, or 8%, to $81.2 million during 2000 compared with $88.7 million during 1999. As a percentage of sales, Adjusted EBITDA decreased from 22.7% for 1999 to 21.4% for 2000 due to lower sales and gross margins and restructuring charges, which were partially offset by lower operating spending. (See note (1) under subcaption "Results of Operations" contained in caption "Management's Discussion and Analysis of Financial Condition and Results of Operations").

Year Ended December 31, 1999 Compared with Year Ended December 31, 1998

    Sales.  Sales increased $16.1 million, or 4%, during 1999 compared with 1998. North American sales increased $17.0 million, or 7%, and International sales decreased $0.9 million, or 1%. The majority of our International sales are denominated in foreign currency. Due to a stronger U.S. dollar in 1999 compared with the actual foreign currency exchange rates in effect during 1998, translation of 1999 International sales was adversely impacted by $4.0 million. Using constant exchange rates, International sales increased 3% due primarily to increased volume of disposable administration sets. The increase in North American sales in 1999 is primarily due to an increase in drug infusion disposable administration set revenue of $11.3 million and drug infusion instrument revenue of $5.8 million. The increase in drug infusion disposable administration set revenue is due primarily to an increase in volume of our SmartSite needle-free system administration sets.

    Gross Margin.  Gross margin increased $2.3 million, or 1%, during 1999 compared with 1998. The gross margin percentage decreased from 50.2% in 1998 to 48.7% in 1999 due in part to a one-time charge of $2.5 million during the second quarter of 1999 associated with manufacturing issues associated with our disposables as well as a $1 million charge during the fourth quarter of 1999 to write-down slow moving and potentially obsolete inventory. Additionally, despite lower manufacturing costs due to increased volume, gross margin percentages declined on drug infusion instruments due to lower average selling prices in 1999 compared with 1998.

    Selling and Marketing Expense.  Selling and marketing expenses increased $3.6 million, or 5%, during 1999 compared with 1998. As a percentage of sales, selling and marketing expenses increased slightly from 19.3% in 1998 to 19.4% in 1999. The increase is primarily due to management consulting fees associated with developing and validating product strategies and planning upcoming product introductions, higher compensation and clinical consultants costs associated with the increase in North American sales.

    General and Administrative Expense.  General and administrative expense increased $1.6 million, or 4%, during 1999 compared with 1998. The increase is due to activity associated with now concluded patent litigation and an increase in information technology costs for our new domestic operating system implemented in late 1998. As a percentage of sales, general and administrative expense decreased slightly from 10.5% for 1998 to 10.4% for 1999.

    Research and Development Expense.  Research and development expense increased approximately $2.9 million, or 15%, during 1999 primarily due to increased activities associated with the later development stages of various domestic and international engineering projects for infusion systems, electronic thermometry and disposable administration sets.

    Purchased In-Process Research and Development.  During the second quarter of 1998, we acquired the net assets of Patient Solutions, Inc., or PSI, a wholly owned subsidiary of Invacare Corporation. PSI was focused on the development of an ambulatory pump for use in the alternate-site market. In connection with the PSI acquisition and the technology license agreement with Medical Electronics Limited ("Caesarea") described below during the second quarter of 1998, we incurred a one-time $5.5 million write-off related to the value assigned to the acquired in-process research and development of the projects for which technological feasibility had not been established and for which there was no alternative future use. During the fourth quarter of 1999, as a result of the decision to discontinue work on the technology acquired from PSI, we recorded a charge to operations of approximately $0.9 million to write-off the remaining assets acquired from PSI.

    Pursuant to the technology license agreement, we acquired certain volumetric infusion pump technology from Caesarea. Caesarea is conducting research and development on this in-process technology in order to create a large volume infusion pump marketed primarily to consumers in emerging international markets. We are required to make certain milestone payments up to an aggregate of $4.0 million to Caesarea upon the attainment of certain developmental milestones, which primarily relate to different product releases. During 1999 and 1998, upon reaching such milestones, we made payments to Caesarea of $2.8 million and $0.8 million, respectively, and certain products using the purchased in-process technology were released during 1999.

    Restructuring, Integration and Other Non-Recurring Charges.  Integration and other non-recurring charges for 1999 includes a third quarter charge of $2.8 million related to two patent license agreements related to patent infringement lawsuits. (See note 14 to our audited consolidated financial statements.)

    Lease Interest Income.  Lease interest income during both periods consists of interest income associated with contracts or agreements pursuant to which a third party acquired infusion pumps under sales-type leases. Lease interest income decreased $0.2 million in 1999 compared with 1998 due to a decrease in the amount outstanding under such leases.

    Income from Operations.  Income from operations decreased $3.2 million during 1999 compared with 1998 primarily due to patent license agreement charges and the $2.5 million charge to cost of sales resulting from manufacturing issues related to infusion disposable products which were partially offset by 1998 non-recurring charges. After excluding the non-recurring charges from 1999 and 1998, income from operations for 1999 was $55.8 million compared with $61.8 million in 1998. The decrease in 1999 over 1998 is primarily due to increases in operating expenses discussed above, which were partially offset by higher gross margins.

    Interest Expense.  Interest expense decreased $1.9 million, or 4%, during 1999 primarily due to a decrease in the amount of long-term debt outstanding in 1999 compared with 1998, as well as lower interest expense on our bank credit facility in 1999 compared with 1998.

    Interest Income.  Interest income increased approximately $0.2 million during 1999 compared with 1998 due to earnings from higher cash balances.

    Other Expense.  Other expense increased $0.6 million during 1999 compared with 1998, primarily due to an increase in foreign exchange loss of approximately $0.8 million during 1999 compared with 1998.

    Discontinued Operations.  During the third quarter of 2000, we sold our Instromedix division to Card Guard Technologies. Operating losses of $23.6 million (net of tax) and $25.2 million (net of tax) for the Instromedix division are included in discontinued operations for 1999 and 1998, respectively. Discontinued operations in 1999 included a pretax charge of $19.2 million resulting from the write-off of goodwill and other intangible assets related to the Instromedix business unit and $4.6 million in integration charges related to the consolidation of Instromedix into the San Diego, California facility following our acquisition of Instromedix. Discontinued operations in 1998 included a charge of $22.8 million in write-offs related to in-process research and development.

    Adjusted EBITDA.  Adjusted EBITDA decreased $7.2 million, or 8%, to $88.7 million during 1999 compared with $95.9 million in 1998. As a percentage of sales, Adjusted EBITDA decreased from 25.6% for 1998 to 22.7% for 1999 due primarily to patent license agreement charges and the $2.5 million charge to cost of sales described above.

Liquidity and Capital Resources

    We expect to continue to meet our short-term liquidity needs, including capital expenditure requirements, with cash flow from operations and cash on hand. We will continue to use our funds primarily for operating expenses, including planned expenditures for new research and development programs, capital expenditures and scheduled payments on outstanding indebtedness. For liquidity and working capital purposes, we plan to seek a revolving credit facility of up to $20 million to be secured by a first priority lien on its accounts receivable, if we can obtain such a facility on acceptable terms.

    At September 30, 2001, we had outstanding indebtedness of $351.5 million, consisting of $151.5 million under our bank credit facility and $200 million under our 9 3/4% senior subordinated debentures. On October 16, 2001, we completed a private offering of $170 million of senior secured notes. The notes bear interest at 11 5/8%, payable semi-annually beginning June 1, 2002 with all principal due at maturity on December 1, 2006. Proceeds from the offering were $164.9 million, net of investment banking fees. These proceeds, along with existing cash of approximately $10 million, were used to repay all amounts outstanding under the bank credit facility (approximately $157.4 million including principal, accrued interest and cost to terminate an interest rate swap agreement) and to repurchase $20 million aggregate principal amount of the our 9 3/4% senior subordinated notes at a discount to par. Additional costs related to the offering and subsequent registration obligations are estimated to total $1.9 million and, for the most part, are anticipated to be paid during the fourth quarter of 2001.

    Holdings also had outstanding, at September 30, 2001, $155.0 million accreted amount of its 11 1/8% senior discount notes due 2008 (which will accrete to $189 million principal amount on August 1, 2003) and $16.152 million of 7 1/4% convertible subordinated debentures due January 15, 2002 ("Convertible Debentures"). The indentures governing the 11 5/8% senior secured notes and the 9 3/4% senior subordinated notes permit us to make distributions to Holdings if we have achieved certain financial performance targets. Management believes that when Holdings is required to begin making cash interest payments on its senior discount notes in 2004, we will have met these financial performance targets. In addition, these indentures allow us to use up to $15 million of our cash to purchase the Convertible Debentures through a wholly-owned unrestricted subsidiary. We have in place a plan to obtain equity proceeds in an amount equal to the excess of the principal amount of outstanding Convertible Debentures over $15 million if we cannot purchase the Convertible Debentures at enough of a discount to par to obtain all of the Convertible Debentures for $15 million. Under this plan, certain of our executives have agreed to exercise stock options which Holdings has agreed to grant to them which exercise would provide proceeds equal to this excess amount.

    In addition to our plan to use the $15 million to acquire the Convertible Debentures, after giving effect to the debt offering completed in October 2001, we are required over the next twelve months ending September 30, 2002, to make interest payments on the 11 5/8% senior secured notes in the amount of $12.4 million and interest payments on the 9 3/4% senior subordinated notes in the amount of $18.3 million. We have no principal amortization requirements until December 2006.

    On a long term basis, management believes that we may not be able to generate sufficient cash flow from operations to repay the 11 5/8% senior secured notes and the 9 3/4% senior subordinated notes at maturity in 2006 and to permit us to make distributions to Holdings to enable it to repay its 11 1/8% senior discount notes at maturity in 2008. As a result, we and Holdings anticipate refinancing our entire debt structure before December 2006. Such refinancing may involve an offering of equity securities by Holdings to reduce our level of indebtedness or the level of indebtedness of Holdings, or both. Our ability or the ability of Holdings, or both, to obtain such debt or equity financing will be dependent upon many factors, including overall financial market and economic conditions and our operating performance and expectations at such time.

    Should we not repay our indebtedness at maturity, should Holdings not repay its Convertible Debentures in January 2002, or its senior discount notes in 2008, or should we not be able to make distributions to Holdings commencing in 2004 in order to permit Holdings to make cash interest payments on its senior discount notes, these events could have a material adverse effect on our business, financial condition and results of operations and could result in a default by us, Holdings or both, and possible acceleration of all or a portion of such indebtedness, unless we, Holdings or both could refinance such indebtedness or obtain the required funds from other sources.

    Net cash provided by operating activities for the year ended December 31, 2000 was $41.9 million compared with $53.7 million provided by operating activities in 1999. Net cash provided by operating activities for the nine months ended September 30, 2001 was $42.6 million compared with $27.5 million provided by operating activities in the same period of 2000. Net cash used in investing activities for the year ended December 31, 2000 and 1999 was $0.4 million and $38.0 million, respectively. Net cash used in investing activities included net proceeds from the sale of Instromedix of $17.5 million in 2000, and $7.8 million in payments related to patent license agreements in 1999. (See note 14 to our audited consolidated financial statements.) Cash used in investing activities also includes $14.9 million and $25.9 million in net capital expenditures for the years ended December 31, 2000 and 1999, respectively. Net cash used in investing activities for the nine months ended September 30, 2001 was $2.6 million, which included $8.1 million of net proceeds from the sale of a discontinued operation. Net cash provided by investing activities for the nine months ended September 30, 2000 was $9.8 million, which includes $24.2 million of net proceeds from the sale of a discontinued operation. Cash used in investing activities also includes $9.6 million and $11.8 million in net capital expenditures for the nine months ended September 30, 2001 and 2000, respectively. Net cash used by financing activities for the year ended December 31, 2000 and 1999 was $34.3 million and $21.5 million, respectively, and was primarily composed of principal payments on long-term debt. Net cash used in financing activities for the nine months ended September 30, 2001 and 2000 was $17.7 million and $31.0 million, respectively, and was primarily composed of principal payments on long-term debt. In August 2000, in connection with the sale of Instromedix, we made a payment of $18.1 million under our bank credit facility, reducing the outstanding balance to $167.8 million from $185.9 million.

    During the first nine months of 2001, we made cash payments of $3.1 million for restructuring costs initiated in 2001. This restructuring related to efforts aimed at process improvement and streamlining of operations in the North American business unit and resulted in the elimination of 70 positions and a $3.4 million charge to the income statement. Cash payments related to this restructuring were primarily for severance and related benefits. At September 30, 2001, $0.3 million of these estimated restructuring costs were accrued and are expected to be paid prior to December 31, 2001.

    During 2000, we made cash payments of $4.2 million for restructuring activities initiated in 2000. These actions are intended to save approximately $6 million per year when fully implemented and involve facilities in Creedmoor, North Carolina, Basingstoke, England and San Diego, California. The primary focus of this activity is in the Creedmoor manufacturing operation. This plant is being restructured to include disposables engineering, automated manufacturing of selected products and distribution operations. Manual assembly operations will be relocated to our facilities in Tijuana, Mexico, and certain operations will be outsourced. Additionally, the Basingstoke, England and San

Diego, California operations are being matched to the mix of requirements resulting from current and future product line rationalization efforts. Approximately $1 million of the total estimated restructuring charge was non-cash. At December 31, 2000, $1.8 million was accrued for such restructuring costs. We made cash payments of $1.1 million during the first nine months of 2001 for restructuring activities initiated in 2000. Our payments made during the nine months of 2001 for these restructuring activities comprise $1.0 million for severance and related benefits and $0.1 million for termination of a product distribution agreement. The remaining restructuring charges are expected to be paid prior to December 31, 2001. At September 30, 2001, $.7 million was accrued for such restructuring costs.

    During 1999, we made cash payments of approximately $4.7 million related to Instromedix integration costs of which approximately $0.8 million was accrued at December 31, 1998. These integration activities primarily related to the assessment and review of Instromedix operating activities and strategy. In February 1999, as a result of this assessment, we announced our plans to consolidate the operations of Instromedix into our San Diego, California facilities. In connection with these relocation and integration activities, we incurred nonrecurring charges of approximately $4.6 million before related income tax benefits in 1999. Of this charge, approximately $0.6 million was accrued at December 31, 1999. Cash payments of $0.4 million were made in 2000 related to these activities and the remaining accrual of $0.2 million is expected to be paid prior to December 31, 2001.

    As described in note 14 to our audited consolidated financial statements, there are two patent license agreements under which we made a payment of $4.0 million during the third quarter of 1999 and a payment of $6.7 million in the fourth quarter of 1999. No future payments are required under these agreements.

    We made capital expenditures of approximately $14.9 million and $26.1 million during the year ended December 31, 2000 and 1999, respectively. During the fiscal years 1996 through 1999, we made combined capital and operating expenditures of approximately $19.0 million related to the new enterprise-wide information system. The project was completed in 2000 with additional spending of approximately $0.5 million.

    We made capital expenditures of $9.7 million during the nine months ended September 30, 2001 and anticipate that additional capital expenditures will not exceed $8.0 million during the remainder of 2001.

Seasonality

    Infusion instrument sales are typically highest in the fourth quarter due to sales compensation plans which reward the achievement of annual quotas and the seasonal characteristics of the industry, including hospital purchasing patterns. We anticipate that this trend will continue but are unable to predict the effect, if any, from potential healthcare reform and increased competitive pressures. Approximately 31% and 34% of our sales of drug infusion instruments occurred during the fourth quarters of 2000 and 1999, respectively.

Backlog

    The amount of unfilled orders, believed to be firm, at September 30, 2001 and 2000 was $10.6 million and $7.7 million, respectively.

Foreign Operations and Currency Exchange Rates

    We have significant foreign operations and, as a result, are subject to various risks arising therefrom, including without limitation, foreign currency risks. This risk has not materially changed during 2001. Due to changes in foreign currency exchange rates during 2001 and 2000, primarily a strengthening of the U.S. dollar against many European currencies, we recognized a foreign currency transaction loss of $1.3 million and $3.0 million during the nine months ended September 30, 2001 and 2000, respectively. For the nine months ended September 30, 2001 and 2000, approximately 35% and 34% of our sales and 27% and 33% of our operating expenses were denominated in currencies other than the U.S. dollar. These foreign currencies are primarily those of western Europe, Canada and Australia. Additionally, substantially all of the receivables and payables of our foreign subsidiaries are denominated in currencies other than the U.S. dollar. During the first quarter of 2001, we entered into certain contracts to manage the risk of foreign currency fluctuations. See "—Foreign Exchange Risk Management" and note 2 to our unaudited condensed consolidated financial statements.

Derivative Financial Instruments

    We address certain financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. During the first quarter of 2001, we began to implement a foreign exchange risk management strategy. Under the program, we utilize currency options and forward contracts to reduce the effect of exchange rate fluctuations.

    Consistent with our action in 1997 to reduce the effect of interest rate volatility, we continued our use of interest rate swap derivatives during 2000. The swap agreement entered into in 1997 expired in 2000 and we entered into a new swap derivatives during the second quarter of 2000 with a term extending through January of 2002. We categorize these instruments as entered into for purposes other than trading. Subsequent to September 30, 2001, and in conjunction with our repayment of our bank credit facility, we terminated the swap. (See note 5 to our audited consolidated financial statements and note 9 to our unaudited condensed consolidated financial statements.)

Foreign Exchange Risk Management

    As part of the strategy to manage the risk of foreign currency fluctuations, we enter into forward exchange contracts to hedge purchases, receivables and payables denominated in currencies other than the U.S. dollar for periods consistent with identified exposures. The purpose of the hedging is to minimize the effect of foreign currency exchange rates on cashflows we receive from our non-U.S. subsidiaries. All foreign currency contracts are denominated in the currencies of major industrial countries and are with large financial institutions rated as investment grade by a major rating agency. Gains and losses related to qualifying hedges of these exposures are deferred and recognized in income when the underlying hedged transaction occurs. We also enter into foreign currency options to hedge anticipated transactions where there is a high probability that anticipated exposures will materialize. Premiums on foreign currency options and any gains realized on such options that qualify as hedges are deferred and recognized in income when the underlying hedged transaction occurs. Foreign currency transactions that would not qualify as hedges would be marked to market on a current basis with gains and losses recognized through income. In addition, any previously deferred gains and losses on hedges which are terminated prior to the transaction date would be recognized in current income when the hedge is terminated.

    As a matter of policy, we will only enter into contracts with counterparties that have at least an investment grade or equivalent credit rating from a major rating agency. The counterparties to these contracts are major financial institutions. We do not have significant exposure to any one counterparty. Management believes the risk of loss related to counterparty default is remote and would only consist of the net market value gain of the underlying instrument. The contracts have varying maturities with none exceeding twelve months. Costs associated with entering into contracts are not expected to be material to our financial results. We do not utilize derivative instruments for trading or speculative purposes. Currency option contracts are discussed in note 2 to the condensed consolidated financial statements.

Market Risk

    We incur option premium cost in connection with our currency hedging activities. The option premium cost represents the entire risk associated with these derivatives. Option premium costs are reflected in the period the underlying transaction is recognized.

    We did not incur any premium cost in connection with the swap agreement. However, since entering into the agreement, the fair value of the swap became negative. At September 30, 2001, the market value of the swap was negative $2.1 million ($1.3 million net of tax). Subsequent to September 30, 2001, in connection with our repayment of our bank credit facility, we terminated the swap agreement. (See note 9 to our unaudited condensed consolidated financial statements).

Euro Transition

    On January 1, 1999, the eleven member countries of the European Union began the transition to a common currency, the "Euro." The conversion rates between the Euro and the participating nations' currencies were fixed irrevocably as of January 1, 1999, with the participating national currencies to be removed from circulation between January 1 and June 30, 2002, and replaced by Euro notes and coinage. The Company continues to evaluate the effect of this transition and at the present time, management does not believe the Euro transition will have a materially adverse impact on its business. See discussion under "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources."

Accounting Standards

    In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). Under FAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). We are required to adopt FAS 142 effective January 1, 2002 with respect to goodwill and intangible assets acquired prior to June 30, 2001. Under FAS 142, our goodwill amortization expense, which is currently approximately $6,000 per year, with no related tax benefit, will cease. We are currently evaluating other potential effects that adoption of the provisions of FAS 142 may have on our results of operations and financial position. We intend to comply with provisions of FAS 142, which require us to: (i) complete a reassessment of the useful lives of existing intangible assets by the end of the first quarter of 2002; (ii) complete the first step of transitional goodwill impairment testing (which identifies potential impairment) by the end of the second quarter of 2002; and (iii) complete the second step of goodwill impairment testing, if necessary (which measures impairment loss) by the end of fiscal 2002.

    In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141"). FAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method and eliminates the pooling-of-interests method of accounting. Intangible assets that do not meet certain defined criteria in FAS 141 for recognition apart from goodwill shall be reclassified as goodwill as of the date FAS 142 is initially applied in its entirety. Under FAS 141, we will reclassify to goodwill our existing $4,800 intangible asset related to acquired workforce. Current annual amortization of workforce, net of tax effect, of approximately $300 will cease. We are currently evaluating other potential effects implementation of FAS 141 may have on our results of operations and financial position.

    In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). FAS 144, effective for fiscal years beginning after December 15, 2001, establishes a single accounting model for accounting and reporting on the impairment or disposal of long-lived assets. The Company will adopt FAS 144 at the beginning of 2002 and is in the process of determining the impact of the adoption on the Company's financial position, results of operations or disclosures.

BUSINESS

Overview

    ALARIS is a leading developer, manufacturer and provider of infusion systems and related technologies in the United States and internationally. Our intravenous infusion systems are used to deliver to patients one or more fluids, primarily pharmaceuticals or nutritionals, and consist of medication safety systems, single and multi-channel large volume infusion pumps, syringe pumps and dedicated and non-dedicated disposable administration sets. We have the largest installed base of large volume pump delivery lines in the United States hospital market, representing approximately 31% of such installed lines. We also believe that we have the number one or number two market position in the large volume pump segment or the syringe pump segment, or both segments, in Belgium, France, Italy, The Netherlands, Norway, Spain, Sweden, the United Kingdom, Australia, Canada, New Zealand and South Africa. In addition, we are a leading provider of patient monitoring products that measure and monitor temperature, with a substantial installed base of hospital thermometry systems in the United States. We also provide products which measure and monitor pulse, pulse oximetry and blood pressure. We sell our products primarily to the hospital market through a worldwide direct sales force of over 200 salespersons and more than 100 distributors to over 5,000 hospitals in more than 120 countries worldwide. Sales to customers located in and outside North America accounted for approximately 69% and 31%, respectively, of our sales for the twelve months ended September 30, 2001. For the twelve months ended September 30, 2001, we had total sales of $403 million and Adjusted EBITDA of $84 million.

    We seek to provide products which offer superior levels of patient and caregiver safety through our medication safety systems strategy. The cornerstone of this strategy is the recently introduced MEDLEY system, a modular medical technology platform that integrates infusion and clinical best practice guidelines to improve safety, accuracy and clinical outcomes. This expandable system consists of a Programming Module, one or more infusion pumps or other modules and related dedicated disposables. Our Guardrails Safety Software in each Programming Module provides passive protection from bedside medication errors involving intravenous medications, a costly problem that has received an increasing amount of attention in the U.S. and worldwide.

    Our intravenous infusion systems require the use of disposable administration sets, which represent a significant portion of our sales. For the twelve months ended September 30, 2001, we sold approximately 91 million disposable administration sets, representing sales of $251 million, or 62% of total sales. Each of our current large volume infusion pumps uses only dedicated disposable administration sets, which consist of plastic tubing and pump interfaces, designed and manufactured by or for us for that particular pump. We generate a recurring revenue stream from sales of our higher margin, dedicated, as well as non-dedicated, disposable administration sets and components to customers using our systems. Many of our disposable administration sets feature our proprietary SmartSite needle-free system, which is designed to reduce caregiver risks associated with accidental needlesticks.

    We operate through two geographical business units:

  •
  Our North American business unit develops, manufactures and provides medication safety systems, infusion therapy devices, patient vital signs monitoring products and related disposables. Sales to North American customers generated $278 million (69% of total sales) and $53 million of Adjusted EBITDA (63% of total Adjusted EBITDA) for the twelve months ended September 30, 2001.

  •
  Our International business unit develops, manufactures and provides infusion therapy devices, patient vital signs monitoring products and related disposables in Europe, Asia, Australia, New Zealand, South Africa and Latin America. Sales to International customers generated

    $125 million (31% of total sales) and $31 million of Adjusted EBITDA (37% of total Adjusted EBITDA) for the twelve months ended September 30, 2001.

    ALARIS was formed in 1996 by the merger of IMED Corporation and IVAC Medical Systems, Inc., two pioneers and leaders in the area of infusion system technology, each with leading brand names and at least 30 years of operating history.

Our Industry

    Infusion therapy generally involves the delivery of one or more fluids, primarily pharmaceuticals or nutritionals, to a patient through an infusion line inserted into the circulatory system. Infusion systems are differentiated based on a number of characteristics including size, weight, number of delivery channels, programmability, mechanism of infusion, cost and equipment service. One of the key differences among infusion systems is the level of control that such systems afford to both medical staffs and patients.

    The infusion systems sold in the markets in which we compete consist of single and multi-channel infusion pumps and disposable administration sets. Large volume pumps are volumetric devices that regulate flow by electronically measuring a specific volume of a fluid. These pumps administer precise, volumetrically measured quantities of fluids over a wide range of infusion rates by using positive pressure to overcome the resistance of the infusion tubing and the back pressure generated by the patient's circulatory system. Syringe pumps operate by gradually depressing the plunger on a standard disposable syringe, thereby delivering a more concentrated dose of medication at a very precise rate of accuracy. Disposable pumps are single use products designed for use primarily in alternate-site settings. Disposable administration sets act as the interface between the pump and the patient. They consist of plastic tubing and pump interfaces and are either dedicated (designed and manufactured for use only with a particular pump) or non-dedicated (usable with various pumps of one or more manufacturers).

    The total addressable worldwide infusion therapy market is estimated to exceed $1 billion annually, approximately $600 million of which represents the current U.S. market. The U.S. hospital market consists of over 5,000 hospitals with a total of over 950,000 beds. Within this market, cost containment measures imposed and proposed by federal and state regulators and private payors, combined with increased utilization review and case management, have led to greater financial pressure on hospitals. In response to these cost-containment pressures, most hospitals in the United States participate in group purchasing organizations (GPOs). GPOs typically enter into exclusive purchase commitments with one or two providers of infusion systems and/or patient monitoring products for a three to seven year term. We have long-term contracts with most major GPOs in the United States. In addition, we have long-term supply contracts with the U.S. federal government and other U.S. governmental entities. Approximately 70% of our U.S. sales are covered by such GPO and government contracts. The existence of GPOs has led to downward pricing pressure on manufacturers of medical products, including ALARIS, and greater use of care settings outside the hospital (the alternate-site setting) for treatment.

    The alternate-site market encompasses all healthcare provided outside the hospital and comprises primarily home healthcare, freestanding clinics, skilled nursing facilities and long-term care facilities. The market for infusion systems used in the alternate-site market has experienced a greater growth rate than that of the hospital market. This growth is primarily attributable to advances in technology that have facilitated the provision of care outside of the hospital, an increased number of illnesses and diseases considered to be treatable with home infusion therapy and increased acceptance by the medical community of, and patient preference for, non-hospital treatment.

    The International infusion systems market is much more regionalized and fragmented than the U.S. market. We believe that the International infusion therapy market, which includes infusion pumps, controllers and disposable intravenous sets, is in excess of $500 million annually. Unlike the U.S.

market, syringe pumps represent a significant share of total infusion pump placements in the International market. We expect the trend toward utilization of syringe pumps to continue internationally as hospitals favor the lower cost associated with syringe pumps and focus on administering pharmaceuticals and nutritionals to patients in higher concentrations. The majority of revenues in the International market are derived from hospitals, while the alternate-site market is in a developmental stage.

    Over the past several years, the healthcare community, particularly in the U.S., has increasingly focused on patient and caregiver safety involving intravenous therapy and use of needles in hospitals. As treatment regimens have become more complex and as the critically ill constitute an increasing percentage of hospital patients, the average hospital patient now requires a greater number of intravenous lines and more potent therapeutics, thereby creating a greater need for technologically-advanced infusion systems. As the reliance on intravenous therapy and the potency of the drugs administered have increased in recent years, the need for precise administration and monitoring of intravenous fluids has risen significantly and the incidence of costly intravenous medication errors has become a significant concern. A leading study on medication errors in two pediatric hospitals conducted by Dr. David Bates of Brigham & Women's Hospital in Boston, Massachusetts found that 54% of potential adverse drug events (ADEs) were associated with intravenous therapy, while 60% of the most serious potential ADEs were associated with intravenous therapy. Another study by this group estimated that the annual cost associated with preventable ADEs in one 700-bed adult hospital was $2.8 million per year, not including the costs of injury to patients or potential medical malpractice costs.

    In addition to concerns about intravenous medication errors, there is increasing pressure by regulatory agencies in the United States, such as the Occupational Safety and Health Administration, or OSHA, and the FDA, as well as some states, for more stringent control of needles in hospitals to reduce the risk to healthcare workers and patients associated with the transmission of blood-borne diseases. OSHA requires hospitals to put in place systems to reduce the potential for accidental needlesticks and the FDA recommends using needle-free systems or protected needle systems to replace hypodermic needles for accessing intravenous lines.

    We have responded to this increasing emphasis on patient and caregiver safety by introducing products which are designed to reduce risks associated with intravenous therapy and the use of needles. The Guardrails Safety Software which is incorporated into our new MEDLEY system is designed to help reduce PADEs by allowing an institution to program the Programming Module with its own parameters for specific drugs and medical units and by alerting clinicians if dosages and flow rates are set outside these limits. Our disposable administration sets offer safety features designed to prevent the unregulated flow of fluids into a patient's blood stream. We also offer disposable administration sets utilizing our SmartSite needle-free system, which helps protect against risks associated with accidental needlesticks.

    Patient monitoring instruments are used to measure temperature, pulse, blood pressure, and other vital signs. Instruments sold in this market have varying levels of technological sophistication and are used in a variety of diagnostic and healthcare settings. Our patient monitoring products compete in discrete market niches, each with different competitive dynamics. We operate primarily in two patient monitoring products markets: hospital thermometry systems and stand-alone, non-invasive, multi-parameter instruments.

Our Products

    Our current product portfolio demonstrates our established technology leadership position in both the infusion therapy and patient monitoring markets. We are actively engaged in research and development programs to improve our existing products and to develop new, complementary products, such as the recently introduced MEDLEY system.

    We manufacture and market medication safety systems, single and multi-channel infusion pumps and dedicated and non-dedicated disposable administration sets, many of which feature our proprietary SmartSite needle-free system, for use with infusion applications. We also manufacture and market hospital thermometry instruments and related disposable probe covers, and stand-alone, non-invasive, multi-parameter instruments which measure and monitor a combination of temperature, pulse and blood pressure and other vital signs.

    Product Summary.  The table below summarizes the key features and market introduction dates with respect of our products.

Product	Description	Status
Infusion Systems
The MEDLEY Medication Safety System	Modular medical technology platform that integrates infusion and an institution's clinical best practice guidelines to achieve optimal outcomes.	First system shipped in May 2001. Full market release of system in North America planned for December, 2001.
Large Volume Pumps

Signature Edition Gold	Single and dual channel pumps; incorporates intuitive user interface and advanced software capabilities, for critical and general care and alternate-site use.	Marketed since 1999 (successor to Signature Edition Classic which had been marketed since 1995).

Gemini	Single, dual and four channel pumps with programmable drug delivery for use in all hospital settings.	Marketed since 1987.

570 Series	Single channel pump for general and critical care use.	Marketed internationally since 1990.

597/598 Series	Single channel, multi-pump configuration of reduced size and weight; used frequently for delivery of nutritional products; for general care and alternate-site use.	Marketed internationally since 1993.

MedSystem III	Three channel pump; smallest and lightest multi-channel pump available; for operating room, critical care and emergency transport use.	Marketed in United States since 1993 and internationally since 1998.

Asena GW	Single channel, small, lightweight pump for delivery of nutritional products and hydration therapy. Capable of being connected to the ALARIS Dedicated Docking Station (DDS).	First system shipped internationally in September 2001. Full market release of system internationally planned for December of 2001.

Syringe Pumps

Asena	Compact, lightweight syringe pump for critical care use. Capable of being connected to the ALARIS DDS.	First model marketed internationally since 1999.

P1000, P2000, P3000	Syringe pump for critical and non-critical care use.	Various models marketed internationally since the late 1980s.

P7000	Syringe pump with advanced features for critical, non-critical and neonatal care use.	Marketed internationally since 1996.

P6000	Syringe pump using the P7000 technology platform designed for the price-conscious consumer; for critical and non-critical care use.	Marketed internationally since 1997.

P6000 TCI	Specialty P6000 iteration designed for anesthesia applications in the operating room market. Includes the Zeneca TCI module.	Marketed internationally since 1998.

P6000 TIVA	Specialty P6000 iteration designed for anesthesia applications in the operating room. Includes multiple drug concentration programs.	Marketed internationally since 1998.

PCAM Pump (patient controlled analgesia)	Syringe pump used in markets that allows patients to control the delivery of pain medication.	Marketed internationally since 1995.

Ambulatory Pumps

ReadyMED	Compact, lightweight, disposable ambulatory infusion pump designed for alternate-site use.	Various models marketed in the United States since 1992.

2000 Plus Ambulatory Infusion Pump	For use in the alternate-site and hospital ambulatory patient-controlled analgesia segments.	Marketed in the United States since May 2001 under a non-exclusive distribution agreement with its manufacturer.

Disposable Administration Sets	Dedicated and non-dedicated administration sets for use with each of our existing infusion pumps.	Marketed worldwide.

Needle-Free Access Products

SmartSite	Complete needle-free, capless, latex-free infusion system intended to increase safety of patients and healthcare workers.	Marketed since 1996.

VersaSafe	Needle-free infusion system component utilizing a blunt, cannula combined with a split-septum "Y" site.	Marketed since 1994 under a distribution agreement with its manufacturer.
Patient Monitoring Products
Thermometry Systems

TURBO•TEMP	Fast electronic thermometer; for general hospital and alternate-site use.	Marketed in the United States since 1999.

TEMP•PLUS II	Electronic thermometer for general hospital and alternate-site use.	Marketed since the mid-1980s.

CORE•CHECK	Infrared tympanic thermometer; for general hospital and alternate-site use.	Marketed since 1991.

Disposable Probe Covers	Proprietary covers for use with each of our existing thermometers.	Marketed since the late 1980s.

Other Patient Monitoring Products

VITAL•CHECK (Model 4200)	Continuous monitoring device that rapidly measures pulse, blood pressure and temperature.	Marketed in the United States since the late 1980s.

VITAL•CHECK (Model 4400)	Multi-parameter non-invasive patient monitor providing blood pressure, pulse oximetry and temperature monitoring.	Marketed in the United States since 1997 through an exclusive license agreement.

VITAL•CHECK (Model 4500)	Multi-parameter non-invasive patient monitor providing blood pressure and temperature monitoring.	Marketed in the United States since August 2001.

Auditory Evoked Potential (AEP) Monitor
	Non-invasive monitoring device that performs fast extraction of AEP signals, delivering near real-time measurements of the level of consciousness during general anesthesia and intravenous sedation in all areas of the hospital.	Marketed internationally since January 2001 under the A-Line brand through a global exclusive marketing agreement. Market release in North America planned for second quarter of 2002.

  Infusion Systems

    We offer a wide variety of infusion systems designed to meet the varying price and technological requirements of our diverse customer base. For the twelve months ended September 30, 2001, our infusion systems sales (pumps and disposable administration sets) were $348 million, representing 86% of total sales. Of this amount, infusion pumps and disposables accounted for $97 million and $251 million of total sales during that period, respectively.

    Our infusion systems include the following:

    The MEDLEY Medication Safety System.  Several years ago, we and our customers identified the need for an integrated technology platform that could redefine the accuracy and safety of drug infusion instruments, while simultaneously improving documentation and capital asset utilization. We responded with the MEDLEY system, the first medication safety system of its kind approved for use in the United States. The MEDLEY system is a modular medical technology platform that integrates infusion and an institution's clinical best practice guidelines to achieve optimal outcomes. We shipped the first MEDLEY systems in May 2001 and we plan full market release of this system in December of 2001.

    The MEDLEY system offers several key advantages over traditional infusion instruments:

  •
  Modular medical technology allows the platform to integrate infusion and an institution's clinical best practices to improve safety accuracy and clinical outcomes. The building blocks of the MEDLEY system consist of a Programming Module, one or more infusion pumps or other modules and related dedicated disposables. The first module approved for use with the MEDLEY system is the large volume pump, which can be configured, as needed, as a one to four channel infusion device. Unlike traditional infusion pumps which are sold with a fixed number of channels (one to four), each of the MEDLEY system modules represents a single channel which can be added to other modules to address particular needs in a hospital setting.

  •
  The Guardrails Safety Software in each Programming Module provides passive protection from bedside medication errors involving intravenous medications, a costly problem that has received an increasing amount of attention in the U.S. and worldwide. The MEDLEY system is designed to help reduce preventable adverse drug events (PADEs) by allowing an institution to program the Programming Module with its own parameters for specific drugs and medical units and by alerting clinicians if dosages and flow rates are set outside these limits.

  •
  Advanced programming capabilities allow product line extension, such as pulse oximetry and syringe pump modules, which we plan to introduce within the next twelve months. We are also in the process of developing data management functionality and a patient-controlled analgesia (PCA) module.

  •
  Improved hospital capital asset utilization enabling a hospital to add to a Programming Module only those modules and number of lines needed for a particular patient's care. Therefore, rather than investing in fixed numbers of single and multi-channel pumps, a hospital can purchase a number of the MEDLEY system modules which can be used with any of its Programming Modules. Additionally, standardized interfaces for multiple modules allow for easier training of healthcare staff.

    With the MEDLEY system, our customers will be able to tailor the treatment to the patient, which should reduce the cost of care, improve patient outcomes, assure compliance with customer-established clinical practice guidelines and promote "best practice" standards of medical treatment.

    Large Volume Pumps.  We sell various single channel and multi-channel large volume infusion pumps in North America and other markets where medical practice requires large amounts of hydration during infusion therapy. A single channel pump has only one fluid delivery line to the patient, while a multi-channel pump has two or more fluid delivery lines. Our large volume pumps service only a single patient and are used in both the general care and critical care settings. We also offer large volume pumps for alternate-site and hospital ambulatory use. Generally, when a patient requires more than one fluid delivery line, purchasing a multi-channel pump is more cost efficient than purchasing an equivalent number of single channel pumps. A large volume pump module is also available for the MEDLEY system.

    Our selection of large volume infusion pumps includes:

  •
  The Signature Edition Gold Line, a versatile, user-friendly line of infusion pumps, which includes a single channel and dual channel pump and incorporates intuitive user interface and advanced software capabilities, is designed for use primarily in hospitals. This line contains the following innovative features: a patented AccuSlide flow regulator, designed to minimize unregulated flow of fluids into a patient's blood stream; precision flow capability, designed to improve flow continuity and minimize hemodynamic changes; and Advanced Infusion Management (AIM), designed to provide unique early warning assessment tools for enhanced intravenous site management. Other standard features include an easy-to-use drug library, which permits dose and/or rate calculation; a multi-step feature, which allows the clinicians to pre-program up to nine steps for drug delivery; and a patented "learn-teach" communication link capability for biomedical engineers.

  •
  The Gemini Series, which consists of single, dual and four channel pumps, is based on a flexible hardware and software technology platform and is designed for use in all hospital settings. This technology platform has enabled us over time to offer incremental feature enhancements based on evolving customer needs. The Gemini series currently offers the following features: the Flo-Stop mechanism which is designed to minimize unregulated flow of fluids into a patient's bloodstream; independent channel operation; ability to switch from pump to controller mode without changing the disposable administration set; programmability to automatically taper-up and taper-down infusion rates to facilitate delivery of complex drug-dosing regimens; capability to operate in either micro mode (0.1 to 99.9 mL/hr) for use with neonatal patients, among others, or macro mode (1 to 999 mL/hr) for use with adult patients; drug dose calculation; pressure monitoring; pressure history and volume/time dosing; and nuisance alarm (alarms with no clinical significance) reduction.

  •
  The MedSystem III instrument is a compact, lightweight, programmable, three channel infusion pump used primarily in the critical care market and patient transport applications. The MedSystem III predecessor product line was acquired from Siemens Infusion Systems, Ltd. in September 1993. Since that time, we have invested significant resources in the MedSystem III pump. As a result of such investment, we believe that ALARIS improvements have made the MedSystem III device one of the smallest, most versatile and most technologically advanced multi-channel pumps currently on the market.

  •
  The Asena GW instrument is a small, lightweight single channel pump for nutritional and hydration therapy. It is intended to be used as part of the Asena Patient Care System and as such can be mounted into the ALARIS Dedicated Docking Station (DDS).

  •
  The 570 Series is a single channel pump used for general and critical care use.

  •
  The 597/598 Series is a simple to use, single channel pump with an easy-to-read control panel coupled with a large LED display. The 597/598 Series is lightweight, compact and robust enough to be used in any patient situation and is frequently used for delivery of nutritional products, for general care and alternate-site use.

    Syringe Pumps.  We also sell a broad range of syringe infusion pumps which are used primarily in neonatal care, oncology, anesthesia, critical care and in labor and delivery. Syringe pumps deliver a smaller amount of fluid in more concentrated amounts, and are used where medical practice does not require large levels of hydration in connection with infusion therapy. While syringe pumps represent a relatively small portion of the industry installed base in the U.S. market, they are widely used in western Europe, where they constitute approximately 60% of the infusion pump market. Syringe pumps are more widely used in western Europe because of the general practice of administering medications in smaller volumes of fluid. We believe that we are one of the two largest suppliers of syringe pumps in western Europe, with a number one or number two installed base market share in seven western European countries (United Kingdom, Belgium, France, Spain, The Netherlands, Norway and Sweden) and the number three installed base market position in two others (Germany and Italy). In addition, we believe that we have a number one installed base market share in South Africa and New Zealand.

    Our selection of syringe pumps includes:

  •
  The Asena syringe pump, which was introduced in the third quarter of 1999, is a compact, lightweight, high-featured pump with modular mounting and communications capability. In December of 2001, we plan to introduce the Asena Patient Care System, which will combine the ALARIS DDS, the Asena syringe pump and the Asena GW large volume pump. The docking station features a versatile mounting system, known as a medical device interface, which allows a syringe pump to be mounted to a pole, a Draeger bar or the ALARIS DDS without adapters.

  •
  The P-Series syringe pumps may be used in a variety of hospital settings, such as neonatal, non-critical care and anesthesia applications.

  •
  The PCAM pump, an analgesia infusion pump, allows patients to control the delivery of pain medication. Designed for general care settings, the PCAM syringe infusion pump is one of the most advanced patient controlled analgesia infusion pumps on the European market today, with pre-programmed and user programmable drug delivery protocols, comprehensive patient history logging and an ergonomically designed handset with status indicator.

    Ambulatory Pumps.  We also offer infusion pumps for alternate-site and hospital ambulatory use. Our ambulatory pumps include:

  •
  The ReadyMED ambulatory infusion pump is a compact, lightweight and disposable pump used in the intravenous administration of antibiotics in the alternate-site market, offering several key advantages over traditional systems. Traditional systems are gravity driven and require a patient to use a small intravenous bag and tubing set that must remain on an intravenous solution pole during infusion, thereby restricting the patient's movement. In contrast, our ReadyMED pump uses positive pressure and thereby allows the patient to carry the device in a pocket or wear it on a belt. We sell the ReadyMED pump through our alternate-site sales force and distribution network in the United States.

  •
  The 2000 Plus Ambulatory Infusion Pump, which we provide under a distribution agreement with its manufacturer, is used in the alternate-site and hospital ambulatory patient-controlled analgesia segments.

    Disposable Administration Sets and Needle-Free Access Products.  Our intravenous infusion systems require the use of disposable administration sets, which represent a significant portion of our sales. For the twelve months ended September 30, 2001, we sold 91 million disposable administration sets, representing sales of $251 million, or 62% of total sales. Sales of disposable administration sets for the twelve months ended September 30, 2001 for the North American and International business units were $177 million and $74 million, respectively. Each of our current large volume infusion pumps uses only dedicated disposable administration sets, designed and manufactured by or for us for that particular pump. We manufacture and sell dedicated and non-dedicated disposable administration sets for use with our infusion pump systems. We generate a predictable and recurring revenue stream from sales of our higher margin, dedicated, as well as non-dedicated, disposable administration sets and components to customers using our systems.

    Our needle-free products are designed to permit access to disposable administration sets without the use of needles. Our disposable administration sets utilizing our SmartSite needle-free system offer a fully integrated, cost-effective design, which eliminates the need for separate caps and additional cannula components. These safety features help reduce the risk to healthcare providers of accidental needlesticks, which can result in the transmission of diseases, such as AIDS and hepatitis C. Our introduction of the SmartSite needle-free system has provided us with an opportunity to compete aggressively in the gravity extension set segment of the market with innovative, cost-effective needle-free gravity sets. In addition, the VersaSafe system utilizes a blunt, plastic cannula combined with a split-septum "Y" site. The VersaSafe system, which was developed through a cooperative development effort, is marketed under a distribution agreement with its manufacturer.

    These safety features continue to provide our customers with the latest cost-effective technology for our installed base of infusion pumps. Our needle-free access products have received strong interest from customers and provide us with an opportunity for incremental revenues.

  Patient Monitoring Products

    Our patient monitoring products consist of hospital thermometry systems and related disposables and stand alone, non-invasive, multi-parameter instruments, and are widely used in hospital and alternate-site settings. For the twelve months ended September 30, 2001, sales of our patient monitoring instruments and related dedicated disposables were approximately $33 million or 8% of total sales. Patient monitoring sales for North America and International for twelve months ended September 30, 2001 were $28 million and $5 million, respectively.

    Thermometry Systems.  We are a leader in hospital thermometry systems, which consist of thermometers and disposable probe covers, and maintain a strong market position in the United States.

Our large installed base of hospital thermometry instruments allows us to generate predictable and recurring revenues from sales of our related dedicated disposable probe covers, which are the only probe covers which can be used with our thermometry instruments. For the twelve months ended September 30, 2001, we sold over 588 million dedicated disposable probe covers.

    Our primary thermometry product is the electronic thermometer. Supplementing our TEMP•PLUS II product line, we introduced in 1999 the TURBO•TEMP thermometer, an improved, cost-effective and technologically advanced electronic thermometer designed to provide a faster temperature reading. We also manufacture and market the CORE•CHECK system, a thermometer that measures temperature by detecting the emission of infrared energy in the ear.

    Other Patient Monitoring Products.  We also sell stand-alone, non-invasive, multi-parameter patient monitoring products which measure a combination of pulse, pulse-oximetry, temperature and blood pressure.

    Since 1997, the VITAL•CHECK Vital Signs Monitor series has been marketed in U.S. and Canadian hospitals under a private label agreement with its manufacturer. The VITAL•CHECK 4400 series measures non-invasive blood pressure, pulse oximetry, pulse and temperature. In August 2001, we released the VITAL•CHECK 4500 Vital Signs Monitor series (successor to the VITAL•CHECK 4200 series) with non-invasive blood pressure, heart rate and temperature monitoring features. Both monitor series utilize our IVAC thermometer technology.

    In January 2001, we introduced the ALARIS AEP (A-Line) monitor, a non-invasive monitoring device used to measure the level of consciousness during general anesthesia and to assess the effects of anesthetics on brain activity. Using auditory evoked potential (AEP) signals, the monitor performs fast extraction of such signals, delivering near real-time measurements of the level of consciousness during general anesthesia and intravenous sedation. The ALARIS AEP monitor enables anesthesiologists to directly assess the effects of anesthetics on brain activity. Our technology consists of a monitor that analyzes the brain's EEGs or brain waves and disposable sensors used to collect the data. The practice of level of consciousness monitoring is designed to improve the practice of anesthesiology by allowing for the minimal use of drugs, which should result in faster wake up times, reduced recovery time and reductions in the side effects associated with anesthesia. The ALARIS AEP monitor is the first commercially available monitor for measuring level of consciousness utilizing auditory evoked potential monitoring technology.

Customer Service

    We provide repair service for our products at certain of our facilities around the world or on-site at our customers' facilities and elsewhere through third-party contractors. Customers may elect to enter into service agreements or to receive service on a time-and-materials basis. We also train customers as to the use of our products and maintain a technical support help-line to answer customers' questions. We believe that the availability of such service helps maintain strong customer relations. Service of our products represented approximately 5% of our sales for the twelve months ended September 30, 2001.

Marketing and Sales

    We have historically focused our sales efforts on the hospital market, which is still our primary market. In response to the industry shift toward healthcare delivery outside of the hospital, we have expanded our selling efforts and products to the alternate-site market, which includes home healthcare, freestanding clinics, skilled nursing facilities and long-term care facilities. Our sales strategy emphasizes increasing instrument placements and the number of units installed in order to increase sales of our proprietary disposable administration sets and probe covers. Sales representatives work closely with on-site primary decision-makers, which include physicians, pharmacists, nurses, materials managers, biomedical staff and administrators. We have over 5,000 hospital customers worldwide and sell our products through a combined direct sales force consisting of over 200 salespersons and through more than 100 distributors. No single hospital customer is material to our business or operations. The International unit utilizes product distributors in areas where we do not have a direct sales force. Distributor sales accounted for 10% of International sales for the twelve months ended September 30, 2001.

    Our domestic marketing efforts are supported by a staff of nurses and pharmacists who consult with customers and provide ongoing clinical support in the evaluation, installation and use of our products. We believe our sales force in the United States and internationally plays a vital role in the effective introduction of new products.

    We have infusion device and patient monitoring contracts with GPOs in the United States, the U.S. federal government and other governmental entities, including the following:

Name	Drug Infusion	Thermometry	Needle-Free
	(Year in which contract expires)
AmeriNet, Inc.	2003	2002	2003
Healthtrust Purchasing Group, L.P. (f/k/a Columbia/ HCA Healthcare)	—	2004	—
Health Services Corporation of America	2002	2002	2002
In-Source Health Services	2005	2005	2005
Managed Health Care Associates, Inc.	2003	2003	2003
Novation, LLC (VHA Inc.)	2005	—	2005
Premier Purchasing Partners, L.P.	2004	2001	2004
Magnet, Inc.	2003	2003	2003
Tenet Health Systems Medical, Inc. (Owned Facilities)	2007	—	2007
Tenet Health Systems Medical, Inc. (Non-Owned Facilities)	2004	—	2004
U.S. Government/Federal Supplies Schedule	2006	2006	2006

Manufacturing

    We are focusing on low-cost manufacturing and manufacture our products at plants in San Diego, California; Creedmoor, North Carolina; Tijuana, Mexico; and Basingstoke, England. The San Diego, California facility is the primary manufacturing facility for infusion pumps and patient monitoring instruments and also houses a service operation for installed infusion pumps and patient monitoring instruments. The Creedmoor, North Carolina facility manufactures high volume, high automation sub-assemblies and SmartSite needleless components and is a distribution center for North American disposable finished products. Product release from sterilization is done in San Diego, California and Creedmoor, North Carolina. The Tijuana facilities primarily focus on the manual assembly of disposables, and the Basingstoke, England facility focuses on the manufacturing of syringe pumps which are sold primarily to the International market. Disposable products for International markets are currently supported through a number of foreign manufacturers.

    We have designed and implemented an integrated network of quality systems, including control procedures that are planned and executed by technically trained professionals. Through these systems, we have established written specifications for raw materials, packaging, labels, sterilization and overall manufacturing process control. A substantial number of raw materials require certificates of analysis to help ensure that finished products conform to specifications. In addition, we regularly test components and products at various stages of the manufacturing process to ensure compliance with applicable specifications.

    We purchase raw materials worldwide in the ordinary course of business from numerous suppliers. The vast majority of these materials are generally available, and although we have not experienced any material delays in obtaining these materials we have, on occasion, experienced temporary delays for certain materials due to supplier shortages. In some situations, we have long-term supply contracts, although we purchase a significant amount of our requirements of certain raw materials by purchase order. Although we are generally not dependent upon any single source of supply, we rely upon a limited number of suppliers for circuit boards and other parts which are used in certain of our infusion systems. The loss of any such supplier would result in a temporary interruption in the manufacturing of our products. We believe, however, that these materials are available as needed from alternative sources.

Research and Development

    We believe that a well-targeted research and development program constitutes an essential part of our activities and is an integral part of our future success. We are actively engaged in research and development programs to develop and improve products. These activities are performed in the United States and, to a lesser extent, in the United Kingdom. For the twelve months ended September 30, 2001, we expended approximately $25.8 million on in-house research and development. Substantially all of such amount was dedicated to the development of new products.

Patents, Trademarks and Proprietary Rights

    We rely heavily on patented and other proprietary technology. Our issued and pending patents are important to our competitive position. There can be no assurance that patent applications submitted by us or our licensors will result in patents being issued or that, if issued, such patents will afford sufficient protection against competitors with similar technology. In addition, we cannot assure you that any patents issued to or licensed by us will not be infringed or designed around by others, that others will not obtain patents that we will need to license or design around, that our products will not inadvertently infringe the patents of others, or that others will not manufacture and distribute similar products upon expiration of such patents. There can also be no assurance that our key patents will not be invalidated or that we or our licensors will have adequate funds to finance the high costs of prosecuting or defending patent validity or infringement issues.

    Our policy is to secure patent protection for significant inventions. As of August 31, 2001, we held 218 unexpired patents in the United States and 291 unexpired patents in foreign countries, principally in Europe, Canada, Japan and Australia. As of August 31, 2001, we had 31 additional applications pending or in preparation in the United States and 218 foreign applications pending. As of August 31, 2001, 142 of our United States patents and 181 of our foreign patents will expire within the next ten years. Due to ongoing development activities, we do not believe that the expiration of any such patents will, individually or in the aggregate, have a material adverse effect on our business, financial condition, results of operations or prospects.

    The patent positions of medical device firms, including ALARIS, are uncertain and involve complex legal and factual questions for which certain legal principles are unresolved. The coverage claimed in a patent application can be significantly reduced before a patent is issued. Pursuant to international accords, the term of United States patents is 20 years from date of filing and certain provisions formerly favoring United States inventors over foreign inventors have been eliminated.

    Under the United States patent law, certain statutory remedies for patent infringement are no longer available for a medical practitioner's otherwise infringing performance of a medical activity. As defined in the United States patent law, a patent may not be enforced against a medical practitioner's performance, or the performance by a related healthcare entity of a "medical activity" which is defined as the performance of a medical or surgical procedure on a body. However, a "medical activity" does not include "the use of a patented machine, manufacture or composition of matter in violation of such patent." Hence, remedies are still available against manufacturers and distributors. This amendment does not apply to patents issued based upon applications filed prior to September 30, 1996.

    We sell our products under a variety of trademarks, some of which we consider to be of sufficient importance to warrant registration in the United States and various foreign countries in which we do business. We also rely on trade secrets, unpatented know-how and continuing technological advancement to maintain our competitive position. It is our practice to enter into confidentiality agreements with key technical employees and consultants. We cannot assure you that these measures will prevent the unauthorized disclosure or use of our trade secrets and know-how or that others may not independently develop similar trade secrets or know-how or obtain access to our trade secrets, know-how or proprietary technology. In addition, we from time to time seek copyright protection for the software used in certain of our products.

Legal Proceedings

    On December 5, 2000, we filed a lawsuit in the United States District Court for the Southern District of California, seeking unspecified damages and equitable relief from Filtertek, Inc. alleging, among other things, that Filtertek's needle-free system infringes a patent relating to needle-free technology licensed by Medex Inc. to us on an exclusive basis and seeking, as well, a declaration that our needle-free system does not infringe a certain Filtertek patent relating to Filtertek's needle-free system or that, if it does, Filtertek's patent is invalid.

    On March 9, 2001, Filtertek filed a lawsuit in the United States District Court for the Northern District of Illinois, seeking unspecified damages and equitable relief from ALARIS and Medex, alleging that the ALARIS needle-free system violates Filtertek's patent and seeking, as well, a declaration against Medex only, that Filtertek's needle-free system does not infringe the Medex patent.

    On April 11, 2001 we moved to dismiss or transfer the Illinois action. The court has not yet ruled on this motion but has ruled that discovery should proceed. Discovery is presently scheduled to be concluded by February 1, 2002 and has been initiated by both ALARIS and Filtertek.

    In San Diego, on April 9, 2001 Filtertek moved to dismiss or transfer on the basis that all issues will be decided in Illinois which, it contends is the more appropriate venue. ALARIS has agreed to dismissal with respect to the Medex patent. ALARIS has opposed the motion with respect to our contention that the Filtertek patent is invalid and/or not infringed. This motion has also not been acted upon by the court but there is no ongoing discovery in this case.

    We believe that we have meritorious defenses to all of Filtertek's claims and we intend to defend ourselves vigorously. However, we cannot assure you that our defenses will defeat all of Filtertek's claims and the failure to do so could have a material adverse effect on our financial condition, results of operations and cash flows.

    In February 2000, we were notified that Amaris Software Entwicklungsgesellschaft mbH (Amaris Software), a German company, contends that our use of the trademark "ALARIS" infringes Amaris Software's registered trademark "Amaris" that is the subject of a German trademark registration. In related proceedings, Amaris Software also filed an opposition in the German trademark office on August 30, 1998 against our application for registration of the trademark ALARIS in Germany and an opposition in the Office for Harmonization of the Internal Market (OHIM) in August 1998 against our application for a European Community trademark registration for ALARIS. We prevailed in the opposition at the OHIM but the German opposition is still pending.

    We believe we have sufficient defenses to all claims by Amaris Software. We have denied that the two marks are confusingly similar and contend that our use of the trademark "ALARIS" is only with medical goods and services, which are outside Amaris Software's registration. However, there can be no assurance that we will successfully defend all claims made by Amaris Software.

    We are also involved in a number of legal proceedings arising in the ordinary course of our business, none of which is expected to have a material adverse effect on our business, financial condition, results of operations or cash flows. (See note 14 to our audited consolidated financial statements.)

Competition

    We face substantial competition in all of our markets. Some of our competitors have greater financial, research and development and marketing resources than we have. We estimate that as of December 31, 2000, our infusion pumps represented approximately 31% of the installed base of large volume infusion channels in the United States, with Baxter International, Inc., Abbott Laboratories, Inc. and B. Braun Medical, Inc., representing approximately 31%, 27% and 7% of such channels, respectively. In the International market, our largest infusion system competitors include Graseby Medical Limited, Fresenius Medical Care AG and B. Braun Melsungen AG. The patient monitoring products market is fragmented by product type. Our key competitors in the North American market include Welch Allyn, Inc. and Sherwood-Davis & Geck in electronic and infrared thermometers, respectively.

    Our principal competitors in the United States offer volume discounts based on bundled purchases of a broader range of medical equipment, pharmaceuticals and supplies that we sell, including infusion systems and intravenous solutions used with such systems. One of our business strategies is to develop or license technologically superior products, thereby providing customers with demonstrably superior clinical value through better capital asset utilization and better patient outcomes. We expect that this approach will improve our competitive position, as we believe that the competitive factors that are most important in our markets are quality of products and services, technological innovation and the value proposition of improving patient outcomes while reducing overall costs associated with patient care.

    The primary markets for our products are relatively mature and highly competitive. Our success is therefore dependent on the development of new infusion technologies and products and the development of other markets for our products. Our older infusion therapy product lines have experienced declining sales and market share recently, primarily due to competitors who offer volume discounts based on bundled purchases of a broader range of medical equipment and supplies, as well as to the aging of our core products. We intend to continue to introduce new products in order to offset future declines in sales and market share. We cannot assure you that new products will be successfully completed or marketed for sale, will not necessitate upgrades or technical adjustments after market introduction, can be manufactured in sufficient volumes to satisfy demand, or will offset declines in sales and market share experienced with respect to existing products.

Government Regulation

    Product Regulation.  The research, development, design, testing, production, export and marketing of our products are activities subject to extensive governmental regulation in the United States at both the federal and state levels, as well as in some other countries. Non-compliance with applicable requirements may result in a voluntary or mandatory recall, the detention or seizure of products, a requirement to repair, replace or refund the cost paid for our products and/or the total or partial suspension or cessation of production, the refusal of a government agency to allow clinical testing or the commercial distribution of products. In addition, failure to comply with these regulations can result in civil sanctions, fines or penalties and/or criminal prosecution of our company, officers and/or employees.

    The FDA regulates the research, development, design, testing, production, export and marketing of medical devices in the United States. Virtually all of our current products are medical devices and as such are subject to regulation as medical devices by the FDA. Pursuant to the Federal Food, Drug and Cosmetic Act (the FDC Act), medical devices are classified according to the level of risk they present. There are three classifications: Class I (the lowest level of risk), Class II and Class III. Class I devices are subject to general controls, which include company registration and device listing, compliance with FDA's "Quality Systems Regulation" as well as the requirements pertaining to the labeling and promotion of medical devices, taking the steps necessary to prevent product adulteration and/or misbranding, reporting of certain adverse events, and, for any product that is not exempt, obtaining an FDA pre-market clearance. There are also related record-keeping requirements included in the general controls. In addition to these general controls, Class II devices are subject to FDA's clearance of a 510(k) pre-market notification and special controls that may include performance standards, postmarket surveillance, patient registries, guidelines, recommendations and such other requirements as FDA deems necessary to provide reasonable assurance of safety and effectiveness. Class III devices must be approved by the FDA before they can be marketed. Some Class III devices may be cleared through 510(k) premarket notifications if FDA has not yet required premarket approval applications (PMAs) for that type of device. This premarket approval involves the preparation of an elaborate application which includes data gathered from extensive preclinical and clinical testing to prove to FDA's satisfaction that the device is safe and effective. New types of Class III devices will generally require PMAs.

    Our FDA-regulated products are Class II medical devices. Unless otherwise exempt, all Class II devices are required under the FDC Act to secure a 510(k) clearance prior to being distributed commercially. A medical device will receive 510(k) clearance from the FDA if it is found to be "substantially equivalent" to a "predicate device," namely, another legally marketed medical device that was on the U.S. market prior to May 28, 1976 or which has already received a 510(k) clearance from the FDA. It has been our experience that the process of obtaining a 510(k) clearance currently takes approximately three to four months from the date of submission. However, the review process for a particular product may be shorter or substantially longer depending upon the circumstances. Moreover, there can be no assurance that a 510(k) will be cleared. The 510(k) must include submission of supporting information, including labeling, and may be required to contain safety and efficacy data. If a product is not found by FDA to be "substantially equivalent" to a "predicate device," then the agency must either reclassify that device or approve a PMA application before it can be marketed in the United States. Under applicable statues and regulations, the FDA will approve a PMA once it has reviewed the PMA application and determined that there is sufficient clinical data as well as other supporting information indicating that the device is safe and effective for its intended use(s). We believe that the PMA process typically takes more than a year from the time an application is submitted to the time of approval. Product changes or modifications made to a cleared or approved device or the addition of new or different product claims may require submission and clearance of a new 510(k) application or submission and approval of a new PMA or a supplement to an existing PMA, before the modified product can be distributed in the United States. The FDA conducts investigations of some clinical studies used to generate safety or effectiveness data of medical devices in connection with 510(k) submissions and/or any PMA application. If as a result of such investigation, the FDA determined that our submission or application was inadequate or non-compliant or that the study was conducted improperly, that determination could impair our ability to market a particular device or cause us to need to generate additional data to support submissions for such clearance or approval. Future products we develop may require FDA clearance or approval. We cannot assure you that any marketing clearances or approvals we seek will be granted in a timely basis, for all the indications sought or even at all. Delays in receiving such clearances or approvals could have a material adverse effect on our business, financial condition, results of operations or prospects.

    In some instances, FDA requires companies with cleared or marketed medical devices to generate additional data even after that clearance or approval has been granted, or to track the medical devices to the patient. These requirements can result in additional costs.

    The FDA also regulates the commencement and conduct of any clinical investigations, as well as the need for any post marketing clinical data, required by the agency in order to determine the safety and effectiveness of devices. This specifically includes investigations of devices not cleared or approved for marketing, and investigations involving changes or modifications to our products which could significantly affect their safety or effectiveness as well as new intended uses of previously cleared or approved devices. Clinical investigations are regulated by the FDA under the investigational device exemption (IDE) and other regulations. The FDA's regulations include significant requirements that must be met, including patient informed consent, criteria for selection of study investigators and monitors, review and approval of research protocols, reporting obligations to the FDA, recordkeeping and prohibitions against commercialization of investigational devices. A sponsor must obtain FDA approval of an IDE before starting the investigation, unless the device is found to be a non-significant risk device by the sponsor and each institutional review board that reviews the study. In addition, a study of a non-significant risk device must still comply with certain provisions of the IDE regulations, and meet other regulatory requirements. The violation of the IDE regulations can result in a variety of sanctions, such as warning letters, prohibition against additional clinical research, refusal to accept data and criminal prosecution.

    We export our products to other countries. Any products not approved or cleared for sale in the United States, can be exported only if we comply with FDA's export requirements. Failure to comply with FDA's export requirements would have a serious adverse effect on our ability to export such products.

    Our products are subject to varying degrees of government regulation in the countries in which we have operations. The general trend is toward increased regulation of medical devices. The degree of government regulation affecting us varies considerably, ranging from stringent design, testing, manufacturing, approval requirements, and post-approval requirements to simply registration of our products. We have received ISO 9001 or ISO 9002 certification for all of our manufacturing facilities. This certification is required to sell our products in the EU and in some other countries. Under uniform regulations for the European Economic Area, we are subject to a single extensive regulatory scheme for all of the participating countries. The EU's Medical Device Directive requires a "CE" mark be affixed to all medical devices marketed in participating countries. This mark indicates that the device meets all the applicable medical device requirements. We have been granted approval to affix the CE mark, on substantially all of our products. CE marking does not preclude those additional restrictions on marketing which may be imposed by an individual EU country. The EU also requires us to fit our medical devices into one of four classes and meet the essential requirements for the assigned class. These essential requirements generally relate to device design, construction, labeling, manufacture and other standards. We are also required to obtain certification from a recognized non-governmental body (notified body) that our device conforms to the applicable requirements. In addition, other regulatory requirements apply, including but not limited to registration, vigilance or adverse event reporting, recordkeeping, and labeling and promotional restrictions. Companies and medical devices in the EU are also subject to enforcement actions, including administrative, civil and criminal penalties.

    Certain countries require us to obtain clearances for our products prior to marketing the products in those countries. In addition, certain countries impose product specifications, standards or other requirements which differ from or are in addition to those mandated in the United States. The EU and certain countries are in the process of developing new modes of regulating medical products which may result in lengthening the time required to obtain permission to market new products. These changes could have a material adverse effect on our ability to market our products in such countries and would hinder or delay the successful implementation of our planned international expansion.

    In addition to being registered with FDA and listing devices with that agency, we also hold a Medical Device Manufacturing License issued by the State of California Department of Health Services (DHS). This license is required to be renewed annually. We are subject to the regulatory requirements of that state as well as other states in which we do business. The FDA and DHS inspect us periodically to determine whether we are in compliance with the FDC Act and regulations, as well as state law.

FDA enforces compliance with its quality system regulation, or QSR, its medical device reporting regulations, device tracking orders, as well as product labeling, promotion, and export requirements for medical devices and other requirements. FDA's QSR includes regulations governing design controls, process controls, management controls and the creation and maintenance of procedures for corrective and preventative actions as well as other QSR requirements, including those for the proper testing, quality control, packaging and storage of our products. The Department of Health Services conducts similar inspections related to the same requirements. Other states may also conduct inspections of aspects of our business particular to that state. An inspection may result in a determination that we are not in compliance with certain FDA or state requirements, may require us to undertake corrective action, and could result in legal action against us and our products, including actions such as those described herein. The FDA's QSR regulations include a number of requirements, such as design control, which can increase the cost of our regulatory compliance. The medical device reporting regulations promulgated by the FDA require us to provide information to the FDA on certain malfunctions, as well as any serious injury or death which may have been associated with the use of a product. The EU medical device reporting regulations also require reporting of serious injuries or deaths which may be associated with the use of a medical device to the competent authority in the country where the incident occurred.

    A determination that we are in violation of the FDC Act or such FDA regulations could lead to the issuance of warning letters and imposition of civil or criminal sanctions against us, our officers and employees, including fines, recalls, repair, replacement or refund to users of the cost of such products, and could result in our losing the ability to contract with government agencies. In addition, if the FDA believes any of our products violates the law and presents a potential health hazard, the FDA could seek to detain and seize products, to require us to cease distribution and to notify users to stop using the product. The FDA could also refuse to issue or renew certificates to export our products to foreign countries. Such actions could also result in our inability to obtain additional clearances or approvals to market our devices.

    In October 1999, we received a warning letter from the FDA related to earlier inspections of the San Diego, California based manufacturing facility. The warning letter requested that we submit to FDA quarterly certifications of our regulatory compliance including certification of such compliance by outside regulatory consultants employed by us. FDA has the right to verify the findings of any such certifications in subsequent inspections.

    The initial certifications were submitted to FDA on April 29, 2000. On June 29, 2000, we received correspondence from FDA indicating that these initial certifications adequately addressed the agency's concerns to that point and, as a result, the frequency of the requested certifications was reduced from quarterly to annually. On April 27, 2001, we certified to FDA that we had initiated or completed all corrective actions called for in our independent consultant's report of April 20, 2001. Additionally, in August 2000 and in April 2001, FDA conducted inspections of our San Diego, California manufacturing facility. In each instance, we responded to FDA's observations with corrective actions that were acceptable to the agency. We believe we are now in substantial compliance with FDA's requirements, however, we will continue to provide FDA with any requested certifications of our compliance.

    In the United States, we have initiated and carried out eleven field corrective actions which FDA considers product recalls between 1997 and 2001. We have submitted to FDA requests for closure related to each of these corrective actions but have not received notice of closure from the FDA. We have four active field corrective actions related to our products manufactured and sold outside the United States. In the second quarter of 1999, we initiated three corrective actions of certain versions of our P Series syringe pumps, which are manufactured in the United Kingdom and sold outside the United States, primarily in Europe. These corrective actions relate to software and hardware upgrades of the P Series syringe pumps. In the first quarter of 2000, we stopped shipment of a large volume pump previously introduced in the International market for redesign of its air-in-line sensing capability. We plan to introduce the redesigned product into the International market and provide a field correction for existing units. None of these field corrective actions materially interfered with our operations and the affected product lines continued or will continue to be marketed by us.

    The costs incurred related to our recall activities have historically been significant. These costs include labor and materials, as well as travel and lodging for repair technicians. Estimates of the costs to complete the recalls and safety alerts are often quite difficult to determine due to uncertainty surrounding how many affected units are still in service and how many units customers will fix without our assistance. Due to these difficulties in estimating costs, it is possible that the actual costs to complete each individual recall or safety alert could differ significantly from management's current estimates to complete such recalls or safety alerts. Although there can be no assurances, we believe we have adequate reserves to cover the remaining estimated aggregate costs related to these active recalls.

    Anti-Remuneration Laws.  The sale of our products is subject to the "anti-kickback" provisions of the Social Security Act of 1935, as amended, which prohibit knowingly and willfully offering, paying, soliciting or receiving any remuneration, whether directly or indirectly, in return for purchasing or ordering items or services, or patient referrals to providers of services, for which payment may be made in whole or in part by Medicare, Medicaid or other federally funded healthcare programs. Violations of the statute are punishable by civil and criminal penalties and the exclusion of the provider from future participation in federally funded healthcare programs. The Social Security Act contains exceptions to these prohibitions for, among other things, properly reported discounts, and payments of certain administrative fees to GPOs. Because of the breadth of the statutory prohibitions and the narrowness of statutory exceptions, Congress directed the Secretary of Health and Human Services to publish "safe harbor" regulations identifying certain practices that will not be treated as violating the "anti-kickback" provisions of the Social Security Act. While failure to satisfy the criteria for a safe harbor does not necessarily mean that an arrangement is unlawful, engaging in a business practice for which there is a safe harbor may be regarded as suspect if the practice fails to meet each of the prescribed criteria of the appropriate safe harbor. The enumerated safe harbors include safe harbors which implement, and further refine, the statutory exceptions for discounts and payments to GPOs. Because we sell some of our products to customers at prices below list price, we are engaged in giving discounts within the meaning of the Social Security Act. The regulations require sellers to fully and accurately report all discounts and inform buyers of their obligations to report such discounts. We also pay administrative fees to certain purchasing agents within the meaning of the Social Security Act. In order to qualify for the GPO safe harbor, certain requirements must be met including disclosure by GPO to its members of the existence of the GPO fee arrangement and the requirement that members be neither wholly owned by the GPO nor subsidiaries of a parent corporation that wholly owns the GPO. We believe that our discounts and arrangements with purchasing agents are in compliance with applicable legal requirements. Nevertheless, we cannot assure you that a court or regulatory body will agree with our interpretation.

    Several states also have statutes or regulations prohibiting financial relationships with referral sources that are not limited to services for which Medicare, Medicaid or other state or federal healthcare program payment may be made. A finding of non-compliance with these anti-remuneration laws by federal or state regulatory officials, including non-compliance with appropriate safe harbors, could have a material adverse effect on our business, financial condition, results of operations or prospects or our ability to make payments on the notes when due.

    Coverage and Reimbursement.  Our products are purchased or leased by healthcare providers or suppliers which submit claims for reimbursement for such products to third-party payors such as Medicare, Medicaid and private health insurers. Although we have no knowledge that third-party payors will adopt measures that would limit coverage of, or reimbursement for, our products, any such measures that were applied to our products could have a material adverse effect on our business, financial condition, results of operations or prospects or our ability to make payments on the notes when due.

    Environmental Matters.  We are subject to regulation by OSHA, the Environmental Protection Agency (EPA) and their respective state and local counterparts, and under extensive and changing foreign, federal, state and local environmental standards, including those governing the handling and disposal of solid and hazardous wastes, discharges to the air and water, and the remediation of contamination associated with releases of hazardous substances. Such standards are imposed by, among other statutes, the Toxic Substances Control Act, the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA. We believe that we are currently in material compliance with current environmental standards. Nevertheless, we use hazardous substances in our day-to-day operations and, as is the case with manufacturers in general, if a release of hazardous substances occurs on or from our properties, we may be held liable and may be required to pay the cost of remedying the condition. The amount of any such liability could be material.

    We have made, and will continue to make, expenditures to comply with current and future environmental standards. Although no material capital or operating expenditures relating to environmental controls are anticipated, we cannot guarantee that changes in, additions to, or differing interpretations of statutory and regulatory requirements will not require material expenditures in the future.

    We are subject to liability under CERCLA and analogous state laws for the investigation and remediation of environmental contamination at properties owned and/or operated by us and at off-site locations where we have arranged for the disposal of hazardous substances. Courts have determined that liability under CERCLA is, in most cases, joint and several, meaning that any responsible party could be held liable for all costs necessary for investigating and remediating a release or threatened release of hazardous substances. As a practical matter, liability at most CERCLA (and similar) sites is shared among all the solvent "potentially responsible parties" (PRPs). The most relevant factors in determining the probable liability of a party at a CERCLA site usually are the cost of the investigation and remediation, the relative amount of hazardous substances contributed by the party to the site and the number of solvent PRPs.

Facilities

    We own or lease the following properties which are material to our operations:

Location	Approximate Square Footage	Purpose	Leased or Owned	Lease Expiration Date
San Diego, California	156,000	Executive offices	Leased	2006	(1)
San Diego, California(2)	83,000	Manufacturing of instruments	Leased	2005
San Diego, California	6,000	Warehouse and distribution	Leased	2004
Creedmoor, North Carolina	120,000	Manufacturing of disposable sets	Owned	N/A
Tijuana, Mexico	41,000	Manufacturing of disposable products	Leased	2003
Tijuana, Mexico	49,000	Manufacturing of disposable products	Leased	Open-ended term	(3)
Basingstoke, England(4)	43,000	International manufacturing of instruments	Leased	2012

(1)
The lease on approximately 25,000 square feet expires in 2002; the lease on the remainder of the square footage expires in 2006.

(2)
Primary instrument manufacturing facility.

(3)
Cancellable by ALARIS upon 180 days notice.

(4)
Lease contains a break clause that gives us the option to terminate the lease in 2007.

Employees

    As of September 30, 2001, we employed 2,712 people, including 796 in the United States.

MANAGEMENT

    The following table sets forth certain information with respect to the executive officers and directors of ALARIS as of September 30, 2001. Unless otherwise noted, the named persons hold the same positions with ALARIS and Holdings.

Name	Age	Position
David L. Schlotterbeck	54	President, Chief Executive Officer and Director
William C. Bopp	58	Chief Financial Officer, Senior Vice President and Treasurer
Jake St. Philip	48	Vice President and General Manager—North American Business Unit of ALARIS
Frederick Denerolle	42	Vice President and General Manager—International Business Unit of ALARIS
Sally M. Grigoriev	43	Vice President—Operations of ALARIS
William H. Murphy	49	Vice President—Quality and Regulatory Affairs of ALARIS
Stuart E. Rickerson	52	Vice President, General Counsel and Secretary
Hank Brown	61	Director
Norman M. Dean	81	Chairman of the Board and Director
Henry Green	59	Director
Barry D. Shalov	60	Director
William T. Tumber	67	Director

    David L. Schlotterbeck has been president, chief executive officer and a director since November 1, 1999. He joined ALARIS on April 19, 1999 as president and chief operating officer. Previously, Mr. Schlotterbeck was president and chief operating officer of Pacific Scientific Company, an international manufacturer of motion control, process measurement and safety products, from 1997 to March 1998. Pacific Scientific Company, a former New York Stock Exchange-traded company, was acquired by Danaher Corporation in March 1998. From 1995 to 1997, he was president and chief executive officer of Vitalcom, Inc., a medical network manufacturer. From 1991 to 1994, Mr. Schlotterbeck was executive vice president and chief operating officer for Nellcor, Inc., a medical device manufacturer subsequently acquired by Mallinckrodt, Inc. Mr. Schlotterbeck is a graduate of the General Motors Institute with a B.S. in electrical engineering. He holds an M.S. in electrical engineering from Purdue University, and completed the Executive Institute at Stanford University in 1984.

    William C. Bopp was appointed senior vice president and chief financial officer on November 1, 1999. Mr. Bopp joined ALARIS on March 22, 1999 as vice president, chief financial officer and treasurer. Prior to joining ALARIS, he was executive vice president and chief financial officer of C.R. Bard, Inc. since 1995. Since 1980, Mr. Bopp held positions of increasing responsibility with Bard, a $1.2 billion developer, manufacturer and marketer of healthcare products, including vascular, urological and oncological and interventional products. In addition to his most recent position, from 1995 until 1999, Mr. Bopp also served as a member of the board of directors of Bard. He is a graduate of Harvard College, Cambridge, MA, and completed his M.B.A., Finance, from the Harvard Business School.

    Jake St. Philip was appointed vice president and general manager, North America, of ALARIS as of July 1998. He previously served as vice president of sales, North America of ALARIS as of

November 1996. Prior thereto, Mr. St. Philip served as vice president of sales, North America of IVAC Medical Systems since June 1994. From 1981 to June 1994, Mr. St. Philip held various sales and marketing positions with IVAC Medical Systems. Additional prior experience includes sales positions with Johnson & Johnson and M&M/Mars. Mr. St. Philip holds a B.S. degree in Marketing from the University of New Orleans.

    Frederic Denerolle was appointed vice president and general manager of the International Business Unit of ALARIS in January 2001. Prior to joining ALARIS, Mr. Denerolle was Executive Vice President of the Infusion Technology Division of Fresenius Vial since 1996. Prior thereto, Mr. Denerolle held positions of increasing responsibility with Becton Dickinson, including General Manager of its Infusion System business between 1994 and 1996. Mr. Denerolle is a graduate in Business Administration from Ecole Supérieure de Commerce de Nantes.

    Sally M. Grigoriev was appointed the vice president of operations of ALARIS in December 2000. She previously served as the vice president of quality and regulatory affairs for ALARIS. Prior to joining IVAC Medical Systems in January 1995, she served as the vice president of quality and regulatory affairs at U.S. Medical Instruments, Inc. and Block Medical, Inc. respectively. While at Block Medical, she established and implemented all quality and regulatory systems. Ms. Grigoriev held various management positions at IMED Corporation from 1982 to 1990, including principal manufacturing engineer, quality engineering manager, manufacturing engineering manager and quality assurance manager. Ms. Grigoriev holds a B.S. degree, Chemical Engineering, from the University of California, Santa Barbara.

    William H. Murphy was appointed vice president, quality and regulatory affairs in December 2000. Mr. Murphy joined ALARIS in February 2000 as director of regulatory affairs. Mr. Murphy previously served as Director of Regulatory Compliance of Nellcor Puritan Bennett Inc., (subsequently acquired by Mallinckrodt, Inc.) from 1996 to 1999. Prior thereto, Mr. Murphy provided private consulting services in the area of regulatory compliance, quality system development and process validation. Mr. Murphy holds a B.S. degree from Augusta College.

    Stuart E. Rickerson was appointed vice president, general counsel and secretary on July 2, 2001. Mr. Rickerson was founder and general counsel of Golden Triangle Ltd., a legal management consulting firm, since 1995. He was also vice president, corporate secretary and general counsel of Keene Corporation from 1991 to 1995 and a member of its board of directors through 1996. He served as associate general counsel, Philip Morris, Inc. and vice president, general counsel and secretary of Cardiac Pacemakers, Inc., then a subsidiary of Eli Lilly and Company and now part of Guidant Corp. Mr. Rickerson is a graduate of Princeton University and received a J.D. from Georgetown University.

    Hank Brown has been a director since July 2000. Mr. Brown serves as chairman of the audit committee and as a member of the compensation and stock option committee. Mr. Brown is currently the president of the University of Northern Colorado (UNC), serving in this capacity since July 1998. Before becoming UNC's president, he served Colorado in the U.S. Senate from 1990 until 1997. Before the Senate, Mr. Brown served five consecutive terms in the U.S. House of Representatives (1980-1990), representing Colorado's 4th Congressional District. He also served in the Colorado State Senate from 1972-1976. He was a vice president of Monfort of Colorado, a leading company in the meat packing industry, from 1968 to 1980. Mr. Brown is also a certified public accountant.

    Norman M. Dean was appointed chairman of the board of directors on May 31, 2000. He has been a director of ALARIS since 1989 and he serves as a member of the audit committee and the compensation and stock option committee. Mr. Dean has been a director and chairman of the board of Miller Diversified Corp., a commercial cattle feeder, since May 1990.

    Henry Green was president and chief operating officer of a predecessor of ALARIS from September 1990 to March 1993. He has been a director since 1991 and serves on the audit committee.

Mr. Green served as an executive officer and director of Physician Computer Network, Inc. (PCN) from 1993 until his retirement in 1997. In December 1999, PCN filed for bankruptcy under Chapter 11 of the Bankruptcy Code as part of an agreement to sell substantially all of its assets to a third party. The bankruptcy filing resulted from, among other things, numerous lawsuits filed against PCN, as well as certain of its officers and directors, including Mr. Green and, in certain instances, Jeffry M. Picower, a significant stockholder of ALARIS, alleging, among other things, that PCN issued false and misleading financial statements. The lawsuits have been settled and PCN's bankruptcy plan was confirmed in March 2000.

    Barry D. Shalov has been a director since June 2000. Mr. Shalov has been a partner at the law firm of Piper Marbury Rudnick & Wolfe LLP since March, 2000. Prior thereto, Mr. Shalov was a partner at the law firm of Gordon Altman Weitzen Shalov & Wein LLP for more than twenty years.

    William T. Tumber has been a director since June 2000. Mr. Tumber serves as chairman of the compensation and stock option committee. Mr. Tumber was senior vice president of C.R. Bard, Inc. (Bard), a medical products manufacturer, from 1996 until his retirement from Bard in 1998. From 1991 to 1996, he was group vice president, responsible for several of Bard's operating divisions. Mr. Tumber held various other positions with Bard since 1980, including President of its Davol division. Prior to joining Bard, Mr. Tumber held a variety of management positions with the General Electric Company.

Compensation of Directors

    Members of the board of directors who are not employees of Holdings or its subsidiaries are paid $25,000 per annum and in addition receive $1,000 per board of directors and/or committee meeting attended. In addition, such directors are entitled to receive options to purchase shares of common stock of Holdings under its Third Amended and Restated 1990 Non-Qualified Stock Option Plan for Non-Employee Directors (the Directors Plan). Travel and accommodation expenses of Directors incurred in connection with meetings are reimbursed by Holdings. All of the Directors are covered by Holdings' directors and officers liability insurance policy.

    Under the Directors Plan: (1) non-qualified stock options (NQSOs) to purchase 10,000 shares of common stock are granted automatically to any non-employee Director who has not declined to participate in the Directors Plan (Eligible Director) on the next succeeding business day following his or her becoming an Eligible Director and (2) NQSOs to purchase 10,000 shares of common stock are granted automatically to each Eligible Director on the anniversary date of his or her preceding NQSO grant under the Directors Plan and every year thereafter during the term of the Directors Plan, provided that such Director remains an Eligible Director on the date of each such additional NQSO grant. NQSOs vest and become exercisable in one-third increments for each year of an Eligible Director's service on the Board of Directors of Holdings from the date of grant of the NQSO. NQSOs granted under the Directors Plan are subject to termination under certain circumstances in the event the Eligible Director ceases to be an Eligible Director or becomes an employee of Holdings or its subsidiaries.

Executive Compensation

    The following table summarizes certain information regarding compensation paid or accrued by ALARIS on behalf of ALARIS' Chief Executive Officer and each of our four most highly compensated executive officers whose total annual salary and bonus for the years ended December 31, 2000, 1999 and 1998 exceeded $100,000.

		Annual Compensation		Long-Term Compensation
Name and Principal Position				Securities Underlying Options	All Other Compensation ($)
	Year	Salary ($)	Bonus ($)
David L. Schlotterbeck President and Chief Executive Officer(1)	2000 1999	$452,010 253,027	$68,932 55,823	— 1,000,000	$19,392 5,000
William C. Bopp Senior Vice President, Chief Financial Officer and Treasurer	2000 1999	250,497 171,584	48,760 24,181	— 420,000	7,474 22,747	(3)
Jake St. Philip Vice President and General Manager North American Business Unit	2000 1999 1998	223,885 207,519 178,595	39,403 27,203 90,003	— 140,000 —	10,207 10,765 22,263
Joergen Lyngsgaard Vice President—Operations(2)	2000 1999	204,940 69,237	37,861 7,823	— 315,000	7,061 66,589	(4)
Anthony B. Semedo Vice President—Corporate Development(5)	2000 1999 1998	182,000 175,344 166,998	42,200 19,639 156,722	— 105,000 —	40,456 12,340 18,385	(6)

(1)
Mr. Schlotterbeck also served as Chief Operating Officer of ALARIS from April 19, 1999 to October 31, 1999.

(2)
Mr. Lyngsgaard is no longer with ALARIS.

(3)
Includes $17,918 in relocation payments and $4,829 for contributions made by ALARIS in 1999 to match pre-tax elective deferrals to Mr. Bopp's retirement plan.

(4)
Includes a $65,000 sign-on bonus, $627 related to group term life insurance coverage and $962 for contributions made by ALARIS in 1999 to match pre-tax elective deferrals to Mr. Lyngsgaard's retirement plan.

(5)
Mr. Semedo is no longer with ALARIS.

(6)
Includes $34,664 in cash compensation related to a temporary overseas assignment, $5,250 for contributions made by ALARIS in 2000 to match pre-tax deferrals to Mr. Semedo's retirement plan and $542 related to group term life insurance coverage.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

    ALARIS and Mr. Schlotterbeck have entered into letter agreements which provide for Mr. Schlotterbeck to receive an annual salary of $452,010 in 2000 and to be eligible to receive a maximum annual bonus equal to 100% of his base salary under ALARIS' Performance Incentive Plan, which is based on meeting certain performance measures. Upon the recommendation of the Compensation and Stock Option Committee, in 2001, the Board of Directors resolved to increase Mr. Schlotterbeck's annual salary to $475,000, effective April 2, 2001. In addition, the aforementioned 100% maximum annual bonus was increased to 200%, if certain higher performance measures are achieved. He is also eligible to receive a maximum target annual bonus of $24,000 under ALARIS' Compliance Management Incentive Plan. Under the letter agreements, if Mr. Schlotterbeck terminates his employment with ALARIS for any reason after November 1, 2002, ALARIS will pay Mr. Schlotterbeck one year of his then existing base salary as separation pay.

    ALARIS has in place a severance plan which provides employee severance pay and benefits in the event of an involuntary termination without cause. The amount of severance and benefits is based upon position and length of service with ALARIS and ranges from a minimum of seven weeks' compensation up to one year's base salary for senior executives. The Board of Directors has approved separate change of control agreements under which, in the event of an involuntary termination related to a change in control of ALARIS, certain senior executives, under certain circumstances, would receive severance of up to two years' base salary and target bonus.

Option Grants in 2000

    There were no stock options granted to the Named Executive Officers during 2000.

Aggregated Option Exercises in Fiscal Year 2000 and Option Values as of December 31, 2000

			Number of Securities Underlying Unexercised Options at 12/31/00
					Value of Unexercised In-the-Money Options at 12/31/00 ($)(1)
	Shares Acquired on Exercise	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David L. Schlotterbeck	—	—	194,963	805,037	—	—
William C. Bopp	—	—	132,555	287,445	—	—
Jake St. Philip	—	—	214,694	125,306	—	—
Joergen Lyngsgaard	—	—	56,251	258,749	—	—
Anthony B. Semedo	—	—	203,444	81,556	—	—

(1)
Calculated based on the closing price of Holdings' Common Stock on December 31, 2000 ($0.3125) as reported by the American Stock Exchange, which was lower than the option exercise price.

Compensation Committee Interlocks and Insider Participation

    There are no reportable compensation committee interlocks or insider participation transactions.

PRINCIPAL STOCKHOLDERS

    ALARIS is a wholly-owned subsidiary of Holdings. The following table sets forth, at July 31, 2001, information regarding the beneficial ownership of common stock of Holdings by (1) all persons known by ALARIS who own beneficially more than 5% of Holdings' outstanding common stock; (2) each director of Holdings; (3) each of the Named Executive Officers; and (4) all directors and executive officers as a group. Unless otherwise stated, ALARIS believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to such shares. In addition, unless otherwise indicated, each such person's business address is 10221 Wateridge Circle, San Diego, California 92121.

	Shares Beneficially Owned		Percentage of Total(1)
Jeffry M. Picower South Ocean Boulevard Palm Beach, Florida 33480	46,643,209	(2)	77.1%
David L. Schlotterbeck	349,876	(3)	*
Norman M. Dean	73,999	(4)	*
Henry Green	64,999	(5)	*
Barry D. Shalov	12,833	(6)	*
William T. Tumber	28,333	(7)	*
Hank Brown	8,333	(8)	*
William C. Bopp	396,387	(9)	*
Jake St. Philip	226,341	(10)	*
Joergen Lynsgaard	67,500	(11)	*
Anthony B. Semedo	223,659	(12)	*
All directors and executive officers as a group (12 individuals)	1,374,234	(13)	2.3%

*
Less than 1%.

(1)
Calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. At July 31, 2001, Holdings had 58,844,834 shares of common stock outstanding.

(2)
Includes (i) 20,079,477 shares of common stock owned by Decisions Incorporated; (ii) 2,489,463 shares of common stock owned by JA Special Partnership Limited; and (iii) 24,074,269 shares of common stock owned by JD Partnership, L.P. Mr. Picower is the sole stockholder and sole Director of Decisions, which is the sole general partner of JD Partnership, and the sole general partner of JA Special. As a result, Mr. Picower shares or has the sole power to vote or direct the vote of and to dispose or direct the disposition of such shares of common stock and may be deemed to be the beneficial owner of such shares.

(3)
Includes (i) 94,700 shares of common stock owned by Mr. Schlotterbeck and (ii) 580 shares of common stock owned by Mrs. Schlotterbeck (spouse), of which Mr. Schlotterbeck disclaims beneficial ownership. Includes currently exercisable option on 254,596 shares of common stock granted under our 1996 Stock Option Plan (the 1996 Stock Plan). Does not include an unvested option on 645,404 shares of common stock that vests over time. Does not include an option designated as a "Performance Option" under the 1996 Stock Plan on 500,000 shares of common stock.

(4)
Includes (i) 31,000 shares of common stock owned by Mr. Dean; (ii) 11,000 shares of common stock owned by Mrs. Dean (spouse); (iii) currently exercisable option on 21,999 shares of common stock under the Directors Plan; and (iv) currently exercisable option on 10,000 shares of common stock granted in consideration for service on a special committee of the Board of

  Directors. Does not include an unvested option on an additional 20,001 shares of common stock granted under the Directors Plan that vests over time.

(5)
Includes (i) 55,000 shares of common stock owned by Mr. Green and (ii) currently exercisable option on 9,999 shares. Does not include an unvested option to purchase 20,001 shares of common stock granted under the Directors Plan that vests over time.

(6)
Includes (i) 9,500 shares of common stock owned by Mr. Shalov and (ii) currently exercisable option on 3,333 shares of common stock granted under the Directors Plan. Does not include an unvested option on 16,667 shares of common stock granted under the Directors Plan that vests over time.

(7)
Includes (i) 25,000 shares of common stock owned by Mr. Tumber and (ii) 3,333 shares of common stock granted under the Directors Plan. Does not include an unvested option on 16,667 shares of common stock granted under the Directors Plan that vests over time.

(8)
Includes (i) 5,000 shares of common stock owned by Mr. Brown and (ii) 3,333 shares of common stock granted under the Directors Plan. Does not include an unvested option on 16,667 shares of common stock granted under the Directors Plan that vests over time.

(9)
Includes (i) 222,387 shares of common stock owned by Mr. Bopp, including 7,387 shares purchased through our 401(k) plan, and (ii) currently exercisable option on 174,000 shares of common stock granted under the 1996 Stock Plan. Does not include an unvested option on 161,000 shares of common stock granted under the 1996 Stock Plan. Does not include a Performance Option on 85,000 shares of common stock.

(10)
Includes (i) 1,200 shares of common stock owned by the Jake P. and Peggy L. St. Philip Trust and (ii) currently exercisable option on 225,141 shares of common stock granted under the 1996 Stock Plan. Does not include an unvested option on 29,859 shares of common stock granted under the 1996 Stock Plan, that vests over time. Does not include an option designated as a "Performance Option" under the 1996 Stock Plan on 85,000 shares of common stock.

(11)
Includes currently exercisable option on 67,500 shares of common stock granted under the 1996 Stock Plan.

(12)
Includes (i) 16,866 shares of common stock owned by Mr. Semedo including 13,766 shares purchased through our 401(k) plan, and (ii) currently exercisable option on 206,793 shares of common stock granted under the 1996 Stock Plan.

(13)
Includes currently exercisable options on 1,148,517 shares of common stock granted under the 1996 Stock Plan, and 41,997 shares of common stock granted under the Directors Plan. Does not include (i) unvested options on 1,305,776 shares of common stock granted under the 1996 Stock Plan that vests over time; (ii) unvested options on an additional 90,003 shares of common stock granted under the Directors Plan that vests over time; and (iii) an option designated as a "Performance Option" under the 1996 Stock Plan on 870,000 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Shalov, one of the directors of ALARIS and Holdings, is a partner at Piper Marbury Rudnick & Wolfe LLP, which performs legal services for ALARIS and Holdings.

DESCRIPTION OF CERTAIN INDEBTEDNESS

    Our existing indebtedness and the indebtedness of Holdings are summarized below. These summaries are not necessarily complete and are qualified in their entirety by reference to the provisions of the relevant indentures, copies of which are available from ALARIS upon request at the address set forth under "Where You Can Find More Information."

Indebtedness of ALARIS

  9 3/4% senior subordinated notes

    Our 9 3/4% senior subordinated notes were issued under an indenture dated as of November 26, 1996, with United States Trust Company of New York as Trustee. The 9 3/4% senior subordinated notes are unsecured obligations, limited to $200 million aggregate principal amount, and will mature on December 1, 2006. We repurchased $20 million aggregate principal amount of these notes with the proceeds of the offering of the private notes. Interest accrues at the rate of 9 3/4% per annum and is payable semi-annually in arrears on each June 1 and December 1. Payments of principal, premium and interest on the notes are subordinated, as set forth in the indenture, to the prior payment in full of our "Senior Debt" as defined in the indenture. The private notes and the exchange notes will be considered Senior Debt under the 9 3/4% senior subordinated notes indenture.

    At any time on or after December 1, 2001, we may redeem the notes, in whole or in part, at a premium that declines each year until December 1, 2004, when we may redeem the notes at 100% of their principal amount. In the event of a Change of Control (as defined in the indenture), the holders of the notes have the right to require us to purchase the notes, in whole or in part, at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

    The indenture contains various restrictive covenants that limit our ability and the ability of our subsidiaries to, among other things, incur additional indebtedness, consummate certain asset sales, enter into certain transactions with affiliates, pay dividends or make certain other restricted payments, issue preferred stock, incur liens, enter in sale and leaseback transactions, incur indebtedness that is subordinate in right of payment of any Senior Debt pursuant to the indenture and senior in right of payment to the 9 3/4% senior subordinated notes, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to us and our subsidiaries, merge or consolidate or sell, assign, transfer, lease convey or otherwise dispose of all or substantially all of our assets, engage in sales of our accounts receivable (or those of our subsidiaries) and engage in any line of business other than the same or a similar line of business as we and our subsidiaries were engaged in on November 26, 1996 and such business activities as are complementary to or are incidents, ancillary or related to the foregoing.

Indebtedness of Holdings

  11 1/8% senior discount notes

    As of September 30, 2001, Holdings has outstanding $155.0 million of its 11 1/8% senior discount notes due 2008 (which will accrete to $189 million principal amount on August 1, 2003) under an indenture dated as of July 28, 1998 with U.S. Trust Company of Texas, N.A., as Trustee. The senior discount notes are senior unsecured obligations of Holdings and are effectively subordinated to the notes and our 9 3/4% senior subordinated notes, as well as any other indebtedness we or our subsidiaries incur. The senior discount notes do not require Holdings to make cash payments of interest until

February 1, 2004, at which time it is required to commence making semi-annual cash interest payments at an annual rate of 11 1/8%. See discussion under "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources" and "Risk Factors—Factors Relating to the Notes."

  7 1/4% convertible subordinated debentures

    Holdings also has outstanding $16.152 million principal amount of its 7 1/4% convertible subordinated debentures under an indenture dated as of January 15, 1992 with U.S. Trust Company of California, N.A., as Trustee. The convertible debentures mature on January 15, 2002. See discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "Risk Factors—Factors Relating to the Exchange Notes."

DESCRIPTION OF THE NOTES

General

    The 11 5/8% Series A and Series B Senior Secured Notes due 2006 (the "Notes") were or will be issued pursuant to an indenture dated as of October 16, 2001 (the "Indenture") between ALARIS and HSBC Bank USA, as trustee (the "Trustee").

    The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture and the Security Documents is not necessarily complete and is qualified in its entirety by reference to the Indenture and the Security Documents, including the definitions therein of certain terms used below. Copies of the form of Indenture, the Security Documents and Registration Rights Agreement are available as set forth under "Where You Can Find More Information." The definitions of certain terms used in the following summary are set forth below under "—Certain Definitions."

Principal, Maturity and Interest

    The Notes are limited in aggregate principal amount to $170.0 million, and will mature on December 1, 2006. Interest on the Notes accrues at the rate of 11 5/8% per annum and is payable in cash semi-annually in arrears on June 1 and December 1, commencing on June 1, 2002, to Holders of record on the immediately preceding May 15 and November 15. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprising twelve 30-day months.

    Principal, premium, if any, and interest on the Notes is payable at the office or agency of ALARIS maintained for such purpose within the City and State of New York or, at the option of ALARIS, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that if any Holder has given wire transfer instructions to ALARIS or the Paying Agent at least 15 days prior to the payment date, all payments of principal, premium, if any, and interest with respect to the Notes held by such Holder will be made by wire transfer of immediately available funds to the account specified by such Holder. Until otherwise designated by ALARIS, ALARIS' office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes are issued in denominations of $1,000 and integral multiples thereof.

Security

    The Notes are secured by a first priority Lien (subject to exceptions specified in the Indenture and the Security Documents) on the following items or types of assets (subject to exceptions specified in the Indenture and the Security Documents), in each case, whether now owned or hereafter acquired:

  (1)
  all right, title and interest of ALARIS or any Guarantor in and to any and all parcels of owned real property, together with fixtures relating thereto, all easements, hereditaments and appurtenances relating thereto, and all other improvements, accessions, alterations, replacements and repairs thereto and all leases and rents and other income, issues or profits derived from the foregoing interests;
  (2)
  all right, title and interest of ALARIS or any Guarantor in and to any and all equipment, machinery, furniture and furnishings, together with all additions, accessions, improvements, alterations, replacements and repairs thereto;
  (3)
  all of the Equity Interests owned by ALARIS or any Guarantor in each existing and subsequently formed or acquired direct Domestic Subsidiary that is either (a) a Guarantor or (b) an operating Subsidiary;
  (4)
  65% of the Equity Interests owned by ALARIS or any Guarantor in each existing and subsequently formed or acquired direct Foreign Subsidiary of ALARIS or such Guarantor;
  (5)
  all right, title and interest of ALARIS or any Guarantor in and to all intellectual property (including, without limitation, any trademarks, service marks, patents, copyrights, trade secrets and other proprietary information);
  (6)
  all right, title and interest of ALARIS or any Guarantor in and to all inventory;
  (7)
  all right, title and interest of ALARIS or any Guarantor in and to all general intangibles, other than general intangibles constituting Excluded Assets (as hereinafter defined);
  (8)
  all right, title and interest of ALARIS or any Guarantor in and to all instruments, documents, deposit accounts (including, without limitation, the Collateral Account and all funds deposited therein), investment property, letter-of-credit rights, chattel paper, and books and records, other than any of the foregoing to the extent they relate to Excluded Assets; and
  (9)
  all right, title and interest of ALARIS or any Guarantor in and to all other personal property (other than Excluded Assets) and all proceeds and products of any and all of the foregoing, including, without limitation, proceeds of insurance, condemnation awards, tax refunds and other similar property or claims with respect to any or all of the foregoing, but excluding Excluded Assets.

    The Collateral has been pledged to the Trustee for the benefit of the Trustee and the Holders by ALARIS, or the applicable Guarantor, pursuant to the Security Documents.

    If the Notes become due and payable prior to the final stated maturity thereof for any reason or are not paid in full at the final stated maturity thereof and after any applicable grace period has expired, the Trustee will have the right to foreclose upon the Collateral in accordance with instructions from the Holders of a majority in aggregate principal amount of the Notes or, in the absence of such instructions, in such manner as the Trustee deems appropriate in its absolute discretion. Proceeds from the sale of Collateral will be applied by the Trustee first to pay the expenses of any foreclosure and fees and other amounts then payable to the Trustee under the Indenture and the Security Documents and, thereafter, to pay all amounts owing to the Holders under the Indenture and the Notes (with any remaining proceeds to be payable to ALARIS or as may otherwise be required by law).

    No appraisals of any of the Collateral were prepared by or on behalf of ALARIS in connection with the issuance and sale of the Notes. There can be no assurance that the proceeds from the sale of the Collateral in whole or in part pursuant to the Indenture and the Security Documents following a

Default would be sufficient to satisfy payments due on the Notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if salable. In addition, the Trustee may not have a valid or perfected security interest in the Equity Interests of Foreign Subsidiaries to the extent such Foreign Subsidiaries are incorporated, organized or otherwise formed in jurisdictions other than Australia, Canada and the United Kingdom. See "Risk Factors—Factors Relating to the Notes."

    The collateral release provisions of the Indenture and the Security Documents may permit the release of Collateral without substitution of collateral of equal value under certain circumstances. See "—Possession, Use and Release of Collateral."

    To the extent that third parties enjoy Liens permitted by the Security Documents and the Indenture, such third parties will have rights and remedies with respect to the asset subject to such Lien that, if exercised, could adversely affect the value of the Collateral or the ability of the Trustee or the Holders to realize or foreclose on the Collateral. In addition, the ability of the Holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "—Certain Bankruptcy Limitations."

Ranking

    The Notes are senior secured obligations of ALARIS. The Notes rank effectively senior in right of payment to all existing and future unsecured obligations of ALARIS to the extent of the value, priority and validity of the Liens on the Collateral securing the Notes. The Notes also rank senior in right of payment to all existing and future obligations of ALARIS that are, by their terms, subordinated in right of payment to the Notes, including the 9 3/4% Notes.

    Subsidiaries of ALARIS are not required to guarantee the Notes except under the limited circumstances specified under "—Certain Covenants—Limitations on Guarantees by Restricted Subsidiaries." The Notes are effectively subordinated to all existing and future Indebtedness and other obligations (including trade payables) of Subsidiaries of ALARIS, other than any Subsidiary that becomes a Guarantor in accordance with such provisions. Claims of creditors of Subsidiaries (other than any Guarantors), including trade creditors, will generally have priority as to the assets of Subsidiaries over the claims of ALARIS and the holders of ALARIS' Indebtedness, including the Notes.

    Although the Indenture contains limitations on the amount of additional secured Indebtedness that ALARIS and the Restricted Subsidiaries may incur, under certain circumstances, the amount of this Indebtedness could be substantial. See "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Liens."

    The Notes are not secured by any of the following items or types of assets ("Excluded Assets"):

  (1)
  all right, title and interest of ALARIS or any Guarantor in and to all accounts receivable and related supporting obligations arising out of the sale or lease of inventory or the provision of services in the ordinary course of ALARIS' or such Guarantor's business ("Excluded Accounts");
  (2)
  all right, title and interest of ALARIS or any Guarantor in and to any (a) proceeds and products of Excluded Accounts, including, without limitation, proceeds of insurance, tax refunds and other similar property or claims with respect to the Excluded Accounts contained in any lockbox or lockbox deposit account or related concentration account maintained by ALARIS or any such Guarantor or otherwise held for the benefit of the lenders under any Credit Agreement, and (b) such lockbox or lockbox deposit account or concentration account ("Excluded Collected Proceeds");

  (3)
  all right, title and interest of ALARIS or any Guarantor in and to non-cash proceeds (other than deposit accounts of ALARIS or such Guarantor that are not lockbox deposit accounts or related concentration accounts) paid by an account debtor in respect of Excluded Accounts ("Other Excluded Proceeds");
  (4)
  all right, title and interest of ALARIS or any Guarantor in and to any books and records that evidence Excluded Accounts, Excluded Collected Proceeds, or Other Excluded Proceeds ("Excluded Records"); and
  (5)
  all right, title and interest of ALARIS or any Guarantor in and to all general intangibles related to the foregoing.

    Excluded Assets do not include any rights of ALARIS or any Guarantor under Instrument Contracts or sales-type leases, except to the extent and until such time as any amounts due thereunder would be reflected in the books and records of ALARIS or such Guarantor as accounts receivable.

    We will seek to obtain from one or more lenders a revolving credit facility for up to $20 million to be secured by a first priority lien on the Excluded Assets.

Certain Bankruptcy Limitations

    The right of the Trustee to repossess and dispose of, or otherwise exercise remedies in respect of, the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against ALARIS prior to the Trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral.

Optional Redemption

    Except as provided in the next paragraph, the Notes are not redeemable at ALARIS' option prior to December 1, 2005. Thereafter, the Notes will be subject to redemption at the option of ALARIS, in whole or in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 105.813% of the principal amount thereof, together with accrued and unpaid interest, if any, thereon to the applicable redemption date.

    Notwithstanding the foregoing, on or prior to December 1, 2003, ALARIS, on one or more occasions, may redeem up to 35% in aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 111.625% with the net cash proceeds of one or more public or private offerings of common stock of Holdings or ALARIS; provided that

  •
  in the case of an offering by Holdings, Holdings shall have contributed such net cash proceeds to ALARIS as a common equity contribution;

  •
  at least 65% in aggregate principal amount of the Notes remain outstanding immediately after the occurrence of each such redemption; and
  •
  such redemption occurs within 90 days of the date of the closing of any such public or private offering.

    ALARIS may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate, provided that no Notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

Mandatory Redemption

    Except as set forth below under "—Repurchase at the Option of Holders," ALARIS is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

  Change of Control

    Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require ALARIS to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, ALARIS will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice.

    On the Change of Control Payment Date, ALARIS will, to the extent lawful,

  •
  accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;
  •
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and
  •
  deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions thereof being purchased by ALARIS.

    The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder of Notes a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. ALARIS will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that ALARIS repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

    ALARIS will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by ALARIS and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the Transfer of "all or substantially all" of the assets of ALARIS and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precisely established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require ALARIS to repurchase such Notes as a result of a Transfer of less than all of the assets of ALARIS and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    ALARIS will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, ALARIS will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

  Asset Sales

    The Indenture provides that ALARIS will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless each of the following requirements is satisfied:

  (1)
  ALARIS or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;
  (2)
  at least 75% of the consideration therefor received by ALARIS or such Restricted Subsidiary is in the form of cash and/or Marketable Securities; provided that the amount of
  •
  any liabilities (as shown on ALARIS' or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of ALARIS or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the Transferee of any such assets pursuant to a customary novation agreement that releases ALARIS or such Restricted Subsidiary from further liability; and
  •
  any notes or other obligations received by ALARIS or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by ALARIS or such Restricted Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision;

    provided further, that the 75% limitation referred to above shall not apply to any Transfer of assets in which the cash portion of the consideration received therefor is equal to or greater than the after-tax net cash proceeds that would have been received by ALARIS had a transaction involving the same assets complied with the aforementioned 75% limitation but was not structured with the same tax benefits as the actual transaction; and

  (3)
  if such Asset Sale involves the Transfer of Collateral, it complies with the provisions described under "—Possession, Use and Release of Collateral" and "—Asset Sale Release," all consideration received in the form of cash or Marketable Securities shall be paid directly by the purchaser of such Collateral to the Trustee for deposit into the Collateral Account, and all consideration received in any other form shall be expressly made subject to the Lien of the Indenture and the applicable Security Documents.

    Within 367 days after the receipt of any Net Proceeds from an Asset Sale, ALARIS or such Restricted Subsidiary shall, subject to the following paragraph, cause such Net Proceeds to be applied as follows:

  (1)
  in the case of any Transfer of Collateral, to make an investment or expenditure for Replacement Assets, which shall be made subject to the Lien of the Indenture and the applicable Security Documents; and
  (2)
  in all other cases:
  •
  to repay Indebtedness outstanding under any Credit Agreement; or
  •
  to make an investment in or expenditure for Replacement Assets.

    Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, ALARIS will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, ALARIS or any Restricted Subsidiary may use any remaining Excess Proceeds for any purpose not prohibited under the Indenture; provided, however, that to the extent that all or any portion of any remaining Excess Proceeds comprises proceeds of Asset Sales of Collateral, such Excess Proceeds shall remain subject to the lien of the Indenture and the applicable Security Documents. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    Notwithstanding the three immediately preceding paragraphs, ALARIS and the Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent

  •
  at least 75% of the consideration received in connection with such Asset Sale constitutes Replacement Assets or a combination of Replacement Assets and cash;
  •
  such Asset Sale is for Fair Market Value (which, in the case, of any Replacement Assets the Fair Market Value of which exceeds $3.0 million, will be evidenced by the opinion of a Financial Advisor); provided that any Net Proceeds in the form of cash received by ALARIS or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated pursuant to this paragraph shall be subject to the provisions of the two immediately preceding paragraphs; and
  •
  if such Asset Sale involves the Transfer of Collateral, ALARIS and the Restricted Subsidiaries comply with clause (3) of the third preceding paragraph.

    ALARIS will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, ALARIS will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

Certain Covenants

  Restricted Payments

    The Indenture provides that ALARIS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly,

  (1)
  declare or pay any dividend or make any distribution (including in connection with any merger or consolidation) on account of any Equity Interests of ALARIS or any of its Restricted Subsidiaries (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of ALARIS or dividends or distributions payable to ALARIS or any Wholly Owned Restricted Subsidiary of ALARIS);
  (2)
  purchase, redeem or otherwise acquire or retire for value any Equity Interests of ALARIS, any of its Restricted Subsidiaries or any other Affiliate of ALARIS (other than any such Equity Interests owned by ALARIS or any Wholly Owned Restricted Subsidiary of ALARIS);
  (3)
  make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated by its terms in right of payment to the Notes or a Note Guarantee, except at the original final maturity thereof or in accordance with the scheduled mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or
  (4)
  make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

      (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

      (b) ALARIS would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

      (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by ALARIS and its Restricted Subsidiaries from and after January 1, 1997 (excluding Restricted Payments permitted by clauses (2), (3), (5), (6), (8), (11), (12) and (13) of the next succeeding paragraph), is less than the sum of

    (1)
    50% of the Consolidated Net Income of ALARIS for the period (taken as one accounting period) from January 1, 1997 to the end of ALARIS' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus

    (2)
    100% of the aggregate net cash proceeds received by ALARIS from and after January 1, 1997 from the issuance and sale of its Qualified Capital Stock or from contributions to its common equity; plus
    (3)
    100% of the aggregate net cash proceeds received by ALARIS from the issuance and sale from and after January 1, 1997 of debt securities of ALARIS that have been converted into Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of ALARIS and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock); plus
    (4)
    to the extent that any Restricted Investment that was made from and after January 1, 1997 is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any);

  provided that no cash proceeds received by ALARIS from the issue or sale of any Equity Interests issued by ALARIS will be counted in determining the amount available for Restricted Payments under this clause (c) to the extent such proceeds were used to purchase, redeem or otherwise acquire or retire for value any Equity Interests of ALARIS pursuant to clause (2) of the next succeeding paragraph, to pay, purchase, redeem, defease or otherwise acquire or retire for value any subordinated Indebtedness pursuant to clause (3) of the next succeeding paragraph, to repurchase, redeem or acquire any Equity Interests of ALARIS pursuant to clause (4) of the next succeeding paragraph or to redeem notes pursuant to the provisions described in the second paragraph under "—Optional Redemption."

    The foregoing provisions do not prohibit any or all of the following (each and all of which constitutes an independent exception to the foregoing provisions and may occur in addition to any action permitted to occur under any other exception):

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;
  (2)
  the purchase, redemption or other acquisition or retirement for value of any Equity Interests of ALARIS in exchange for, or out of the net cash proceeds of, the substantially concurrent issuance and sale (other than to a Subsidiary of ALARIS) of other Equity Interests of ALARIS (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such purchase, redemption or other acquisition or retirement shall be excluded from clause (c) of the preceding paragraph;
  (3)
  the payment, purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent issuance and sale (other than to a Subsidiary of ALARIS) of Equity Interests of ALARIS (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such purchase, redemption or other acquisition or retirement shall be excluded from clause (c) of the preceding paragraph;
  (4)
  a Restricted Payment to fund the purchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or ALARIS held by any member of management of Holdings, ALARIS or any of its Restricted Subsidiaries pursuant to any management equity subscription agreement or stock option agreement; provided that (a) the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period plus the aggregate cash proceeds received by ALARIS during such twelve-month period from any reissuance of Equity Interests by Holdings or ALARIS to members of management of Holdings, ALARIS and its Restricted Subsidiaries (not to exceed in any event $3.0 million in any single twelve-month period), and (b) no Default or Event of Default has occurred and is continuing immediately after such transaction; provided that the amount in excess of $1.0 million (or $3.0 million, as the case may be) expended for all such purchases, redemptions and other acquisitions and retirements of Equity Interests pursuant to this clause (4) in any twelve-month period shall be excluded from clause (c) of the preceding paragraph;

  (5)
  the payment of dividends (a) by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if such dividend is paid pro rata to all holders of such class of common stock and (b) by a Guarantor on any class of preferred stock issued in compliance with the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";
  (6)
  the repurchase of any class of common stock of a Restricted Subsidiary of ALARIS if such repurchase is made pro rata with respect to such class of common stock;
  (7)
  the payment of dividends or the making of loans or advances by ALARIS to Holdings in order to permit the payment by Holdings of interest in respect of 7 1/4% convertible subordinated debentures due 2002;
  (8)
  payments pursuant to a tax sharing agreement between any one or more of ALARIS and its Subsidiaries, on the one hand, and any other Person with which ALARIS and/or such Subsidiaries are required or permitted to file a consolidated tax return or with which ALARIS and/or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by ALARIS and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;
  (9)
  the payment of dividends or the making of loans or advances by ALARIS to Holdings so long as the proceeds thereof are promptly used by Holdings to pay operating expenses in the ordinary course of business (including, without limitation, professional fees and expenses) and other similar corporate overhead costs, expenses and expenditures, or to pay salaries or other compensation of employees who perform services for Holdings and ALARIS; provided that the aggregate amount of dividends, loans or advances paid pursuant to this clause (9) shall not during any fiscal year of ALARIS exceed, when added to any licensing agreement payments made by ALARIS or any of its Subsidiaries to Holdings during such fiscal year, $1,500,000;
  (10)
  Restricted Payments in an aggregate amount not to exceed $15.0 million for the purpose described in this prospectus under "Description of Certain Indebtedness—Indebtedness of Holdings—7 1/4% convertible subordinated debentures";
  (11)
  repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;
  (12)
  purchases of 9 3/4% Notes, or payment of dividends or the making of loans or advances by ALARIS to Holdings in order to permit purchases by Holdings of its 11 1/8% senior discount notes due 2008, in each case to the extent required under the related indentures in connection with a Change of Control or an Asset Sale; provided that ALARIS has first complied with its obligations under the covenants described under "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales," as applicable (and in the case of Asset Sales, this clause (12) shall be available only to the extent of Excess Proceeds remaining after ALARIS has purchased all Notes properly tendered in an Asset Sale Offer); and
  (13)
  purchases of up to $20.0 million aggregate principal amount of 9 3/4% Notes on or prior to the Issue Date.

    The Board of Directors may designate any Restricted Subsidiary, or any newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by ALARIS and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated, and all Investments by ALARIS and its Restricted Subsidiaries to be made in connection with such acquisition or creation, will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of (1) the net book value of such Investments at the time of such designation and (2) the Fair Market Value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    Not later than the date of making any Restricted Payment, ALARIS shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under the caption "—Restricted Payments" were computed, which calculations shall be based upon ALARIS' latest available financial statements.

  Incurrence of Indebtedness and Issuance of Preferred Stock

    The Indenture provides that ALARIS will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt) and ALARIS will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that ALARIS may incur Indebtedness or issue shares of Disqualified Stock and any Guarantor may incur Indebtedness or issue shares of Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio for ALARIS' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued would have been at least 2.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The foregoing provisions do not apply to any of the following (each and all of which (x) may be issued or incurred, (y) constitutes an independent exception to the foregoing provisions and (z) may be incurred in addition to any other Indebtedness permitted to be incurred under any other exception):

  (1)
  the incurrence by any one or more of ALARIS and the Guarantors of Indebtedness and letters of credit pursuant to Credit Agreements (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of ALARIS or any Guarantor) in an aggregate principal amount not to exceed $20.0 million at any time outstanding; provided that the amount of Indebtedness permitted to be incurred pursuant to any Credit Agreement in accordance with this clause (1) shall be in addition to any Indebtedness permitted to be incurred pursuant to any Credit Agreement or otherwise in reliance on, and in accordance with, clause (9) below;

  (2)
  the incurrence by ALARIS of Indebtedness represented by the Notes issued on the Issue Date and the exchange notes issued in exchange thereof, and the incurrence by any Guarantor of Indebtedness represented by a Note Guarantee;

  (3)
  the incurrence by ALARIS or any of its Restricted Subsidiaries of Indebtedness (a) represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of ALARIS or such Restricted Subsidiary, or (b) in connection with sale and leaseback transactions; provided that the (x) aggregate principal amount of Indebtedness incurred pursuant to this clause (3), and refinancings thereof, shall not exceed $10.0 million at any time outstanding and (y) the aggregate principal amount of Indebtedness incurred pursuant to clause (3)(b), and refinancings thereof, shall not exceed $5.0 million at any time outstanding;

  (4)
  Existing Indebtedness;

  (5)
  the incurrence by ALARIS or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refinance, Existing Indebtedness or Indebtedness that was incurred pursuant to the first paragraph of this covenant or pursuant to clause (2) above or this clause (5);

  (6)
  (x) Indebtedness of ALARIS owed to a Guarantor; provided, however, that upon any such Guarantor ceasing to be a Guarantor or such Indebtedness being owed to any Person other than a Guarantor, ALARIS shall be deemed to have incurred Indebtedness not permitted by this clause (6), and (y) Indebtedness of any Restricted Subsidiary of ALARIS owed to ALARIS or any of its other Restricted Subsidiaries; provided that (a) any such Indebtedness shall be unsubordinated and shall be evidenced by an intercompany note pledged to the Trustee for the benefit of the Holders under the Security Documents and (b) upon such Indebtedness being owed to any Person other than ALARIS or a Restricted Subsidiary, such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (6);

  (7)
  the incurrence by ALARIS or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging (a) interest rate risk with respect to any floating rate Indebtedness of such Person so long as such floating rate Indebtedness is permitted by the terms of the Indenture to be outstanding or (b) exchange rate risk with respect to agreements or Indebtedness of such Person payable or denominated in a currency other than U.S. dollars and, in each case, not for speculative purposes;

  (8)
  the incurrence by ALARIS' Unrestricted Subsidiaries of Non-Recourse Debt; provided that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of ALARIS in an amount equal to then outstanding amount thereof;

  (9)
  the incurrence by ALARIS or any Guarantor of Indebtedness or issuance of preferred stock (in addition to Indebtedness and preferred stock that may be incurred or issued pursuant to any other clause of this paragraph) in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

  (10)
  the incurrence by any Foreign Subsidiary of Indebtedness and letters of credit to fund working capital and capital expenditure requirements (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of such Foreign Subsidiary thereunder) in an aggregate principal amount not to exceed $15.0 million at any time outstanding;

  (11)
  Obligations in respect of performance and surety bonds provided by ALARIS or any Guarantor in the ordinary course of business; and

  (12)
  (x) the Guarantee by ALARIS or any Guarantor of Indebtedness of ALARIS or any Guarantor and (y) the Guarantee by any Restricted Subsidiary of ALARIS that is not a Guarantor of Indebtedness of any other Restricted Subsidiary of ALARIS that is not a

    Guarantor; provided that, in each case, the Indebtedness being Guaranteed is permitted to be incurred by another provision of this covenant.

    For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (1) or (3) through (12) above as of the date of incurrence thereof, or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, ALARIS shall, in its sole discretion, classify such item of Indebtedness on the date of its incurrence and may later reclassify such item of Indebtedness in any manner that complies with this covenant, except that Indebtedness, if any, incurred or outstanding under any Credit Agreement on the Issue Date shall be deemed to have been incurred under clause (1) above. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of ALARIS as accrued. The maximum amount of Indebtedness that ALARIS or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies.

    ALARIS will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of ALARIS or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Note Guarantee of such Guarantor, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of ALARIS or such Guarantor, as the case may be.

  Sale and Leaseback Transactions

    The Indenture provides that ALARIS will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that ALARIS or any Guarantor may enter into a sale and leaseback transaction not involving Collateral if

  (1)
  ALARIS or such Guarantor could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to (a) the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "—Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and/or (b) clause (3)(b) of the covenant described under the caption "—Incurrence of Additional Indebtedness and Issuance of Preferred Stock" (as limited by the proviso to such clause);

  (2)
  the Lien to secure such Indebtedness does not extend to or cover any assets of ALARIS or any of its Restricted Subsidiaries other than the assets which are the subject of the sale leaseback transaction;

  (3)
  the gross cash proceeds of such sale and leaseback transaction are at least equal to the Fair Market Value of the asset that is the subject of such sale and leaseback transaction; and

  (4)
  the Transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant described under the caption "—Repurchase at the Option of the Holders—Asset Sales."

  Liens

    The Indenture provides that ALARIS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their assets, now owned or hereafter acquired, other than

  (1)
  in the case of any asset that does not constitute Collateral, Permitted Liens; provided that any Lien on such assets shall be permitted notwithstanding that it is not a Permitted Lien if all payments due under the Indenture, the Notes and the Note Guarantees are so secured on an equal and ratable basis with the obligations so secured until such time as obligations are no longer secured by a Lien; and

  (2)
  in the case of any asset that constitutes Collateral, Permitted Collateral Liens.

    In the case of clause (1), if the obligations so secured are subordinated by their terms to the Notes or a Note Guarantee, the Lien securing such obligations will also be so subordinated by its terms at least to the same extent.

  Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

    The Indenture provides that ALARIS

  (1)
  will not, and will not permit any Restricted Subsidiary of ALARIS to, Transfer any Equity Interests in any Wholly Owned Restricted Subsidiary of ALARIS to any Person (other than ALARIS or a Wholly Owned Restricted Subsidiary of ALARIS), unless

  (a)
  such Transfer is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

  (b)
  the cash Net Proceeds from such Transfer are applied in accordance with the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales"; and

  (2)
  will not permit any Wholly Owned Restricted Subsidiary of ALARIS to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to ALARIS or a Wholly Owned Restricted Subsidiary of ALARIS.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

    The Indenture provides that ALARIS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or consensual restriction on the ability of any Restricted Subsidiary to

  (a)
  pay dividends or make any other distributions to ALARIS or any of its Restricted Subsidiaries on its Capital Stock;

  (b)
  pay any Indebtedness owed to ALARIS or any of its Restricted Subsidiaries;

  (c)
  make loans or advances to ALARIS or any of its Restricted Subsidiaries; or

  (d)
  Transfer any of its properties or assets to ALARIS or any of its Restricted Subsidiaries except for such encumbrances or restrictions existing under or by reasons of any of the following:

  (1)
  Existing Indebtedness or any Credit Agreement, as in effect on the date of the Indenture and any amendments or refinancings thereof; provided that such amendments or refinancings are no more restrictive, with respect to such encumbrances or restrictions, in the aggregate than those contained in such Existing Indebtedness or the Credit Agreement as in effect on the date of the Indenture;

  (2)
  the Indenture, the Notes, the exchange notes and the Note Guarantees;

  (3)
  applicable law;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by ALARIS or any of its Restricted Subsidiaries, as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the assets of the Person, so acquired; provided that in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

  (5)
  customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices;

  (6)
  purchase money obligations for assets acquired in the ordinary course of business that impose restrictions of the nature described in clause (4) above on the assets so acquired;

  (7)
  an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of a Restricted Subsidiary; provided that such restrictions are limited to the Restricted Subsidiary that is the subject of such agreement pending its sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  restrictions applicable to any Foreign Subsidiary pursuant to Indebtedness incurred pursuant to clause (10) of the second paragraph of the covenant entitled "—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that such restrictions shall be limited to customary net worth, leverage, cash flow and other financial ratios applicable to such Foreign Subsidiary, customary restrictions on mergers and consolidations involving such Foreign Subsidiary, customary restrictions on transactions with affiliates of such Foreign Subsidiary and customary provisions subordinating the payment of intercompany Indebtedness owed by such Foreign Subsidiary to ALARIS or any of its Restricted Subsidiaries upon the occurrence of a default in respect of Indebtedness of such Foreign Subsidiary or its Subsidiaries and/or events of insolvency with respect to such Foreign Subsidiary or its Subsidiaries; and provided further that in no event shall any Indebtedness incurred by a Foreign Subsidiary prohibit such Foreign Subsidiary from making any dividend or other distribution to ALARIS or its Restricted Subsidiaries or from otherwise making any loan to ALARIS or its Restricted Subsidiaries in the absence of a breach by such Foreign Subsidiary of the covenants contained in such Indebtedness;

  (10)
  Liens securing Obligations otherwise permitted to be incurred pursuant to the covenant described above under the caption "—Liens" that limit the right of ALARIS or any of its Subsidiaries to dispose of the assets subject to such Lien; or

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Merger, Consolidation, or Sale of Assets

    The Indenture provides that ALARIS may not consolidate or merge with or into (whether or not ALARIS is the surviving entity), or Transfer all or substantially all of its properties or assets to, another Person unless

  (1)
  ALARIS is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than ALARIS) or to which such Transfer has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than ALARIS) or the Person to which such Transfer has been made assumes all the obligations of ALARIS under the Notes, the Registration Rights Agreement, the Indenture and the Security Documents pursuant to a supplemental indenture or amendment of the relevant documents, in form reasonably satisfactory to the Trustee;

  (3)
  immediately after such transaction, no Default exists;

  (4)
  ALARIS or the Person formed by or surviving any such consolidation or merger, or to which such Transfer has been made will, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (5)
  each of the conditions in the second succeeding paragraph is satisfied.

The Indenture also provides that ALARIS may not, directly or indirectly, lease all or substantially all of its properties or assets in one or more related transactions to any Person. The foregoing do not prohibit a consolidation or merger between ALARIS and a Wholly Owned Restricted Subsidiary, the Transfer of all or substantially all of the properties or assets of ALARIS to a Wholly Owned Restricted Subsidiary or the Transfer of all or substantially all of the properties or assets of a Wholly Owned Restricted Subsidiary to ALARIS; provided that if ALARIS is not the surviving entity of such transaction or the Person to which such Transfer is made, the surviving entity or the Person to which such Transfer is made shall comply with clause (2) of this paragraph.

    Except as provided under the caption "—Limitation on Guarantees by Restricted Subsidiaries," no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, whether or not affiliated with such Guarantor, unless

  (1)
  either (a) such Guarantor is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture, the Registration Rights Agreement and the Security Documents, and, in the case of a consolidation or merger with Holdings, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  (2)
  immediately after such transaction, no Default exists; and

  (3)
  each of the conditions in the next paragraph is satisfied.

    The following additional conditions shall apply to each transaction described in the above paragraphs:

  (1)
  ALARIS, such Guarantor or the relevant surviving entity, as applicable, will cause such amendments or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or Transferred to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

  (2)
  the Collateral owned by or Transferred to ALARIS, such Guarantor or the relevant surviving entity, as applicable, shall

  (a)
  continue to constitute Collateral under the Indenture and the Security Documents;

  (b)
  be subject to the Lien in favor of the Trustee for the benefit of the Holders; and

  (c)
  not be subject to any Lien other than Liens permitted by the Security Documents;

  (3)
  the assets of the Person which is merged or consolidated with or into the relevant surviving entity, to the extent that they are assets of the types which would constitute Collateral under the Security Documents, shall be treated as after acquired property and such surviving entity shall take such action as may be reasonably necessary to cause such assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture; and

  (4)
  ALARIS shall have delivered to the Trustee an officers' certificate and an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture or supplemental Security Documents are required in connection with such transaction, such supplemental indenture and Security Documents comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that such supplemental indenture and Security Documents are enforceable.

    Upon any consolidation, combination or merger of ALARIS or a Guarantor, or any Transfer of all or substantially all of the assets of ALARIS in accordance with the foregoing, in which ALARIS or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which ALARIS or such Guarantor is merged or to which the Transfer is made will succeed to, and be substituted for, and may exercise every right and power of, ALARIS or such Guarantor under the Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as ALARIS or such Guarantor and, except in the case of a Transfer, ALARIS or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of ALARIS' or such Guarantor's other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

  Transactions with Affiliates

    The Indenture provides that ALARIS will not, and will not permit any of its Restricted Subsidiaries to, Transfer any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of (other than solely in its capacity as a direct or indirect stockholder of ALARIS), any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless

  (1)
  such Affiliate Transaction is on terms that are no less favorable to ALARIS or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by ALARIS or such Restricted Subsidiary with an unrelated Person;

  (2)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, ALARIS delivers to the Trustee a resolution of the Board of Directors of ALARIS set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors of ALARIS; and

  (3)
  with respect to any Affiliate Transaction involving aggregate consideration with excess of $10.0 million, ALARIS delivers to the Trustee a written opinion issued by a Financial Advisor stating that it has determined such Affiliate Transaction to be fair to the Issuer or such Restricted Subsidiary from a financial point of view.

    The following will not be subject to the provisions of the preceding paragraph:

  (1)
  any employment agreement entered into by ALARIS or any of its Restricted Subsidiaries in the ordinary course of business of ALARIS or such Restricted Subsidiary;

  (2)
  transactions between or among ALARIS and/or its Restricted Subsidiaries;

  (3)
  payment of employee benefits, including bonuses, retirement plans and stock options, and director fees in the ordinary course of business;

  (4)
  Restricted Payments permitted by the covenant described under the caption "—Restricted Payments"; and

  (5)
  transactions permitted by the provisions of the covenant described under the caption "—Sales of Accounts Receivable."

  Line of Business

    ALARIS will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses.

  Sales of Accounts Receivable

    ALARIS may, and any of its Restricted Subsidiaries may, sell, at any time and from time to time, all of their respective accounts receivable to an Accounts Receivable Subsidiary; provided that

  (1)
  the cash received in each such sale is not less than 90% of the aggregate face value of the receivables sold and the remainder of the consideration received in each such sale is a promissory note (a "Promissory Note") which is subordinated to no Indebtedness or obligation other than the financial institution or other entity providing the financing to the Accounts Receivable Subsidiary with respect to such accounts receivable (a "Financier"); provided further that the Initial Sale will include all eligible accounts receivable of ALARIS and/or its Restricted Subsidiaries that will be party to such arrangements in existence on the date of the Initial Sale;

  (2)
  the cash proceeds received from the Initial Sale less reasonable and customary transaction costs will be deemed to be Net Proceeds and will be applied in accordance with the second paragraph of the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales"; and

  (3)
  ALARIS and its Restricted Subsidiaries will sell their accounts receivable to the Accounts Receivable Subsidiary no less frequently than on a weekly basis.

    ALARIS

  •
  will not permit any Accounts Receivable Subsidiary to sell any accounts receivable purchased from ALARIS or any of its Restricted Subsidiaries to any other Person except on an arms-length basis and solely for consideration in the form of cash or Marketable Securities;

  •
  will not permit the Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase, financing and sale of accounts receivable of ALARIS and its Restricted Subsidiaries and activities incidental thereto,

  •
  will not permit any Accounts Receivable Subsidiary to incur Indebtedness in an amount in excess of the book value of such Accounts Receivable Subsidiary's total assets, as determined in accordance with GAAP;

  •
  will, at least as frequently as monthly, cause the Accounts Receivable Subsidiary to remit to ALARIS as payment on the Promissory Notes, all available cash or Marketable Securities not held in a collection account pledged to a Financier, to the extent not applied to pay or maintain reserves for reasonable operating expenses of the Account Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements; and

  •
  will not, and will not permit any of its Subsidiaries to, sell accounts receivable to any Accounts Receivable Subsidiary upon (1) the occurrence of a Default with respect to ALARIS and its Restricted Subsidiaries and (2) the occurrence of certain events of bankruptcy or insolvency with respect to such Accounts Receivable Subsidiary.

  Limitation on Guarantees by Restricted Subsidiaries

    ALARIS will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any Indebtedness of ALARIS or Holdings ("Guaranteed Indebtedness") unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary guarantees (a "Note Guarantee"), jointly and severally with all other Guarantors, on the same basis as such Guaranteed Indebtedness is Guaranteed, all of ALARIS' obligations with respect to the Notes. If the Guaranteed Indebtedness (1) ranks pari passu in right of payment with the Notes, then the Guarantee of such Guaranteed Indebtedness shall rank pari passu with, or be subordinated in right of payment to, the Note Guarantee or (2) is subordinated by its terms in right of payment to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes. ALARIS shall deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and, subject to customary exceptions, constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary.

    The Note Guarantee of any Restricted Subsidiary will be automatically and unconditionally released and discharged upon any of the following:

  •
  any sale, exchange or transfer by ALARIS or any Restricted Subsidiary to any Person that is not an Affiliate of ALARIS of all of the Equity Interests of, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in accordance with the provisions of the Indenture; provided that if ALARIS or the Restricted Subsidiary intends to comply with the covenant described under "—Repurchase at the Option of Holders—Asset

    Sales" by making an investment or expenditure in Replacement Assets, ALARIS or such Restricted Subsidiary must, among other things, deliver to the Trustee a written agreement that it will make such investment or expenditure within the time frame set forth in that covenant;

  •
  the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the Indenture; or

  •
  the payment and discharge of the Guaranteed Indebtedness except if such payments occurs through payment, in whole or in part, on the Guarantee thereof;

provided, in each such case, ALARIS has delivered to the Trustee an officers' certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transactions have been complied with and that such release is authorized and permitted under the Indenture.

  Impairment of Security Interest

    The Indenture provides that ALARIS will not, and will not permit any Restricted Subsidiary to, take, or knowingly or negligently omit to take, any action, which action or omission might or would have the result of materially impairing the security interest in favor of the Trustee on behalf of the Holders of the Notes with respect to the Collateral, and ALARIS shall not grant to any Person (other than the Trustee on behalf of the Holders of the Notes) any interest whatsoever in the Collateral (other than as permitted by the Security Documents).

  Reports

    The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, ALARIS will furnish to the Trustee and the Holders of the Notes the following:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if ALARIS were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of ALARIS and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by ALARIS' certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if ALARIS were required to file such reports,

in each case, within the time periods specified in the Commission's rules and regulations; provided that such information and reports need not be furnished to the Holders if they are generally available on the Internet free of charge.

    In addition, whether or not required by the rules and regulations of the Commission, ALARIS will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, ALARIS and the Guarantors will, for so long as any Notes remain outstanding, furnish to the Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

    The Indenture provides that each of the following constitutes an Event of Default:

  (1)
  default for 30 days in the payment when due of interest with respect to the Notes;

  (2)
  default in payment when due of principal or premium, if any, on the Notes at maturity, upon redemption or otherwise;

  (3)
  failure by ALARIS or any Guarantor for 30 days after receipt of notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to comply with the provisions described under the covenants described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales," "—Certain Covenants—Restricted Payments," "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," "—Certain Covenants—Sales of Accounts Receivable," "—Certain Covenants—Merger, Consolidation or Sale of Assets" or "—Certain Covenants—Sale and Leaseback Transactions";

  (4)
  failure by ALARIS or any Guarantor for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture and the Notes;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by ALARIS or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by ALARIS or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay when due at final stated maturity (giving effect to any grace period related thereto) principal of such Indebtedness (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

  (6)
  failure by ALARIS or any of its Restricted Subsidiaries to pay final judgments (to the extent not covered by insurance and as to which the insurer has not acknowledged coverage in writing) aggregating $10.0 million or more, which judgments are not paid, fully bonded, discharged or stayed within 60 days after their entry;

  (7)
  certain events of bankruptcy or insolvency with respect to ALARIS or any Restricted Subsidiary of ALARIS that is a Significant Subsidiary or group of Restricted Subsidiaries of ALARIS that, together, would constitute a Significant Subsidiary;

  (8)
  any Note Guarantee of any Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee); and

  (9)
  default by ALARIS or any Guarantor in the performance of the Security Documents which adversely affects the enforceability or the validity of the Trustee's Lien on the Collateral or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect, repudiation or disaffirmation by ALARIS or any Guarantor of its obligations under the Security Documents or the determination in a judicial proceeding that the Collateral Documents are unenforceable or invalid against ALARIS or any Guarantor for any reason.

    To the extent that the last day of the period referred to in clause (1), (3), (4) or (6) of the immediately preceding paragraph is not a Business Day, then the first Business Day following such day shall be deemed to be the last day of the period referred to in such clauses. Any "day" will be deemed to end as of 11:59 p.m., New York City time.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable by notice in writing to ALARIS and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to ALARIS, all outstanding Notes will become due and payable without further action or notice. The Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, the Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of ALARIS with the intention of avoiding payment of the premium that ALARIS would have had to pay if ALARIS then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to December 1, 2005 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of ALARIS with the intention of avoiding the prohibition on redemption of the Notes prior to December 1, 2005, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Notes. The Trustee may withhold from the Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such Holders' interest.

    ALARIS is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and ALARIS is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

    No director, officer, employee, incorporator or stockholder of ALARIS or any Guarantor as such shall have any liability for any obligations of ALARIS under the Notes or the Indenture, the Registration Rights Agreement or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Satisfaction and Discharge of Indenture

    The Indenture will, subject to certain surviving provisions, cease to be of further effect when:

  (1)
  ALARIS delivers to the Trustee all outstanding Notes (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation; or

  (2)
  all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and ALARIS irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon, and if in either case ALARIS pays all other sums payable under the Indenture by ALARIS. The Trustee will acknowledge satisfaction and discharge of the Indenture on demand of ALARIS accompanied by an officers' certificate and an opinion of counsel and at the cost and expense of ALARIS.

Legal Defeasance and Covenant Defeasance

    ALARIS may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"), except for

  (1)
  the rights of the Holders of the outstanding Notes to receive payments in respect of the principal amount of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

  (2)
  ALARIS' obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and ALARIS' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

    In addition, ALARIS may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  ALARIS must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay the principal, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable optional redemption date, as the case may be, and ALARIS must specify whether the Notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, ALARIS shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (a) ALARIS has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, ALARIS shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which ALARIS or any of its Subsidiaries is a party or by which ALARIS or any of its Subsidiaries is bound;

  (6)
  ALARIS must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7)
  ALARIS must deliver to the Trustee an officers' certificate stating that the deposit was not made by ALARIS with the intent of preferring the Holders of Notes over the other creditors of ALARIS with the intent of defeating, hindering, delaying or defrauding creditors of ALARIS or others; and

  (8)
  ALARIS must deliver to the Trustee an officers' certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

    A Holder of Notes may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder of Notes, among other things, to furnish appropriate endorsements and transfer documents and ALARIS may require a Holder of Notes to pay any taxes and fees required by law or permitted by the Indenture. ALARIS is not required to transfer or exchange any Note selected for redemption. Also, ALARIS is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment and Waiver

    Except as provided in the next two succeeding paragraphs, the Indenture, the Notes, any Note Guarantee or the Security Documents may be amended with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for

Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Security Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for Notes).

    Without the consent of each Holder of Notes affected, however, an amendment or waiver may not (with respect to any Note held by a non-consenting Holder of Notes):

  (1)
  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal amount of or change the fixed maturity of any Note, or alter the provisions with respect to the redemption of the Notes (other than the provisions described under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any Notes;

  (4)
  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any Note payable in money other than that stated in the Notes;

  (6)
  waive a redemption or repurchase payment with respect to any Note;

  (7)
  make any change to the provisions of the Indenture relating to waiver of past Defaults or the rights of Holders of the Notes to receive payments of principal of or interest on the Notes;

  (8)
  make any change to the amendment and waiver provisions of the Indenture;

  (9)
  release any Guarantor from its Note Guarantee other than as permitted by the Indenture;

  (10)
  subordinate the Notes or any Note Guarantee to any other Indebtedness; or

  (11)
  release from the Lien of the Indenture or the Notes and the Security Documents all or substantially all of the Collateral.

    Notwithstanding the foregoing, without the consent of the Holders of at least two-thirds in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for the Notes), no amendment or waiver to the Indenture may make any change in the provisions of the covenants described under the captions "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales" that adversely affect the rights of any Holders of Notes.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, ALARIS and the Trustee may amend the Indenture, the Note Guarantees or the Notes or the Security Documents:

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to provide for uncertificated Notes in addition to or in place of certificated Notes;

  •
  to provide for the assumption of ALARIS' obligations to the Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of ALARIS' assets;

  •
  to add any additional assets as Collateral;

  •
  to add any Guarantor;

  •
  to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

  •
  to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Asset Sale Release

    ALARIS has the right to obtain a release of items of Collateral (the "Released Interest") subject to an Asset Sale upon compliance with the condition that ALARIS deliver to the Trustee the following:

  (1)
  a notice from ALARIS requesting the release of the Released Interest:

  (a)
  describing the proposed Released Interest;

  (b)
  specifying the Fair Market Value of such Released Interest on a date within 60 days of such notice (the "Valuation Date");

  (c)
  stating that the purchase price received is at least equal to the Fair Market Value of the Released Interest;

  (d)
  stating that the release of such Released Interest will not interfere with the Trustee's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral; and

  (e)
  in the event that any assets other than cash or Marketable Securities comprise a portion of the consideration received in such Asset Sale, specifically describing such assets;

  (2)
  an officers' certificate stating that:

  (a)
  such Asset Sale

  •
  does not include the sale of assets other than the Released Interest and

  •
  complies with the terms and conditions of the Indenture with respect to Asset Sales;

    (b)
    all Net Proceeds from the sale of the Released Interest will be applied pursuant to the provisions of the Indenture with respect to Asset Sales;

    (c)
    there is no Default in effect or continuing on the date thereof, the Valuation Date or the date of such Asset Sale;

    (d)
    the release of the Collateral will not result in a Default; and

    (e)
    all conditions precedent in the Indenture relating to the release in question have been complied with;

  (3)
  the Net Proceeds and other non-cash consideration from the Asset Sale required to be delivered to the Trustee pursuant to the Indenture;

  (4)
  all documentation necessary or reasonably requested by the Trustee to grant to the Trustee a first priority security interest in and Lien on all assets (other than cash or Marketable Securities) comprising a portion of the consideration received in such Asset Sale, if any; and

  (5)
  all documentation required by the Trust Indenture Act prior to the release of Collateral by the Trustee.

Possession, Use and Release of Collateral

    The Indenture provides that, unless an Event of Default has occurred and is continuing, ALARIS or the applicable Guarantor will have the right to remain in possession and retain exclusive control of the Collateral (other than any cash, securities, obligations and Marketable Securities constituting part of the Collateral and deposited with the Trustee and other than as set forth in the Security Documents), to sell inventory in the ordinary course of business, to freely operate the Collateral and to collect, invest and dispose of any income thereon.

    Upon compliance by ALARIS with

  (1)
  the conditions set forth under the heading "—Asset Sale Release" or

  (2)
  the conditions set forth above with respect to satisfaction and discharge, and upon delivery by ALARIS to the Trustee of an Opinion of Counsel to the effect that such conditions have been met, the Trustee will, with respect to clause (1), release the Released Interest and, with respect to clause (2) above, release all of the Collateral, in each case, from the Lien of the Security Documents and reconvey the Released Interest to ALARIS.

    The Indenture provides that ALARIS or the applicable Guarantor shall be entitled, subject to compliance with the conditions set forth therein, to obtain the release of Collateral which has been taken by eminent domain, condemnation or in similar circumstances.

Disposition of Collateral Without Release

    Notwithstanding the provisions of "—Possession, Use and Release of Collateral" above, so long as no Default has occurred and is continuing or would result therefrom, ALARIS and the Guarantors may, among other things, without any release or consent by the Trustee, conduct ordinary course activities with respect to the Collateral in accordance with the provisions of the Indenture, including, without limitation,

  (1)
  Transferring any asset subject to the Lien of the Security Documents which has become worn out or obsolete and which either has an aggregate Fair Market Value of $500,000 or less, or which is replaced by an asset of substantially equivalent or greater value which becomes subject to the Lien of the Security Documents as after acquired property;

  (2)
  abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents;

  (3)
  surrendering or modifying any franchise, license or permit subject to the Lien of the Indenture or any of the Security Documents which it may own or under which it may be operating;

  (4)
  altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

  (5)
  demolishing, dismantling, tearing down, scrapping or abandoning any Collateral if, in the good faith opinion of the Board of Directors, such demolition, dismantling, tearing down, scrapping or abandonment is in the best interest of ALARIS or such Guarantor;

  (6)
  granting a license of any intellectual property; provided that ALARIS or such Guarantor receives consideration at least equal to the Fair Market Value of such license; and

  (7)
  abandoning intellectual property which has become obsolete or not used in the business.

    The Trustee will execute all documents reasonably requested by ALARIS to confirm the release from the Lien of the Indenture and the Security Documents of any Collateral disposed of or otherwise Transferred in accordance with the immediately preceding paragraph.

Use of Trust Monies

    All Trust Monies (including, without limitation, all Net Proceeds under the covenant described under "—Repurchase at the Option of Holders—Asset Sales" and Net Insurance Proceeds required to be deposited with the Trustee) shall be held by the Trustee as a part of the Collateral securing the Notes and, so long as no Event of Default has occurred and is continuing, shall either

  (1)
  be released as contemplated by "—Repurchase at the Option of Holders—Asset Sales" if such Trust Monies represent Net Proceeds in respect of an Asset Sale; or

  (2)
  at the direction of ALARIS be applied by the Trustee from time to time to the payment of the principal of, premium, if any, and interest on any Notes at maturity or upon redemption or retirement, or to the purchase of Notes upon tender or in the open market or otherwise, in each case in compliance with the Indenture.

    ALARIS may also withdraw Trust Monies constituting

  •
  Net Insurance Proceeds to repair or replace the relevant Collateral and

  •
  Net Proceeds in respect of Asset Sales of Collateral to make an investment or expenditure for Replacement Assets in accordance with "—Asset Sales", in each case, subject to certain conditions set forth in the Indenture.

    The Trustee shall be entitled to apply any Trust Monies to cure any Event of Default. Trust Monies deposited with the Trustee shall be invested in Marketable Securities pursuant to the direction of ALARIS and, so long as no Default has occurred and is continuing, ALARIS shall be entitled to any interest or dividends accrued, earned or paid on such Marketable Securities.

Concerning the Trustee

    The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of ALARIS, to obtain payment of claims in certain cases, or to realize on certain asset received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with ALARIS; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

    The Holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

    Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to ALARIS Medical Systems, Inc., 10221 Wateridge Circle, San Diego, California 92121, Attention: Corporate Secretary.

Certain Definitions

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as, any other capitalized terms used herein for which no definition is provided. For purposes of making any determination of any amount under any single definition set forth below, such determination shall be made without double counting of any item; provided that with respect to the definition of "Fixed Charge Coverage Ratio" it shall not be deemed to be double counting if an item is included in the calculation of each of "Consolidated EBITDA" and "Fixed Charges."

    "Accounts Receivable Subsidiary" means a newly created, Wholly Owned Subsidiary of ALARIS

  (1)
  which is formed solely for the purpose of, and which engages in no activities other than activities in connection with, financing accounts receivable of ALARIS and/or its Restricted Subsidiaries;

  (2)
  which is designated by the Board of Directors of ALARIS as an Accounts Receivables Subsidiary pursuant to a Board of Directors' resolution set forth in an officers' certificate and delivered to the Trustee;

  (3)
  that has total assets at the time of such creation and designation with a book value of $10,000 or less;

  (4)
  no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (a) is at any time Guaranteed by ALARIS or any Restricted Subsidiary of ALARIS, (b) is at any time recourse to or obligates ALARIS or any other Restricted Subsidiary of ALARIS in any way, other than pursuant to representations and covenants entered into in the ordinary course of business in connection with the sale of accounts receivable to such Accounts Receivable Subsidiary or (c) subjects any asset of ALARIS or any other Restricted Subsidiary of ALARIS, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations and covenants entered into in the ordinary course of business in connection with sales of accounts receivable;

  (5)
  with which neither ALARIS nor any Restricted Subsidiary of ALARIS has any contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business in connection with sales of accounts receivable in accordance with the covenant described under the caption "—Certain Covenants—Sale of Accounts Receivable" and fees payable in the ordinary course of business in connection with servicing accounts receivable; and

  (6)
  with respect to which neither ALARIS nor any Restricted Subsidiary of ALARIS has any obligation (a) to subscribe for additional shares of Capital Stock or other Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

    "Acquired Debt" means, with respect to any specified Person,

  (1)
  Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

    "amend" means to amend, supplement, restate, amend and restate or otherwise modify; and "amendment" shall have a correlative meaning.

    "asset" means any asset or property, whether real, personal or mixed, tangible or intangible.

    "Asset Sale" means

  (1)
  the Transfer of any assets other than (a) in the ordinary course of business or (b) sales of accounts receivables to the Accounts Receivable Subsidiary in accordance with the covenant described under the caption "—Certain Covenants—Sales of Accounts Receivable" (provided that the Transfer of all or substantially all of the assets of ALARIS and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the covenant described under the caption "Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the covenant described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales"), and

  (2)
  the issue or sale by ALARIS or any of its Restricted Subsidiaries of Equity Interests of any of ALARIS' Restricted Subsidiaries

in either case, whether in a single transaction or a series of related transactions

    (a)
    that have a Fair Market Value in excess of $5.0 million or

    (b)
    for net proceeds in excess of $5.0 million.

Notwithstanding the foregoing, the following will not be deemed to be Asset Sales:

  (1)
  a Transfer of assets by ALARIS to a Restricted Subsidiary or by a Restricted Subsidiary to ALARIS or to another Restricted Subsidiary;

  (2)
  an issuance of Equity Interests by a Restricted Subsidiary to ALARIS or to another Restricted Subsidiary;

  (3)
  a Restricted Payment that is permitted by the covenant described above under the covenant described under the caption "—Certain Covenants—Restricted Payments"; and

  (4)
  the sale and leaseback of any assets within 90 days of the acquisition of such assets.

    "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "Bankruptcy Code" means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

    "Board of Directors" means, with respect to any Person, the board of directors or comparable governing body of such Person.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

    "Capital Stock" means

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

    "Change of Control" means the occurrence of any of the following:

  (1)
  any Transfer (other than by way of merger or consolidation) of all or substantially all of the assets of ALARIS and its Subsidiaries taken as a whole to any "person" (as defined in Section 13(d) of the Exchange Act) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Principal and his Related Parties;

  (2)
  the adoption of a plan for the liquidation or dissolution of ALARIS, other than a liquidation or dissolution that results in substantially all of the assets of ALARIS being held by Holdings;

  (3)
  ALARIS consolidates with, or merges with or into, another "person" (as defined above) or "group" (as defined above) in a transaction or series of related transactions in which the Voting Stock of ALARIS is converted into or exchanged for cash, securities or other assets, other than any transaction where (a) the outstanding Voting Stock of ALARIS is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and (b) either (x) the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of the outstanding Voting Stock of ALARIS immediately prior to such transaction own beneficially, directly or indirectly through one or more Subsidiaries, not less than a majority of the total outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction or (y) if, immediately prior to such transaction ALARIS is a direct or indirect Subsidiary of any other Person (each such other Person, the "Holding Company"), the "beneficial owners" (as defined above) of the outstanding Voting Stock of such Holding Company immediately prior to such transaction own beneficially, directly or indirectly through one or more Subsidiaries, not less than a majority of the outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction;

  (4)
  the consummation of any transaction or series of related transactions (including, without limitation, by way of merger or consolidation) the result of which is that any "person" (as defined above) or "group" (as defined above) other than the Principal and his Related Parties becomes the "beneficial owner" (as defined above) of more than 40% of the voting power of the Voting Stock of ALARIS, or

  (5)
  during any consecutive two-year period, the first day on which a majority of the members of the Board of Directors of Holdings who were members of the Board of Directors at the beginning of such period are not Continuing Directors.

    "Collateral" means, collectively, all of the assets that are from time to time subject or are required to be subject to the Lien of the Indenture and the Security Documents.

    "Collateral Account" means the collateral account established pursuant to the Indenture and the Security Documents.

    "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, plus, to the extent deducted in computing Consolidated Net Income:

  (1)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period;

  (2)
  Consolidated Interest Expense of such Person for such period;

  (3)
  depreciation and amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; and

  (4)
  any extraordinary or non-recurring loss and any net loss realized in connection with either an Asset Sale or the extinguishment of Indebtedness,

in each case, on a consolidated basis determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

    "Consolidated Interest Expense" means, with respect to any Person for any period, the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount and deferred financing costs, except as set forth in the proviso to this definition, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, net payments, if any, pursuant to Hedging Obligations and imputed interest with respect to Attributable Debt; provided, however, that in no event shall any amortization of deferred financing cost incurred on or prior to the date of the indenture governing the 9 3/4% Notes in connection with the Bank Credit Facility or any amortization of deferred financing costs incurred in connection with the issuance of the 9 3/4% Notes be included in Consolidated Interest Expense).

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or (subject to clause (4) below) a Restricted Subsidiary thereof in cash;

  (2)
  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

  (3)
  the cumulative effect of a change in accounting principles shall be excluded; and

  (4)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not, at the date of determination, permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.

    "Contested Collateral Lien Conditions" shall mean the following conditions:

  (1)
  any proceeding instituted contesting such Lien shall conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien; and

  (2)
  in the event the amount of any such Lien shall exceed $500,000, at the option and upon request of the Trustee, ALARIS or the applicable Restricted Subsidiary shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and the Trustee's reasonable estimate of all interest and penalties related thereto.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the relevant Person who:

  (1)
  was a member of such Board of Directors on the date of the Indenture;

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

  (3)
  became a member of the Board of Directors as a result of the actions of the Principal; provided that at the time the Principal took any such action, the Principal was the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) in excess of 50% of the Voting Stock of ALARIS.

    "Credit Agreements" means one or more unsubordinated debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), foreign currency hedging arrangements or letters of credit, in each case, as amended or refinanced in whole or in part from time to time.

    "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, except to the extent such capital stock is exchangeable into Indebtedness at the option of the issuer thereof and only subject to the terms of any debt instrument to which such issuer is a party), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, or convertible or exchangeable into Indebtedness on or prior to date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require ALARIS to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that ALARIS may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "—Certain Covenants—Restricted Payments."

    "Domestic Subsidiary" means a Restricted Subsidiary of ALARIS which is organized under the laws of the United States or any State thereof or the District of Columbia.

    "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" (or higher) according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Excluded Assets" has the meaning given to this term under "—Ranking."

    "Existing Credit Facility" means that certain credit agreement dated as of November 26, 1996, as amended, among ALARIS, Holdings, Bankers Trust Company, as administrative agent and syndication agent, Paribas, as documentation agent, and the lenders party thereto.

    "Existing Indebtedness" means Indebtedness of ALARIS and its Restricted Subsidiaries in existence on the date of the Indenture after giving effect to the intended use of proceeds of Notes issued on the Issue Date, until such amounts are repaid, including, without limitation, the 9 3/4% Notes.

    "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm's-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by management of ALARIS or by the Board of Directors of ALARIS or a duly authorized committee thereof. Fair Market Value (other than of any asset with a public trading market) in excess of $5.0 million shall be determined by the Board of Directors of ALARIS acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

    "Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing.

    "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that ALARIS or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, and the application of proceeds from any such incurrence or issuance, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above,

  (1)
  acquisitions that have been made by ALARIS or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and shall give pro forma effect to the Indebtedness and the Consolidated EBITDA of the Person which is the subject of any such acquisition,

  (2)
  the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "Fixed Charges" means, with respect to any Person for any period, the sum of

  (1)
  the Consolidated Interest Expense of such Person for such period; and

  (2)
  any interest expense on Indebtedness of another Person that is (a) Guaranteed by the referent Person or one of its Restricted Subsidiaries (whether or not such Guarantee is called upon) or (b) secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Lien is called upon); provided that with respect to clause (2)(b), the amount of Indebtedness (and attributable interest expense) shall be equal to the lesser of (x) the principal amount of the Indebtedness secured by the assets of such Person or one of its Restricted Subsidiaries and (y) the Fair Market Value of the assets securing such Indebtedness; and

  (3)
  the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "Foreign Subsidiary" means any Restricted Subsidiary of ALARIS organized and existing under the laws of any jurisdiction outside of the United States.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, the Securities and Exchange Commission or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time; provided, however, that all reports and other financial information provided by ALARIS to the Holders of the Notes, the Trustee and/or the Commission shall be prepared in accordance with GAAP, as in effect on the date of such report or other financial information.

    "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "Guarantor" means

  (1)
  each Restricted Subsidiary that executes and delivers a Note Guarantee pursuant to the covenant described under "—Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries" and

  (2)
  each Restricted Subsidiary that otherwise executes and delivers a Note Guarantee,

in each case, until such time as such Restricted Subsidiary is released from its Note Guarantee in accordance with the provisions of the Indenture.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under

  (1)
  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

  (2)
  other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates; and

  (3)
  indemnity agreements and arrangements entered into in connection with the agreements and arrangements described in clauses (1) and (2).

    "Holder" means any registered holder, from time to time, of the Notes.

    "Holdings" means

  (1)
  ALARIS Medical, Inc., a Delaware corporation; or

  (2)
  if ALARIS Medical, Inc. ceases to either (a) exist or (b) beneficially own, directly or indirectly, in excess of 50% of the Equity Interests of ALARIS, the ultimate corporate parent of ALARIS that owns all of the outstanding Equity Interests of ALARIS either directly or through one or more wholly-owned Subsidiaries; or

  (3)
  if there exists no corporate parent of ALARIS, ALARIS.

    "incur" means, with respect to any Indebtedness (including Acquired Debt), to create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of such Indebtedness (including Acquired Debt); provided that

  (1)
  neither the accrual of interest nor the accretion of original issue discount shall be considered an incurrence of Indebtedness, and

  (2)
  the assumption of Indebtedness by the surviving entity of a transaction permitted by the last sentence of the covenant described under the caption "—Certain Covenants—Merger, Consolidation, or Sale of Assets" in existence at the time of such transaction shall not be deemed to be an incurrence of Indebtedness. The term "incurrence" has corresponding meaning.

    "Indebtedness" means, with respect to any Person without duplication, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any asset, except any such balance that constitutes an accrued expense or trade payable, or representing any Hedging Obligations if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), the maximum fixed repurchase price of Disqualified Stock issued by such Person and the liquidation preference of preferred stock issued by such Person, in each case if held by any Person other than ALARIS or a Wholly Owned Restricted Subsidiary of ALARIS, and, to the extent not otherwise included, the Guarantee by such Person of any such indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and

  (2)
  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    "Initial Sale" means the first transaction in which accounts receivable are sold by ALARIS and/or its Restricted Subsidiaries to an Accounts Receivable Subsidiary.

    "Instrument Contract" means any contract or agreement to which ALARIS or any of its Restricted Subsidiaries is a party pursuant to which the other party to any such contract or agreement acquires on behalf of itself or another party instruments from ALARIS or such Restricted Subsidiary at no or reduced initial cost by paying a premium (a portion of which is recorded by ALARIS in accordance with GAAP as interest income) for subsequent purchases of disposable administration sets.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by ALARIS for consideration consisting of common equity securities of ALARIS shall not be deemed to be an Investment. If ALARIS or any Restricted Subsidiary of ALARIS sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of ALARIS, or any Restricted Subsidiary of ALARIS issues Equity Interests, such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of ALARIS, ALARIS shall be deemed to have made an Investment on the date of any such sale, disposition or issuance equal to the Fair Market Value of the Equity Interests of such Person held by ALARIS or such Restricted Subsidiary immediately following any such sale, disposition or issuance.

    "Issue Date" means the date on which Notes are first issued under the Indenture.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "Marketable Securities" means

  (1)
  Government Securities,

  (2)
  any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution or any lender under the Credit Agreement,

  (3)
  commercial paper maturing not more than 270 days after the date of acquisition of an issuer (other than an Affiliate of ALARIS) with a rating, at the time as of which any investment therein is made, of "A-2" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments,

  (4)
  any bankers acceptances or money market deposit accounts issued by an Eligible Institution, and

  (5)
  any fund investing exclusively in investments of the types described in clauses (1) through (4) above.

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however,

  (1)
  any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions or (b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, and

  (2)
  any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "Net Insurance Proceeds" means the insurance proceeds (excluding liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it) actually received by ALARIS or any Restricted Subsidiary as a result of damage to, or the loss, destruction or condemnation of, all or any portion of the Collateral, less collection costs, including fees and expenses of attorneys and insurance adjusters paid by ALARIS or any Restricted Subsidiary.

    "Net Proceeds" means the aggregate cash proceeds received by ALARIS or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of Indebtedness (other than long-term Indebtedness of a Restricted Subsidiary of such Person and Indebtedness under any Credit Agreement) secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "9 3/4% Notes" means the 9 3/4% Senior Subordinated Notes due 2006 of ALARIS issued pursuant to an indenture dated November 26, 1996 among ALARIS, IMED International Trading Corp., IVAC Overseas Holdings Inc. and United States Trust Company of New York, as trustee.

    "Non-Recourse Debt" means Indebtedness

  (1)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of ALARIS or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (2)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of ALARIS or any of its Restricted Subsidiaries; provided, however, that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a Guarantee thereof by ALARIS or any of its Restricted Subsidiaries if ALARIS or such Restricted Subsidiary was otherwise permitted to incur such Guarantee pursuant to the Indenture.

    "Obligations" means any principal, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to ALARIS.

    "Permitted Business" means:

  (1)
  the same or a similar line of business as ALARIS and its Restricted Subsidiaries are engaged in on the date of the Indenture, and

  (2)
  such business activities as are complementary to or are incidental, ancillary or related to the foregoing.

    "Permitted Collateral Liens" means

  (1)
  Liens on assets of a Person merged with or into or consolidated with ALARIS or any Guarantor after the Issue Date existing at the time such Person is merged with or into or consolidated with ALARIS or any Guarantor; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets of ALARIS or any Guarantor other than the assets of such Person acquired in such merger or consolidation;

  (2)
  Liens on assets of a Person that becomes a Guarantor after the Issue Date existing at the time such Person becomes a Guarantor; provided that such Liens were not incurred in connection with, or in contemplation of, such Person becoming a Guarantor and do not extend to any assets of ALARIS or any Guarantor;

  (3)
  Liens on assets acquired after the Issue Date existing at the time of acquisition thereof by ALARIS or any Guarantor; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of ALARIS or any Guarantor other than the specific assets so acquired;

  (4)
  Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that

  •
  a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor,

  •
  the Contested Collateral Lien Conditions shall at all times be satisfied and

  •
  such Liens relating to statutory obligations, surety or appeal bonds or performance bonds shall only extend to or cover cash and Marketable Securities not in the Collateral Account;

  (5)
  Liens existing on the date of the Indenture to the extent permitted by the applicable Security Documents;

  (6)
  Liens for taxes, assessments or governmental charges or claims or other like statutory Liens, in any case incurred in the ordinary course of business, that do not secure Indebtedness for borrowed money and (a) that are not yet delinquent or (b) that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that

  •
  any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and

  •
  the Contested Collateral Lien Conditions shall at all times be satisfied;

  (7)
  Liens to secure Indebtedness (including Capital Lease Obligations) of the type described in clause (3) (a) of the second paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

  (8)
  Liens securing Indebtedness incurred to refinance Indebtedness secured by the Liens of the type described in clauses (1), (2), (3) and (5) of this definition; provided that (a) any such Lien shall not extend to or cover any assets not securing the Indebtedness so refinanced and (b) the refinancing Indebtedness secured by such Lien shall have been permitted pursuant to clause (5) of the second paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (9)
  Liens in favor of the Trustee to secure the performance of ALARIS and the Guarantors under the Indenture, the Notes, the Guarantees and the Security Documents;

  (10)
  (a) Liens in the form of zoning restrictions, easements, licenses, reservations, covenants, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not

  •
  secure Indebtedness or

  •
  individually or in the aggregate materially impair the value or marketability of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of ALARIS and the Guarantors at such real property and (b) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord's or owner's interest in such leased property;

  (11)
  Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which ALARIS or any Guarantor is a party, in each case, made in the ordinary course of business for amounts (a) not yet due and payable or (b) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that

  •
  a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor,

  •
  the Contested Collateral Lien Conditions shall at all times be satisfied and

  •
  such Liens shall in no event encumber any Collateral other than cash and Marketable Securities not in the Collateral Account;

  (12)
  Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under the Indenture; provided that any such Liens in an amount in excess of $500,000 on Collateral of the type described in clause (1) of the first paragraph under the caption "—Security" shall be paid, discharged, bonded or stayed prior to the sale or forfeiture of any portion of such Collateral on account of such Liens;

  (13)
  Liens in the form of licenses, leases or subleases granted or created by ALARIS or any Guarantor, which licenses, leases or subleases (a) do not interfere, individually or in the aggregate, in any material respect with the business of ALARIS or such Guarantor or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the property subject thereto and (b) to the extent relating to Collateral of the type described in clause (1) of the first paragraph under the caption "—Security" are subordinate to the Lien granted and evidenced by the Security Documents in accordance with the provisions thereof; provided that any such Lien shall not extend to or cover any assets of ALARIS or any Guarantor that is not the subject of any such license, lease or sublease;

  (14)
  Liens securing Hedging Obligations permitted to be incurred under the Indenture; provided that such Liens shall only extend to or cover cash and Marketable Securities not in the Collateral Account in an aggregate amount not to exceed $20,000,000 at any time outstanding;

  (15)
  Liens in favor of ALARIS or any Guarantor; provided that any Liens of the type described in this clause (15) shall be subject to the Lien granted and evidenced by the Security Documents;

  (16)
  Liens incurred in the ordinary course of business of ALARIS or any Guarantor with respect to obligations that do not exceed $1,500,000 in the aggregate at any one time outstanding (a) that are not yet delinquent or (b) that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that

  •
  any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and

  •
  the Contested Collateral Lien Conditions shall at all times be satisfied;

  (17)
  Liens in favor of the lessee on medical instruments or other medical devices which are the subject of leases entered into in the ordinary course of business; provided that no such Lien shall extend to or cover any assets of ALARIS or any Guarantor that is not the subject of any such lease;

  (18)
  Liens in favor of the contracting party, assignee or purchaser on medical instruments or other medical devices which are the subject of Instrument Contracts entered into in the ordinary course of business; provided that no such Lien shall extend to or cover any assets of ALARIS or any Guarantor that is not the subject of any such Instrument Contract; and

  (19)
  Liens on fixtures or personal property granted to landlords pursuant to leases to the extent that such Liens are not yet due and payable; provided that

  •
  with respect to any such Liens in existence on the date of the Indenture, ALARIS or any applicable Guarantor has used its commercially reasonable efforts to obtain a landlord lien waiver reasonably satisfactory to the Trustee and

  •
  with respect to any leases entered into after the date of the Indenture, ALARIS or any applicable Guarantor shall use its commercially reasonable efforts to (x) enter into a lease that does not grant a Lien on fixtures or personal property in favor of the landlord thereunder or (y) obtain a landlord lien waiver reasonably satisfactory to the Trustee;

provided, however, that no Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral (as defined in the Security Agreement described in the definition of Security Documents).

    "Permitted Investments" means

  (1)
  Investments in ALARIS or in a Guarantor (including, without limitation, Guarantees of the Indebtedness and/or other Obligations of ALARIS and/or any Guarantor, so long as such Indebtedness and/or other Obligations are permitted under the Indenture);

  (2)
  Investments in Marketable Securities;

  (3)
  Investments by ALARIS or any Restricted Subsidiary of ALARIS in, or the purchase of the securities of, a Person if, as a result of such Investment, (a) such person becomes a Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, ALARIS or a Guarantor;

  (4)
  Investments in accounts and notes receivable acquired in the ordinary course of business;

  (5)
  Investments in connection with the sale of medical instruments pursuant to Instrument Contracts or any leasing of medical instruments in the ordinary course of business;

  (6)
  any non-cash consideration received in connection with an Asset Sale that complies with the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (7)
  Investments in connection with Hedging Obligations permitted to be incurred under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (8)
  loans to employees in an aggregate amount not to exceed $1.0 million at any time outstanding;

  (9)
  Investments in an Accounts Receivable Subsidiary received in consideration of sales of accounts receivable in accordance with the covenant described under the caption "—Certain Covenants—Sales of Accounts Receivable";

  (10)
  Investments existing on the Issue Date in Restricted Subsidiaries and any substitutions or replacements of any such Investment so long as the aggregate amount of such Investment is not increased by such substitution or replacement;

  (11)
  Investments in Foreign Subsidiaries in an aggregate amount not to exceed $30.0 million at any time outstanding; and

  (12)
  additional Investments in an aggregate amount not to exceed $1.0 million at any time outstanding.

    "Permitted Liens" means

  (1)
  Liens on assets of ALARIS and its Subsidiaries securing (a) any Credit Agreement, (b) Indebtedness of any Restricted Subsidiary that is not a Guarantor, which Indebtedness is permitted to be incurred pursuant to the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," or (c) Hedging Obligations permitted to be incurred under the Indenture;

  (2)
  Liens in favor of ALARIS or any of its Restricted Subsidiaries,

  (3)
  Liens on assets of a Person existing at the time such Person is merged with or into or consolidated with ALARIS or any Restricted Subsidiary of ALARIS; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets of ALARIS or any Restricted Subsidiary of ALARIS other than the assets acquired in such merger or consolidation;

  (4)
  Liens on assets of a Person existing at the time such Person becomes a Restricted Subsidiary of ALARIS; provided that such Liens were not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and do not extend to any assets of ALARIS or any other Restricted Subsidiary of ALARIS;

  (5)
  Liens on assets existing at the time of acquisition thereof by ALARIS or any Restricted Subsidiary of ALARIS; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of ALARIS or any of its Restricted Subsidiaries other than the assets so acquired;

  (6)
  Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers',

    materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;

  (7)
  Liens existing on the date of the Indenture;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

  (9)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the second paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness or the assets which are the subject of the sale leaseback transaction, as the case may be;

  (10)
  Liens incurred in the ordinary course of business of ALARIS or any Restricted Subsidiary of ALARIS with respect to obligations not constituting Indebtedness for borrowed money that do not exceed $5.0 million in the aggregate at any one time outstanding;

  (11)
  Liens securing Indebtedness incurred to refinance Indebtedness that has been secured by a Lien permitted under the Indenture; provided that (a) any such Lien shall not extend to or cover any assets not securing the Indebtedness so refinanced and (b) the refinancing Indebtedness secured by such Lien shall have been permitted to be incurred under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (12)
  Liens in favor of the lessee on instruments which are the subject of leases entered into in the ordinary course of business; provided that any such Lien shall not extend to or cover any assets of ALARIS and its Restricted Subsidiaries that is not the subject of any such lease;

  (13)
  Liens in favor of the contracting party in instruments which are the subject of Instrument Contracts entered into in the ordinary course of business; provided that any such Lien shall not extend to or cover any assets of ALARIS and its Restricted Subsidiaries that is not the subject of any such Instrument Contract; and

  (14)
  Liens to secure Attributable Debt that is permitted to be incurred pursuant to the covenant described under the caption "—Certain Covenants—Sale and Leaseback Transactions;" provided that any such Lien shall not extend to or cover any assets of ALARIS other than the assets which are the subject of the sale leaseback transaction in which the Attributable Debt is incurred;

  (15)
  Liens in favor of the trustee to secure the performance of ALARIS and the Guarantors under the Indenture, the Notes, the Note Guarantees and the Security Documents;

  (16)
  Liens on fixtures or personal property granted to landlords pursuant to leases to the extent that such Liens are not yet due and payable;

  (17)
  (a) Liens in the form of zoning restrictions, easements, licenses, reservations, covenants, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not

  •
  secure Indebtedness or

    •
    individually or in the aggregate materially impair the value or marketability of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of ALARIS and the Restricted Subsidiaries at such real property and (b) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord's or owner's interest in such leased property;

  (18)
  Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which ALARIS or any Restricted Subsidiary is a party, in each case, made in the ordinary course of business for amounts (a) not yet due and payable or (b) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

  (19)
  Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under the Indenture; and

  (20)
  Liens in the form of licenses, leases or subleases granted or created by ALARIS or any Restricted Subsidiary, which Liens do not interfere, individually or in the aggregate, in any material respect with the business of ALARIS or such Restricted Subsidiary; provided that any such Lien shall not extend to or cover any assets of ALARIS and its Restricted Subsidiaries that is not the subject of any such license, lease or sublease.

    "Permitted Refinancing Indebtedness" means any Indebtedness of ALARIS or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refinance other Indebtedness of ALARIS or any of its Restricted Subsidiaries; provided that:

  (1)
  the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so refinanced (plus the amount of reasonable expenses incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date at least as late as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced;

  (3)
  if the Indebtedness being refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being refinanced; and

  (4)
  such Indebtedness is incurred by ALARIS or by the Restricted Subsidiary who is the obligor on the Indebtedness being refinanced.

    "Principal" means Jeffry M. Picower.

    "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock.

    "refinance" means to refinance, repay, replace, renew, extend, refund or restructure.

    "Related Party" means, with respect to the Principal,

  (1)
  any spouse or immediate family member of the Principal or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) an 80%

    or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (1).

    "Replacement Assets" means

  (1)
  a business permitted by the covenant described under the caption "—Certain Covenants—Line of Business,"

  (2)
  a controlling equity interest in any Person engaged in a line of business permitted by the covenant described under the caption "—Certain Covenants—Line of Business," or

  (3)
  tangible assets, product distribution rights or intellectual property or rights thereto used in a line of business permitted by the covenant described under the caption "—Certain Covenants—Line of Business."

    "Restricted Investment" means an Investment other than a Permitted Investment.

    "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "Security Documents" means, collectively,

  (1)
  the Security Agreement between ALARIS, certain Subsidiaries of ALARIS and the Trustee, as collateral agent, and

  (2)
  all security agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments evidencing or creating any security in favor of the Trustee on behalf of itself and the Holders in any or all of the Collateral, in each case as amended from time to time in accordance with their terms.

    "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "Subsidiary" means, with respect to any Person,

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof); provided, however, that the Accounts Receivable Subsidiary and its Subsidiaries shall not be deemed Subsidiaries of ALARIS or any of its other Subsidiaries.

    "Transfer" means to sell, assign, transfer, lease (other than pursuant to an operating lease entered into in the ordinary course of business), convey or otherwise dispose of, including by sale and leaseback transaction, consolidation, merger, liquidation, dissolution or otherwise, in one transaction or a series of transactions.

    "Trust Monies" means all cash and Marketable Securities received by the Trustee

  (1)
  upon the release of Collateral from the Lien of the Indenture or the Security Documents, including all Net Proceeds and all monies received in respect of the principal of all purchase money, governmental and other obligations;

  (2)
  as compensation for or proceeds of the sale of all or any part of the Collateral taken by eminent domain or purchased by or sold pursuant to any order of a governmental authority or otherwise disposed of;

  (3)
  as Net Insurance Proceeds;

  (4)
  pursuant to the Security Documents;

  (5)
  as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Indenture or any of the Security Documents or otherwise; or

  (6)
  for application as provided in the relevant provisions of the Indenture or any Security Document or which disposition is not otherwise specifically provided for in the Indenture or in any Security Document; provided, however, that Trust Monies shall in no event include any asset deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of the Indenture or to pay the purchase price of Notes pursuant to a Change of Control Offer or Asset Sale Offer.

    "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors of ALARIS as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with ALARIS or any Restricted Subsidiary of ALARIS unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to ALARIS or such Restricted Subsidiary than those that would be obtained at the time from Persons who are not Affiliates of ALARIS;

  (3)
  is a Person with respect to which neither ALARIS nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ALARIS or any of its Restricted Subsidiaries.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the covenant described under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of ALARIS as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," ALARIS shall be in default of such covenant from the date of such incurrence).

    The Board of Directors of ALARIS may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of

Indebtedness by a Restricted Subsidiary of ALARIS of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

  (1)
  such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (2)
  no Default or Event of Default would be in existence following such designation.

    "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

  (1)
  the then outstanding principal amount of such Indebtedness into

  (2)
  the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

    "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

    "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Book-Entry, Delivery and Form of Notes

    The exchange notes will be represented by one or more global notes (the "Global Notes") in definitive form. The Global Notes will be deposited with, or on behalf of, the Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder"). DTC will maintain the exchange notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

    DTC has advised ALARIS as follows:

      DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including the Euroclear System and Clearstream Banking, Société Anònyme, Luxembourg (collectively, the "Participants" or the "Depositary's Participants"), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary's Participants or the Depositary's Indirect Participants. Pursuant to procedures established by DTC, ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary's Participants) and the records of the Depositary's Participants (with respect to the interests of the Depositary's Indirect Participants).

    The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the exchange notes will be limited to such extent.

    So long as the Global Note Holder is the registered owner of any exchange notes, the Global Note Holder will be considered the sole holder of outstanding exchange notes represented by such Global Notes under the Indenture. Except as provided below, owners of exchange notes will not be entitled to have Notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. Neither ALARIS nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such exchange notes.

    Payments in respect of the principal of, premium, if any, and interest on any exchange notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, ALARIS and the Trustee may treat the persons in whose names any exchange notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither ALARIS nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of exchange notes (including principal, premium, if any, and interest). ALARIS believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

    Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for exchange notes in definitive form. Upon any such issuance, the Trustee is required to register such exchange notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (1) ALARIS notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and ALARIS is unable to locate a qualified successor within 90 days or (2) ALARIS, at its option, notifies the Trustee in writing that it elects to cause the issuance of exchange notes in definitive form under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, exchange notes in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related exchange notes.

    Neither ALARIS nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of exchange notes and ALARIS and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

    The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that ALARIS believes to be reliable, but ALARIS takes no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general discussion of certain material United States federal income tax consequences of the acquisition, ownership and disposition of the exchange notes to U.S. and non-U.S. Holders of the exchange notes. For purposes hereof, a U.S. Holder is (i) a U.S. citizen or resident alien individual, (ii) a corporation or partnership created or organized under the laws of the U.S. or any state, (iii) an estate the income of which is subject to U.S. federal income tax without regard to source or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) the trust has made a valid election to be treated as a U.S. person. A "non-U.S. Holder" is a holder that for U.S. federal income tax purposes is a non-resident alien or a corporation, estate or trust that is not a U.S. Holder. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to differing interpretation and all of which are subject to change.

    This discussion is limited to holders who receive the exchange notes in exchange for the private notes and who hold both the private notes and the exchange notes as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Moreover, this discussion does not address specific tax consequence that may be relevant to particular persons including, for example, individuals who are U.S. expatriates, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or foreign currency, persons that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold the exchange notes as part of a straddle, hedge, conversion transaction, or other integrated investment. In addition, this discussion does not address the tax consequences under the tax laws of any state, local or foreign jurisdiction. Because this discussion is directed solely to holders who exchange the private notes for the exchange notes, it does not address some issues that are relevant to subsequent purchasers of the exchange notes, including, but not limited to, the treatment of market discount for federal income tax purposes.

    Holders of the exchange notes are urged to consult their own tax advisors concerning the specific United States federal income tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of state, local and foreign income and other tax laws

    Exchange of Private Notes for Exchange Notes.  Holders of the privates notes should not recognize any gain or loss when they exchange their private notes for exchange notes.

  U.S. Federal Income Taxation of U.S. Holders

    Payments of Interest.  In general, interest payable on the exchange notes will be includible in the U.S. Holder's income as ordinary interest income at the time accrued or received in accordance with such holder's regular method of accounting for U.S. federal income tax purposes. A U.S. Holder who uses the cash method of accounting for federal income tax purposes will be required to include such interest in his or her income in the taxable year in which the interest is received. A U.S. Holder who uses the accrual method of accounting for federal income tax purposes will be required to include such interest income in his or her income in the taxable year in which such interest accrues.

    Disposition of the Notes.  Upon the sale, exchange, redemption, retirement at maturity or other disposition of an exchange note, a U.S. Holder will recognize taxable gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and (ii) such holder's adjusted tax basis in the exchange note. A U.S. Holder's adjusted tax basis in an exchange note generally will equal the cost of the private note to such U.S. Holder. Such gain or loss recognized will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the holder's holding period for the note is more than 12 months. The deductibility of capital losses by holders is subject to some limitations. To the extent that the amount realized represents accrued but unpaid interest, such amount must be taken into account as interest income, if it were not previously included in income. See "Payments of Interest."

U.S. Federal Income Taxation of Non-U.S. Holders

    Interest on Exchange Notes.  Interest paid by us on an exchange note to a non-U.S. Holder will not be subject to United States federal income tax or withholding provided such interest is not effectively connected with the conduct of a trade or business within the United States by such non-U.S. Holder (within the meaning of the Code) and provided that such non-U.S. Holder

  •
  does not actually or constructively own 10% or more of the total combined voting power of all our classes of stock entitled to vote;

  •
  is not a "controlled foreign corporation" (within the meaning of the Code) with respect to which we are a "related person" (within the meaning of the Code);

  •
  is not a bank that acquired the notes as an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

  •
  either (a) provides a Form W-8BEN (substitute form) certifying as to its non-U.S. status in compliance with applicable law and regulations or (b) is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and provides a statement to the withholding agent under penalties or perjury in which it certifies that a Form W-8BEN (or a suitable substitute) has been received by it from a non-U.S. Holder or qualifying intermediary and furnishes a copy thereof. Treasury Regulations provide alternative methods for satisfying the certification requirement described above (collectively, the "Portfolio Interest Requirements").

    Except to the extent that an applicable treaty otherwise provides, interest income of a non-U.S. Holder that is not effectively connected with as a U.S. trade or business and does not satisfy the Portfolio Interest Requirements may be subject to a 30% withholding tax on the gross amount of interest paid or accrued.

    Except to the extent that an applicable treaty otherwise provides, a non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest income that is effectively connected with the conduct of a trade or business within the United States by such non-U.S. Holder. Effectively connected interest received by a non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or lower rate provided under an applicable income tax treaty). Effectively connected interest income is not subject to withholding tax if the holder delivers a properly executed form W-8 ECI to the payor.

    A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition of the exchange note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. Holder, or (ii) in the case of a non-U.S. Holder who is an individual, such holder is present in the United States for 183 days or more days in the taxable year and certain other conditions are met. If gain on the sale, exchange, redemption or other disposition of an exchange note is effectively connected with the conduct of a U.S. trade or business, such gain may be subject to U.S. federal income tax on a net basis at rates applicable to U.S. persons generally (and if the non-U.S. Holder is a corporation, such holder may be subject to the branch profits tax at a rate of 30% or lower treaty rate).

Information Reporting and Backup Withholding Tax

    Payments to holders that are U.S. persons in respect of the exchange notes and the proceeds from the sale or other disposition of the exchange notes may be subject to information reporting and to a backup withholding tax, if certain requirements are not satisfied. Currently, the backup withholding tax rate is 30.5%, but is scheduled to be reduced to 30% as of January 1, 2002.

    Backup withholding is not an additional tax. Any amount withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided the required information is furnished to the IRS.

    U.S. Holders.  Holders of the exchange notes that are U.S. persons generally will not be subject to the backup withholding tax if they comply with IRS certification procedures and provide their correct taxpayer identification number to us or our paying agent or otherwise establish an exemption. Such holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

    Non-U.S. Holders.  We must report annually to the IRS and to each non-U.S. Holder on Form 1042-S the amount of interest paid on a note, regardless of whether withholding was required, and any tax withheld with respect to the interest. Under the provisions of an income tax treaty and other applicable agreements, copies of these information returns may be made available to the tax authorities of the country in which the non-U.S. Holder resides.

    Backup withholding will not apply to payments of interest or principal on the notes to a holder who is not a U.S. person if such holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. person or that the conditions or any other exemptions are not in fact satisfied). The payment of the proceeds on the disposition of the notes to or through a U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding, unless the owner provides the certification described above or otherwise establishes an exemption. The payment of the proceeds on the disposition of the notes to or through a foreign office of a broker generally will not be subject to back-up withholding or information reporting; however, if such broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a U.S. trade or business, information reporting, but not backup withholding, will apply unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the holder establishes an exemption. However, holders who are not U.S. persons should consult their tax advisors regarding the application of back-up withholding to their particular situation and the availability of an exemption therefrom.

    THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR TAX SITUATION. U.S. AND NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS OR IN THE INTERPRETATIONS OF THEM.

PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for private notes where the broker-dealer acquired the private notes as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the date on which the registration statement is declared effective (subject to extension under certain circumstances), we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify you against liabilities under the Securities Act.

    By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requests the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

LEGAL MATTERS

    Piper Marbury Rudnick & Wolfe LLP, New York, New York will pass upon the validity of the exchange notes to be issued pursuant to the exchange offer.

EXPERTS

    The financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the January 15, 2002 maturity date of $16,152,000 of 7.25% convertible subordinated debentures of ALARIS Medical, Inc. as described in Note 5 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

F–1

ALARIS MEDICAL SYSTEMS, INC.

Condensed Consolidated Balance Sheet

(Dollar amounts in thousands, except share and per share data)

	September 30, 2001	December 31, 2000
	(Unaudited)
ASSETS
Current assets:
Cash	$52,727	$30,618
Receivables, net	72,201	79,786
Inventories	70,580	62,324
Prepaid expenses and other current assets	28,809	32,945

Total current assets	224,317	205,673

Net investment in sales-type leases, less current portion	25,818	25,920
Property, plant and equipment, net	55,230	59,988
Other non-current assets	23,989	24,546
Intangible assets, net	239,658	248,329

	$569,012	$564,456

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current portion of long-term debt	$29,326	$19,871
Accounts payable	24,552	22,052
Accrued expenses and other current liabilities	57,470	44,936

Total current liabilities	111,348	86,859

Long-term debt	322,211	344,905
Other non-current liabilities	44,038	37,636

Total non-current liabilities	366,249	382,541

Contingent liabilities and commitments (note 8)
Common stock and other stockholder's equity:
Common stock and capital in excess of par value, authorized 3,000 common shares at $.01 par value; 100 issued and outstanding at September 30, 2001 and December 31, 2000	203,684	203,684
Accumulated deficit	(102,280)	(101,089)
Accumulated other comprehensive loss	(9,989)	(7,539)

Total stockholder's equity	91,415	95,056

	$569,012	$564,456

The accompanying notes are an integral part of these condensed consolidated financial statements.

F–2

ALARIS MEDICAL SYSTEMS, INC.

Condensed Consolidated Statement of Operations (Unaudited)

(Dollars in thousands)

	Nine Months Ended September 30,
	2001	2000
Sales	$300,983	$276,795
Cost of Sales	154,756	149,125

Gross margin	146,227	127,670

Selling and marketing expenses	57,679	54,036
General and administrative expenses	35,866	28,330
Research and development expenses	20,108	15,899
Restructuring and other non-recurring charges	6,899	6,602

Total operating expenses	120,552	104,867

Lease interest income	3,905	3,753

Income from operations	29,580	26,556

Other income (expenses):
Interest income	1,672	831
Interest expense	(31,608)	(31,559)
Other, net	(1,084)	(361)

Total other expense	(31,020)	(31,089)

Loss before income taxes	(1,440)	(4,533)
Provision for income taxes	1,408	50

Loss from continuing operations	(2,848)	(4,583)

Discontinued operations:
Loss from operations of discontinued business (net of applicable income tax benefit of $872)	—	(1,308)
Gain on disposal of business (net of applicable income tax expense of $2,492 and $1,226 respectively)	3,737	1,839

Total income from discontinued operations	3,737	531

Net income (loss)	$889	$(4,052)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F–3

ALARIS MEDICAL SYSTEMS, INC.

Condensed Consolidated Statement of Cash Flows (Unaudited)

(Dollars in thousands)

	Nine Months Ended September 30,
	2001	2000
Net cash provided by operating activities	$42,594	$27,526

Cash flows from investing activities:
Net capital expenditures	(9,597)	(11,753)
Payments for product licenses and distribution rights	(625)	(1,940)
Patents, trademarks and other	(478)	(718)
Net proceeds from sale of discontinued business	8,069	24,202

Net cash (used in) provided by investing activities	(2,631)	9,791

Cash flows from financing activities:
Principal payments on long-term debt and capital lease obligations	(14,930)	(28,489)
Deferred financing costs	(658)	(650)
Dividends to Holdings	(2,080)	(1,822)

Net cash used in financing activities	(17,668)	(30,961)

Effect of exchange rate changes on cash	(186)	(104)

Net increase in cash	22,109	6,252
Cash at beginning of period	30,618	23,539

Cash at end of period	$52,727	$29,791

The accompanying notes are an integral part of these condensed consolidated financial statements.

F–4

ALARIS MEDICAL SYSTEMS, INC.

Condensed Consolidated Statement of Changes in Stockholder's Equity (Unaudited)

(Dollars in thousands)

	Common Stock and Capital In Excess of Par Value
				Accumulated Other Comprehensive Loss
			Accumulated Deficit		Total Stockholder's Equity	Comprehensive Loss
	Shares	Amount
Balance at December 31, 2000	100	$203,684	$(101,089)	$(7,539)	$95,056
Comprehensive loss:
Net income for the period			889		889	$889
Equity adjustment from foreign currency translation				(1,220)	(1,220)	(1,220)
Cumulative effect of adopting FAS 133				(959)	(959)	(959)
Effects of cash flow hedges included in other comprehensive loss (net of tax)				(271)	(271)	(271)

Comprehensive loss						$(1,561)

Dividends to Holdings			(2,080)		(2,080)

Balance at September 30, 2001	100	$203,684	$(102,280)	$(9,989)	$91,415

The accompanying notes are an integral part of these condensed consolidated financial statements.

F–5

ALARIS MEDICAL SYSTEMS, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands)

Note 1—Business and statement of accounting policy

The Company:

    ALARIS Medical Systems, Inc. ("ALARIS Medical Systems") designs, manufactures, distributes and services intravenous infusion therapy and patient monitoring instruments and related disposables, accessories and services. ALARIS Medical Systems was formed by the merger of two pioneers in infusion systems, IMED Corporation ("IMED") and IVAC Medical Systems, Inc. ("IVAC"), on November 26, 1996. ALARIS Medical Systems, a wholly-owned subsidiary of ALARIS Medical, Inc. ("Holdings"), is incorporated under the laws of the state of Delaware. ALARIS Medical Systems and its subsidiaries are collectively referred to as the "Company."

Statement of accounting policy:

    The accompanying financial statements have been prepared by ALARIS without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures herein are adequate to make the information not misleading.

    In the opinion of the Company, the accompanying financial statements contain all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the Company's financial position as of September 30, 2001, and the results of its operations for the nine months ended September 30, 2001 and 2000, and its cash flows for the nine months ended September 30, 2001 and 2000.

Use of estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Reclassifications:

    Certain prior year period amounts have been reclassified to conform to the current period presentation.

Shipping and handling fees and costs:

    The Company records costs for shipping and handling revenue in selling and marketing expense. Shipping and handling costs for customer sales for the nine months ended September 30, 2001 was $6,564. Shipping and handling costs for customer sales for prior year comparative periods is not available.

Recent Pronouncements:

    In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). Under FAS 142, goodwill and

F–6

intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). The Company is required to adopt FAS 142 effective January 1, 2002 with respect to goodwill and intangible assets acquired prior to June 30, 2001. Under FAS 142, the Company's goodwill amortization expense, which is currently approximately $6,000 per year, with no related tax benefit, will cease. The Company is currently evaluating other potential effects that adoption of the provisions of FAS 142 may have on its results of operations and financial position. The Company intends to comply with provisions of FAS 142, which require it to: (i) complete a reassessment of the useful lives of existing intangible assets by the end of the first quarter of 2002; (ii) complete the first step of transitional goodwill impairment testing (which identifies potential impairment) by the end of the second quarter of 2002; and (iii) complete the second step of goodwill impairment testing, if necessary, (which measures impairment loss) by the end of fiscal 2002.

    In July 2001, the Financial Accounting Standards Board also issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141"). FAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method and eliminates the pooling-of-interests-method of accounting. Intangible assets that do not meet certain defined criteria in FAS 141 for recognition apart from goodwill shall be reclassified as goodwill as of the date FAS 142 is initially applied in its entirety. Under FAS 141, the Company will reclassify to goodwill its existing $4,800 intangible asset related to acquired workforce. Current annual amortization of acquired workforce, net of tax effect, of approximately $300 will cease. The Company is currently evaluating other potential effects implementation of FAS 141 may have on its results of operations and financial position.

    In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). FAS 144, effective for fiscal years beginning after December 15, 2001, establishes a single accounting model for accounting and reporting on the impairment or disposal of long-lived assets. The Company will adopt FAS 144 at the beginning of 2002 and is in the process of determining the impact of the adoption on the Company's financial position, results of operations or disclosures.

Note 2—Adoption of FAS 133 and significant accounting policies for derivative instruments and hedging activities

Adoption of FAS 133

    Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). This statement requires the Company to record all derivatives on the balance sheet at fair value, and to record most changes to the value of derivatives in income as the change occurs. In accordance with the transition provisions of FAS 133, on January 1, 2001 the Company recorded a net-of-tax cumulative effect charge of $959 in accumulated other comprehensive income ("OCI") related to the fair value of an interest rate protection agreement ("swap").

F–7

Derivative Instruments and Hedging Activities

    The Company's activities expose it to a variety of market risks, including the effects of changes in foreign currency exchange rates and interest rates. These financial exposures are monitored and managed by the Company as an integral part of its overall risk-management program. The Company's risk-management program focuses on the unpredictability of financial markets and seeks to reduce the potentially adverse effects that the volatility of these markets may have on its operating results through a controlled program including the use of derivative financial instruments.

Policies on Derivatives and Hedging Activities

    The accounting treatment for changes in the fair value of a derivative depends upon the intended use of the derivative and the resulting designation. For derivative instruments that qualify as a cash flow hedge, the effective portion of its value is reported as a component of OCI and reclassified into earnings in the same period during which the hedged transaction affects earnings. Any ineffective portion is immediately recorded in results of operations.

    The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair-value, cash-flow, or foreign-currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions before or at the time the Company purchases or enters into the derivative instrument. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. The Company will discontinue hedge accounting prospectively if: (1) it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item (including firm commitments or forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) the derivative is dedesignated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; (4) a hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

Foreign Currency

    The Company has significant non-U.S. operations and, as a result, movements in exchange rates pose a risk to the Company's operations and cash flows. For the nine months ended September 30, 2001 and 2000, approximately 34.5% and 33.8% of the Company's revenues and 26.9% and 32.5%, respectively, of the Company's operating expenses were denominated in currencies other than the U.S. dollar.

    The Company began a currency risk-management strategy in the first quarter of 2001 that uses derivative instruments to reduce fluctuations in earnings and cash flows caused by volatility in currency exchange rates. Under the program, the Company utilizes currency options and forward contracts to reduce exchange rate fluctuations. Per the provisions of FAS 133, the options have been designated as highly effective foreign currency cash flow hedges. The Company incurs option premium cost (i.e., the

F–8

cost to purchase such options) in connection with its foreign currency hedging activities. The option premium cost represents the entire risk associated with these derivatives. Option premium costs are recognized in other expense at the time the designated hedged transaction is realized. At September 30, 2001, $49 ($29 after tax) was included in OCI, representing the market value of the unrealized hedged transactions, net of the related option premium cost. Forward contracts mature monthly and are recorded in the income statement.

Interest Rate

    The Company uses interest-rate swaps to convert a portion of its variable-rate debt to fixed rates. During the second quarter of 2000, the Company entered into an interest rate protection agreement with a notional amount of $100,000 to fix the interest rate charged on a portion of its bank credit facility term borrowings. The swap expires in February of 2002. Amounts currently due to or from the swap are recorded in interest expense in the period in which they accrue. The swap effectively changed the Company's interest rate exposure on a portion of its floating rate term debt, resulting in a weighted average interest rate as of September 30, 2001 of approximately 13.83%. Per the provisions of FAS 133, the swap has been designated as a highly effective cash flow hedge. Due to decreases in interest rates, at September 30, 2001 the fair value of the swap has decreased to a negative $2,099 ($1,259 net of tax), which is included in OCI and other current liabilities. Subsequent to September 30, 2001 the Company terminated the swap, concurrent with the termination of the bank credit facility. (Note 9—Subsequent Event.)

Note 3—Sale of Instromedix

    On August 31, 2000, pursuant to an Asset Purchase Agreement dated as of August 17, 2000, the Company sold the assets and certain liabilities of its Instromedix division to Card Guard Technologies, Inc. ("Buyer") for $30,000 in cash ("the Sale").

    The Asset Purchase Agreement and the other agreements executed in connection with the Sale provide that the Company would assist Buyer in setting up a fully independent headquarters and manufacturing facility in San Diego, California. Pursuant to these agreements, $5,000 of the $30,000 purchase price was placed in escrow. The Company received such escrowed amount, after certain offsets, upon completion of its obligations under the agreements in the first quarter of 2001 and recognized the gain associated with the Sale. Additionally, during the second quarter of 2001, the Company received a $4,513 refund of Federal tax payments made in 2000 related to the sale of Instromedix. The total after-tax gain recorded related to the Sale was $5,576, with $3,737, or $.06 per share, recorded during the quarter ended March 31, 2001 and $1,839 recorded in 2000. For the nine months ended September 30, 2000, Instromedix sales included in discontinued operations were $8,672.

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Note 4—Inventories

    Inventories comprise the following:

	September 30, 2001	December 31, 2000
Raw materials	$39,167	$28,078
Work-in-process	4,389	6,985
Finished goods	27,024	27,261

	$70,580	$62,324

Note 5—Segment Information

    The Company's segment performance is based on results of two geographical business segments within the same line of business—North America and International.

    The Company is organized primarily based on geographic location, with the United States and Canada drug infusion and patient monitoring business, and Mexico manufacturing activities, representing the North American segment. All other international operations including Europe, Asia, Australia and Latin America represent the International segment.

    The accounting policies of the segments are the same as those described in the consolidated financial statements. Segment data does not include intersegment revenues, or charges allocating corporate headquarters costs to each of its operating segments. The Company evaluates the performance of its segments based on operating income and adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA). Adjusted EBITDA represents income from operations before restructuring, other non-recurring charges, depreciation and amortization. Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity.

    The table below presents information about reported segments for the nine months ended September 30:

	North America	International	Total
2001
Sales	$207,462	$93,521	$300,983
Operating income	11,484	18,096	29,580
Adjusted EBITDA	36,623	23,358	59,981
2000
Sales(A)	$189,623	$87,172	$276,795
Operating income	16,127	10,429	26,556
Adjusted EBITDA	39,119	18,380	57,499

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Reconciliation of total segment adjusted EBITDA to consolidated loss from continuing operations before taxes:

	2001	2000
Adjusted EBITDA
Total adjusted EBITDA for reportable segments	$59,981	$57,499
Depreciation and amortization	(23,502)	(24,341)
Interest, net	(29,936)	(30,728)
Restructuring and other non-recurring charges	(6,899)	(6,602)
Other reconciling items	(1,084)	(361)

Consolidated loss from continuing operations before income taxes	$(1,440)	$(4,533)

(A)
Beginning fourth quarter of 2000, shipping and handling charges are required to be included in sales. Prior year period information has been reclassified to conform to the change in reporting requirements.

Note 6—Cash flow information

    For the nine months ended September 30, 2001, Federal, state and foreign income taxes paid, net of tax refunds, resulted in a cash inflow of $1,770. Federal, state and foreign income taxes paid, net of tax refunds, for the nine months ended September 30, 2000 totaled $2,091. Interest paid during the nine months ended September 30, 2001 and 2000 totaled $21,336 and $25,321, respectively.

Note 7—Restructuring and other non-recurring charges

    During the first quarter of 2001, the Company recorded a charge of $3,379 for restructuring activities. This restructuring is related to efforts aimed at process improvement and streamlining of operations in the North American business and resulted in the elimination of 70 positions. The restructuring charges are composed of severance and related benefits of $2,879 and consulting fees of $500. As of September 30, 2001, approximately $2,587 of employee termination costs have been paid to 68 employees, and $500 has been paid for consulting fees. The remaining accrual of $292 for employee termination costs is expected to be paid during the remainder of 2001.

    The Company made cash payments of $1,144 during the nine months ended September 30, 2001 for restructuring activities initiated in 2000. These payments are related to restructuring activities in the manufacturing facilities in Creedmoor, North Carolina, Basingstoke, England and San Diego. The Company's payments made during 2001 for these restructuring activities comprise $1,008 for severance and related benefits and $136 for termination of a product distribution agreement. The remainder of the restructuring charges is expected to be paid in 2001. At September 30, 2001, $691 was accrued for such restructuring costs.

    The Company recorded non-recurring charges of $3,520 in the nine months ended September 30, 2001 related to obtaining an amendment to ALARIS Medical Systems' bank credit agreement. The

F–11

charges relate to legal, advisory and other consultant expenses incurred by the Company and its lenders, which the Company is required to pay.

Note 8—Contingencies and litigation

Government Regulation

    In October 1999, the Company received a warning letter from The United States Food and Drug Administration (the "FDA") related to earlier inspections of the San Diego-based manufacturing facility. The letter stated that the Company submit to the FDA quarterly certifications of our regulatory compliance including certification of such compliance by outside regulatory consultants employed by the Company. On April 29, 2000, the Company's president and chief executive officer, David L. Schlotterbeck, certified to the FDA that, to the best of his knowledge, the Company had initiated or completed all corrections called for in the report issued by the independent consultant. On July 10, 2000, the Company received correspondence from the FDA indicating that the certification adequately addressed the FDA's concerns. In this connection, in August 2000, the FDA completed an inspection of the Company's San Diego-based manufacturing facility. In April 2001, the FDA completed another inspection of the Company's San Diego based manufacturing facility. In this connection, the Company received an Establishment Inspection Report ("EIR") from the FDA, which is evidence that the FDA's inspection is closed. On April 27, 2001, Mr. Schlotterbeck again certified to the FDA that, to the best of his knowledge, the Company has initiated or completed all corrections called for in the report issued by the independent consultant. Management believes the Company is now in substantial compliance with FDA's requirements, however, the Company will continue to provide FDA with any requested certifications of its compliance.

Litigation

    On December 5, 2000, the Company filed a lawsuit in the United States District Court for the Southern District of California, seeking unspecified damages and equitable relief from Filtertek, Inc. alleging, among other things, that Filtertek's needle-free system infringes a patent relating to needle-free technology licensed by Medex Inc. to the Company on an exclusive basis and seeking, as well, a declaration that the Company's needle-free system does not infringe a certain Filtertek patent relating to Filtertek's needle-free system or that, if it does, Filtertek's patent is invalid.

    On March 9, 2001, Filtertek filed a lawsuit in the United States District Court for the Northern District of Illinois, seeking unspecified damages and equitable relief from the Company and Medex, alleging that the Company's needle-free system violates Filtertek's patent and seeking, as well, a declaration against Medex only, that Filtertek's needle-free system does not infringe the Medex patent.

    On April 11, 2001, the Company moved to dismiss or transfer the Illinois action. The court has not yet ruled on this motion but has ruled that discovery should proceed. Discovery is presently scheduled to be concluded by February 1, 2002 and has been initiated by both the Company and Filtertek.

    In San Diego, on April 9, 2001, Filtertek moved to dismiss or transfer on the basis that all issues will be decided in Illinois which, it contends is the more appropriate venue. The Company has agreed to dismissal with respect to the Medex patent. The Company has opposed the motion with respect to

F–12

the Company's contentions that the Filtertek patent is invalid and/or not infringed. This motion has also not been acted upon by the court but there is no ongoing discovery in this case.

    The Company believes that it has meritorious defenses to all of Filtertek claims and intends to defend itself vigorously. However, there can be no assurance that such defenses will defeat all of Filtertek's claims and the failure to do so could have a material adverse effect on the Company's financial condition, results of operations and cash flows.

Other

    The Company is also a defendant in various actions, claims, and legal proceedings arising from its normal business operations. Management believes they have meritorious defenses and intends to vigorously defend against all allegations and claims. As the ultimate outcome of these matters is uncertain, no contingent liabilities or provisions have been recorded in the accompanying financial statements for such matters. However, in management's opinion, based on discussions with legal counsel, liabilities arising from such matters, if any, will not have a material adverse effect on the business, financial condition, results of operations or cash flows.

Note 9—Subsequent Event

    On October 16, 2001, the Company completed a private offering of $170,000 of senior secured notes. The notes bear interest at 11 5/8%, payable semi-annually beginning June 1, 2002 with all principal due at maturity on December 1, 2006. Proceeds from the offering were $164,900, net of investment banking fees. These proceeds, along with existing cash of approximately $10,000, were used to repay all amounts outstanding under the Company's bank credit facility (approximately $157,400, including principal, accrued interest and cost to terminate an interest rate swap agreement) and to repurchase $20,000 aggregate principal amount of the ALARIS Medical Systems 9 3/4% senior subordinated notes at a discount to par. The principal amount outstanding under the bank credit facility was $151,537 at September 30, 2001.

    The indentures governing the 11 5/8% senior secured notes and the 9 3/4% senior subordinated notes allow ALARIS Medical Systems to use up to $15,000 of its cash to purchase Holdings' 7 1/4% convertible debentures due January 15, 2002 ("Convertible Debentures") through a wholly-owned unrestricted subsidiary. The total outstanding principal of the Convertible Debentures is $16,152. The Company has in place a plan to obtain equity proceeds in an amount equal to the excess of the principal amount of outstanding Convertible Debentures over $15,000 if it cannot purchase the Convertible Debentures at enough of a discount to par to obtain all of the Convertible Debentures for $15,000. Under this plan, certain executives of the Company have agreed to exercise stock options which Holdings has agreed to grant to them which exercise would provide proceeds equal to this excess amount.

F–13

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder
of ALARIS Medical Systems, Inc.:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholder's equity and cash flows present fairly, in all material respects, the financial position of ALARIS Medical Systems, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 5 to the consolidated financial statements, $16,152,000 of 7.25% convertible subordinated debentures of ALARIS Medical, Inc. mature on January 15, 2002.

PricewaterhouseCoopers LLP
San Diego, California
April 13, 2001

F–14

ALARIS MEDICAL SYSTEMS, INC.

Consolidated Balance Sheet

(Dollar amounts in thousands, except share and per share data)

	December 31,
	2000	1999
ASSETS
Current assets:
Cash	$30,618	$23,539
Receivables, net	79,786	84,885
Inventories	62,324	76,769
Prepaid expenses and other current assets	32,945	24,992

Total current assets	205,673	210,185
Net investment in sales-type leases, less current portion	25,920	24,407
Property, plant and equipment, net	59,988	68,480
Other non-current assets	24,546	23,745
Intangible assets, net	248,329	273,909

	$564,456	$600,726

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current portion of long-term debt	$19,871	$13,769
Accounts payable	22,052	25,147
Accrued expenses and other current liabilities	44,936	43,326

Total current liabilities	86,859	82,242

Long-term debt	344,905	382,678
Other non-current liabilities	37,636	34,685

Total non-current liabilities	382,541	417,363

Contingent liabilities and commitments (notes 9 and 14)
Common stock and other stockholder's equity:
Common stock and capital in excess of par value, authorized 3,000 common shares at $.01 par value; 100 issued and outstanding at December 31, 2000 and 1999	203,684	203,684
Accumulated deficit	(101,089)	(98,250)
Accumulated other comprehensive loss	(7,539)	(4,313)

Total stockholder's equity	95,056	101,121

	$564,456	$600,726

The accompanying notes are an integral part of these consolidated financial statements.

F–15

ALARIS MEDICAL SYSTEMS, INC.

Consolidated Statement of Operations

(Dollars in thousands)

	Year ended December 31,
	2000	1999	1998
Sales	$378,948	$389,927	$373,795
Cost of sales	202,964	199,923	186,077

Gross margin	175,984	190,004	187,718

Selling and marketing expenses	72,340	75,749	72,155
General and administrative expenses	37,891	40,702	39,120
Research and development expenses	21,570	22,134	19,236
Purchased in-process research and development	—	—	5,534
Restructuring, integration, and other non-recurring charges	7,048	2,887	139

Total operating expenses	138,849	141,472	136,184

Lease interest income	5,095	4,425	4,599

Income from operations	42,230	52,957	56,133
Other income (expenses):
Interest income	1,313	1,373	1,129
Interest expense	(41,543)	(39,903)	(41,767)
Other, net	(140)	(1,668)	(1,116)

Total other expense	(40,370)	(40,198)	(41,754)

Income before income taxes	1,860	12,759	14,379
Provision for income taxes	3,200	7,600	8,400

(Loss) income from continuing operations	(1,340)	5,159	5,979

Discontinued operations:
Loss from operations of discontinued business [net of applicable income tax benefits of ($872), ($4,200) and ($1,000), respectively]	(1,308)	(23,627)	(25,178)
Gain on disposal of business [net of applicable income tax expense of $1,226]	1,839	—	—

Total income (loss) from discontinued operations	531	(23,627)	(25,178)

Net loss	$(809)	$(18,468)	$(19,199)

The accompanying notes are an integral part of these consolidated financial statements.

F–16

ALARIS MEDICAL SYSTEMS, INC.

Consolidated Statement of Cash Flows

(Dollars in thousands)

	Year ended December 31,
	2000	1999	1998
Cash flows from operating activities:
Net loss	$(809)	$(18,468)	$(19,199)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	33,182	37,393	36,088
Net loss on disposal/write-off of property, plant and equipment and intangibles	1,726	20,990	824
Debt discount and issue costs amortization	3,114	2,730	2,889
Purchased in-process research and development	—	—	28,334
Gain on sale of Instromedix	(1,839)	—	—
(Increase) decrease in assets:
Receivables	2,638	17,309	(14,959)
Inventories	14,131	2,616	(13,763)
Prepaid expenses and other current assets	(4,802)	(469)	(1,059)
Net investment in sales-type leases, non-current portion	(1,513)	(5,296)	11,293
Other non-current assets	(2,136)	—	(3,025)
Increase (decrease) in liabilities:
Accounts payable	(2,960)	3,043	(3,278)
Accrued expenses, restructuring and integration costs and other liabilities	(7,024)	(7,514)	(2,181)
Other non-current liabilities	8,210	1,376	5,533

Net cash provided by operating activities	41,918	53,710	27,497

Cash flows from investing activities:
Capital expenditures	(14,945)	(26,070)	(25,055)
Patents, trademarks and other	(1,093)	(1,114)	(1,221)
Payments for product licenses and distribution rights	(1,940)	(10,941)	(750)
Proceeds from disposal of property, plant and equipment	48	157	451
Acquisition of business, net of cash acquired (note 2)	—	—	(36,510)
Net proceeds from sale of discontinued business (note 3)	17,516	—	—

Net cash used in investing activities	(414)	(37,968)	(63,085)

Cash flows from financing activities:
Principal payments on long-term debt and capital lease obligations	(31,652)	(19,096)	(20,437)
Principal payments on acquired debt	—	—	(4,822)
Proceeds from revolving credit facility	—	—	34,800
Repayments of revolving credit facility	—	—	(60,000)
Proceeds from term loan borrowing	—	—	30,000
Dividends to Holdings	(2,030)	(2,437)	(2,216)
Capital contributions	—	—	81,671
Deferred financing costs	(650)	—	(894)

Net cash (used in) provided by financing activities	(34,332)	(21,533)	58,102

Effect of exchange rate changes on cash	(93)	(138)	36

Net increase (decrease) in cash	7,079	(5,929)	22,550
Cash at beginning of period	23,539	29,468	6,918

Cash at end of period	$30,618	$23,539	$29,468

The accompanying notes are an integral part of these consolidated financial statements.

F–17

ALARIS MEDICAL SYSTEMS, INC.

Consolidated Statement of Stockholder's Equity

(Dollars in thousands)

	Common Stock And Capital In Excess of Par Value
				Accumulated Other Comprehensive Income (Loss)
			Accumulated Deficit		Total Stockholder's Equity	Comprehensive Income (Loss)
	Shares	Amount
Balance At December 31, 1997	100	$98,503	$(55,930)	$(3,626)	$38,947
Comprehensive Loss:
Net loss for the year	—	—	(19,199)	—	(19,199)	$(19,199)
Equity adjustment from foreign currency translation	—	—	—	437	437	437

Comprehensive loss						$(18,762)

Tax benefit from exercise of Holdings stock options	—	147	—	—	147
Capital contribution from Holdings	—	105,002	—	—	105,002
Dividends to Holdings	—	—	(2,216)	—	(2,216)

Balance at December 31, 1998	100	203,652	(77,345)	(3,189)	123,118
Comprehensive Loss:
Net loss for the year	—	—	(18,468)	—	(18,468)	$(18,468)
Equity adjustment from foreign currency translation	—	—	—	(1,124)	(1,124)	(1,124)

Comprehensive loss						$(19,592)

Tax benefit from exercise of Holdings stock options	—	32	—	—	32
Dividends to Holdings	—	—	(2,437)	—	(2,437)

Balance at December 31, 1999	100	203,684	(98,250)	(4,313)	101,121
Comprehensive Loss:
Net loss for the year	—	—	(809)	—	(809)	$(809)
Equity adjustment from foreign currency translation	—	—	—	(3,226)	(3,226)	(3,226)

Comprehensive loss						$(4,035)

Dividends to Holdings	—	—	(2,030)	—	(2,030)

Balance at December 31, 2000	100	$203,684	$(101,089)	$(7,539)	$95,056

The accompanying notes are an integral part of these consolidated financial statements.

F–18

ALARIS MEDICAL SYSTEMS, INC.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share data)

Note 1—Business, organization and significant accounting policies

The Company:

    ALARIS Medical Systems, Inc. ("ALARIS Medical Systems") designs, manufactures, distributes and services intravenous infusion therapy and patient monitoring instruments and related disposables and accessories. ALARIS Medical Systems was formed by the merger of two pioneers in infusion systems, IMED Corporation ("IMED") and IVAC Medical Systems, Inc. ("IVAC") on November 26, 1996. ALARIS Medical Systems, a wholly-owned subsidiary of ALARIS Medical, Inc. ("Holdings"), formerly Advanced Medical, Inc., is incorporated under the laws of the state of Delaware. ALARIS Medical Systems and its subsidiaries are collectively referred to as the "Company."

Summary of Significant Accounting Policies:

Consolidation:

    The financial statements include the accounts of ALARIS Medical Systems and its greater than 50 percent-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition:

    Revenue is recorded upon passage of title and transfer of risk of loss, net of an allowance for estimated returns. Service revenue is recognized when services are rendered. Additionally, the Company leases instruments to customers under non-cancelable sales-type capital leases and operating lease contracts with terms ranging generally from 1 to 6 years. The Company sells instruments via long-term financing arrangements to a number of customers under agreements which allow customers to acquire instruments with no initial payment. The sales price for the instruments is recovered via surcharges applied to minimum purchase commitments of related disposables. The term of the financing is generally three to five years, with interest at rates of 9% to 15%. Unearned finance revenue is calculated using the inherent rate of interest on each agreement, the expected disposable shipment period and the principal balance financed and is recognized as disposables are shipped using a reducing principal balance method which approximates the interest method. Contract provisions include liquidated damage clauses which are sufficient to recover the sales price of the instruments in the event of customer cancellation.

Concentrations of credit risk:

    The Company provides a variety of financing arrangements for its customers. The majority of the Company's accounts receivable are from hospitals throughout the United States and Europe with credit

F–19

terms of generally 30 days. The Company maintains adequate reserves for potential credit losses and such losses have been within management's estimates.

Inventories:

    Inventories are stated at the lower of cost, determined by the first-in, first-out (FIFO) method, or market.

Property, plant and equipment:

    Property, plant and equipment is stated at cost. The Company capitalizes costs of computer software developed or obtained for internal use. Capitalization begins when it is probable that the project will be completed, funding for the project has been committed and the project conceptual formulation and design is complete. Capitalization ceases when the project is substantially complete and ready for use. Depreciation and amortization is provided using the straight-line method based upon the following estimated useful lives of the assets or lease terms, if shorter, for leasehold improvements, capitalized software, capital leases and instrument operating leases:

Building and leasehold improvements	3 to 10 years
Machinery and equipment	3 to 10 years
Information technology	3 to 10 years
Furniture and fixtures	4 to 10 years
Instruments on contracts	1 to 8 years
Capital leases	3 to 5 years

Capitalized patent and trademark costs:

    The Company capitalizes patent issuance cost and trademark registration costs. These costs are amortized using the straight-line method over seven years, the estimated period of benefit. At December 31, 2000 and 1999, the unamortized capitalized patent costs are $2,627 and $2,146, respectively.

Intangible assets:

    The Company has recorded goodwill for the excess purchase price over the estimated fair values of tangible and intangible assets acquired and liabilities assumed resulting from acquisitions. The excess purchase price over the estimated fair value of the net assets acquired has been assigned to goodwill. Additionally, the Company has recorded intangible assets related to purchases of patents, completed technology and product distribution rights.

F–20

    Intangible assets are amortized as follows:

Patents	Straight-line	9 years (weighted average)
Workforce	Straight-line	14 years
Product licensing and distribution fee	Straight-line	15-18 years
Trademarks	Straight-line	30 years
Goodwill	Straight-line	30-35 years

Impairment of long-lived assets:

    The Company assesses potential impairments of long-lived assets and certain identifiable intangibles including goodwill, on an exception basis, when there is evidence that events or changes in circumstances may have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected, undiscounted future net cash flows is less than the carrying amount of the asset.

Debt issue costs:

    Debt issue costs aggregating $8,375 and $10,839 at December 31, 2000 and 1999, respectively, are amortized using the interest method, or straight-line when the results are not materially different from the interest method, over the respective terms of the debt agreements and are included in other non-current assets.

Foreign currency translation:

    The accounts of foreign subsidiaries which use local currencies as functional currencies are translated into U.S. dollars using year-end exchange rates for assets and liabilities, historical exchange rates for equity and average exchange rates during the period for revenues and expenses. The gains or losses resulting from translations are excluded from results of operations and accumulated as a separate component of other comprehensive income (loss).

Research and development costs:

    Research and development costs are expensed as incurred.

Software production costs:

    Some of the Company's products include embedded software which is essential to the products' functionality. The Company capitalizes software production costs when the project reaches technological feasibility and ceases capitalization when the project is ready for release. Software production costs are amortized using the straight-line method over a maximum of ten years or the expected life of the product, whichever is less. Amortization will begin when the product is available for general release to the customer. Unamortized capitalized software costs at December 31, 2000 and 1999 were $1,890 and $630, respectively.

F–21

Fair value of financial instruments:

    The carrying amount of the Company's financial instruments, including cash, trade receivables and payables, approximates their fair value due to their short-term maturities. The fair values of the Company's long-term lease receivables are estimated by discounting future cash flows using discount rates that reflect the risk associated with similar types of loans. The fair value of the Company's long-term debt is estimated based on comparison with similar issues or current rates offered to the Company for debt of the same remaining maturities and the quoted market price for the debentures. The estimated fair values of the Company's long-term lease receivables approximate their carrying values. There is no quoted market value for the bank debt which would enable the Company to determine the fair value. However, the Company believes the estimated fair value of the long-term bank debt approximates its carrying value. The estimated fair value of the Company's $200,000 senior subordinated notes was $80,000 and $172,000 at December 31, 2000 and 1999, respectively.

Income taxes:

    Holdings and its domestic subsidiaries file a consolidated Federal income tax return. Domestic subsidiaries file income tax returns in multiple states on either a stand-alone or combined basis. Foreign subsidiaries file income tax returns in their respective local jurisdictions.

    Holdings recognizes deferred tax assets and liabilities based on the expected future tax consequences of events that have been included in the financial statements and tax returns in different periods. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company provides a reserve against its net deferred assets when, in the opinion of management, it is more likely than not that such assets will not be realized.

Stock-based compensation:

    The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net income (loss) as if the fair value-based method had been applied in measuring compensation expense.

Reclassifications:

    Certain prior year period amounts have been reclassified to conform to the current period presentation. Due to the sale of the Instromedix division in the third quarter of 2000 (note 3), the operating results of the Instromedix division have been reclassified to discontinued operations in the consolidated statements of operations. This reclassification also affects the International business segment, since sales and expenses related to international sales of Instromedix products were historically included in the International business unit. All prior period segment information has been restated to exclude Instromedix results.

F–22

Segment information:

    The Company uses the management approach to report segment information. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The Company also discloses segment information about products and services, geographic areas, and major customers. (note 12)

Comprehensive income:

    In addition to net income, the Company reports comprehensive income and its components including foreign currency translation items currently recorded to stockholders' equity. Comprehensive income is displayed in the Consolidated Statement of Stockholders' Equity and includes items not currently included in net income. Comprehensive income does not have an impact on the Company's results of operations.

Shipping and handling fees and costs:

    In July 2000, the Financial Accounting Standards Board Emerging Issues Task Force ("EITF") reached a consensus that amounts billed to customers for shipping and handling costs should be included in sales. The classification of shipping and handling costs is considered an accounting policy decision that should be disclosed. If shipping and handling costs are significant and not included in cost of sales, companies should disclose both the amount of such costs and which line item on the income statement includes that amount. The Company is required to apply the consensus beginning fourth quarter 2000. The Company has historically included most amounts billed to customers for shipping and handling as a reduction of selling and marketing expense where such expenses are included. The Company has conformed prior period financials to reflect shipping and handling reimbursement in sales. The Company also records cost for shipping and handling revenue in selling and marketing expense. Shipping and handling costs for customer sales for the year ended December 31, 2000 was $6,916. Shipping and handling costs for customer sales for prior years is not available.

Derivatives:

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") which the Company is required to adopt January 1, 2001. This statement will require the Company to record all derivatives on the balance sheet at fair value, and to record most changes to the value of derivatives in income as the change occurs. Upon adoption of FAS 133 all existing derivatives must be recognized on the balance sheet at fair value. Under FAS 133 reporting, the Company's interest rate swap will be presented at fair value on the balance sheet. At December 31, 2000 the fair value of the swap was negative $1.6 million, which would be presented as a non-current liability under FAS 133 with the initial offsetting charge included in other comprehensive income. As it relates to the swap, the adoption of FAS 133 will not have an impact on the results of operations of the Company. FAS 133 also has extensive disclosure requirements.

F–23

Note 2—Acquisitions and licenses

    On July 17, 1998, pursuant to an agreement with Holdings, ALARIS Medical Systems, Instromedix ("Instromedix") and its shareholders dated June 24, 1998, ALARIS Medical Systems acquired all of the outstanding common stock of Instromedix and subsequently merged Instromedix with and into itself. The total consideration for the Instromedix acquisition was approximately $58 million.

    The acquisition was accounted for as a purchase, whereby the purchase price, including related expenses, was allocated to identified assets and liabilities, based upon their respective fair values. The allocation included acquired in-process research and development of $22,800, which was immediately written-off, and other identifiable intangible assets of $21,130, which were being amortized over their estimated weighted-average useful lives of ten years. The excess of the purchase price over the value of identified assets and liabilities, in the amount of $18,012, was recorded as goodwill and was being amortized over its estimated life of ten years. In the fourth quarter of 1999, the Company wrote-off the remaining carrying value of the Instromedix goodwill and certain other Instromedix intangible assets. In the third quarter of 2000, the Company sold the assets and certain liabilities of Instromedix to Card Guard Technologies, Inc. (note 3).

    During the second quarter of 1998, the Company acquired the net assets of Patient Solutions, Inc. ("PSI") for $5,250. PSI was a wholly owned subsidiary of Invacare Corporation and was focused on the development of an ambulatory pump for use in the alternate-site market. The transaction was accounted for as a purchase with the net assets acquired recorded at their estimated fair values. The rights to the pump under development were valued at $4,421 and were recorded as a non-recurring charge included in purchased in-process research and development. The nature of the efforts required to develop the purchased in-process technology into a commercially viable product principally relate to designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. During the fourth quarter of 1999, the Company discontinued development of the product and recorded a charge to operations of approximately $900 to write-off the remaining assets acquired from PSI.

    Also during the second quarter of 1998, the Company licensed technology from Caesarea Medical Electronics Limited ("Caesarea") for a pole mounted volumetric infusion pump being designed for developing international markets. At the time of license, the development of the applications and functionality required by the Company had not reached technological feasibility and no alternative uses were identified. As a result, the initial license payment and related expenses of approximately $1,200 were recorded as purchased in-process research and development during the second quarter of 1998. Under the terms of the license agreement, the Company is obligated to pay additional consideration up to an aggregate of $4,000 to Caesarea upon timely completion of certain development milestones, which primarily relate to different product releases. In December 1998, upon completion of the first milestone, the Company paid $750 to Caesarea. During 1999 and 2000, upon completion of additional milestones, the Company made payments of $2,750 and $250, respectively. Due to the completed technology obtained at each milestone, the Company capitalized such payments and plans to capitalize future license fees and amortize such costs over the eighteen-year license period. Products using the purchased in-process technology were released during 1999 and the Company anticipates that additional releases will take place in 2001.

F–24

Note 3—Sale of Instromedix

    On August 31, 2000, pursuant to an Asset Purchase Agreement dated as of August 17, 2000, the Company sold the assets and certain liabilities of its Instromedix division to Card Guard Technologies, Inc. ("Buyer") for $30,000 in cash ("the Sale").

    The Asset Purchase Agreement and the other agreements executed in connection with the Sale provide that the Company will assist Buyer in setting up a fully independent headquarters and manufacturing facility in San Diego, California. Pursuant to these agreements, $5,000 of the $30,000 purchase price was placed in escrow. The Company received such escrowed amount, after certain offsets, upon completion of its obligations under the agreements in the first quarter of 2001. The Company will recognize the gain associated with this contingent amount in 2001. During this transition period, the Company continued to manufacture Instromedix products for Buyer.

    The total after tax gain to be recorded related to the Sale is estimated at approximately $5,600, with $1,839 recorded during the quarter ended September 30, 2000. The remainder of the gain will be recorded in 2001. The amount of gain to be recorded at such time is dependent upon the actual costs incurred by the Company to complete the transition activities and the amount actually received from the escrow.

    Approximately $18,000 of the net cash proceeds from the Sale (after taxes and other estimated costs) was used to repay indebtedness under the ALARIS Medical Systems credit facility.

    As a result of the Sale, the Company has reclassified its historically reported consolidated statements of operations to exclude the Instromedix results from continuing operations and report such operating results as discontinued operations. The gain on the sale and the Instromedix year 2000 operating results through the sale date have been reported as discontinued operations in the period ended December 31, 2000. For the years ended December 31, 2000, 1999 and 1998, Instromedix sales included in discontinued operations were $8,672, $14,386 and $8,430, respectively.

Note 4—Composition of certain financial statement captions

	December 31,
	2000	1999
Receivables:
Trade receivables	$72,868	$77,809
Allowance for doubtful accounts	(2,331)	(3,119)

	70,537	74,690
Current portion of net investment in sales-type leases (note 9)	9,249	10,195

	$79,786	$84,885

Inventories:
Raw materials	$28,078	$34,960
Work-in-process	6,985	6,156
Finished goods	27,261	35,653

	$62,324	$76,769

F–25

Prepaid expenses and other current assets:
Deferred income tax asset	$24,823	$21,577
Other	8,122	3,415

	$32,945	$24,992

Property, plant and equipment:
Land	$640	$640
Building and leasehold improvements	16,802	16,628
Machinery and equipment	45,800	46,447
Information technology	28,209	26,490
Furniture and fixtures	7,182	7,121
Instruments under operating lease contracts	26,385	25,629
Construction-in-process	8,905	8,038

	133,923	130,993
Accumulated depreciation and amortization	(73,935)	(62,513)

	$59,988	$68,480

F–26

    Depreciation expense was $18,767, $17,168 and $18,638 for 2000, 1999 and 1998, respectively, including $1,422, $1,023 and $300 of depreciation on capitalized computer software in 2000, 1999 and 1998, respectively.

	December 31,
	2000	1999
Other non-current assets:
Capitalized patent issuance and trademark registration costs	$2,627	$2,146
Patent license agreements	8,270	7,618
Debt issue costs	8,375	10,839
Other	5,274	3,142

	$24,546	$23,745

	December 31,
	2000	1999
Intangible assets:
Goodwill	$178,445	$178,445
Patents and completed technology	28,946	45,646
Product licensing and distribution fees	7,587	7,337
Supply agreements	10,758	10,758
Trademarks	90,000	90,000
Workforce	7,100	7,100

	322,836	339,286
Accumulated amortization	(74,507)	(65,377)

	$248,329	$273,909

F–27

    Amortization expense of intangible assets was $13,152, $15,692 and $15,388 during 2000, 1999 and 1998, respectively.

	December 31,
	2000	1999
Accrued expenses and other current liabilities:
Compensation	$15,100	$15,623
Warranty	7,895	11,072
Deferred gain from sale of Instromedix (note 3)	7,500	—
Interest	3,168	4,421
Other	11,273	12,210

	$44,936	$43,326

	December 31,
	2000	1999
Other non-current liabilities:
Deferred income tax liability	$21,547	$27,363
Deferred revenue	5,408	4,442
Warranty	685	1,078
Payable to Holdings (note 11)	5,226	—
Other	4,770	1,802

	$37,636	$34,685

Note 5—Notes payable and long-term debt

    Long-term debt consists of the following:

	December 31,
	2000	1999
Bank credit facility
Tranche A	$37,014	$53,400
Tranche B	34,892	38,950
Tranche C	34,892	38,950
Tranche D	57,850	64,575

Total term loans	164,648	195,875
9 3/4% senior subordinated notes due 2006	200,000	200,000
Other	128	572

	364,776	396,447
Current portion	(19,871)	(13,769)

Long-term debt	$344,905	$382,678

F–28

ALARIS MEDICAL SYSTEMS, INC.

Notes to Consolidated Financial Statements (Continued)

(Amounts in thousands, except per share data)

Note 5—Notes payable and long-term debt (Continued)

Bank credit facility:

    In 1996, the Company entered into a $250,000 bank credit facility (the "Credit Facility") with a syndicate of financial institutions which consisted of $200,000 of term loans (Tranches A, B, C and D) and a $50,000 credit line maturing in 2002. In July 1998, in connection with the Instromedix acquisition, the Company amended the Credit Facility to, among other things, increase the revolving credit facility to $60,000 and provide the Company an additional $30,000 under the Tranche D term debt. The Company used the $30,000 term debt borrowing, along with approximately $2,000 from the revolving credit line, to fund the initial payments required upon closing the Instromedix acquisition. No principal balance was outstanding under the revolving credit facility as of December 31, 2000. The Credit Facility contains various operating and financial covenants, as well as certain covenants relating to reporting requirements. As of December 31, 2000, the Company was in compliance with all such covenants.

    The Company projected not meeting certain 2001 financial covenants contained in the Credit Facility agreement. As a result, in April 2001 the Company obtained an amendment (the Amendment) to the terms of the Credit Facility. The Amendment included the following: (i) a provision providing for changes to certain financial performance covenants for each applicable period from March 31, 2001 through December 31, 2003, (ii) a provision providing for increases to the interest rates on each of the debt tranches, (iii) a provision providing for a decrease in the line of credit from $60,000 to $20,000 and (iv) a provision allowing ALARIS Medical Systems to borrow (as part of the Credit Agreement or otherwise) up to an additional $15,000 from a lender it must first locate and to use the funds so borrowed to repurchase convertible debentures (as defined below). The $15,000 is the maximum that can be borrowed by ALARIS Medical Systems under the terms of the notes (as defined below) and used for this purpose. The changes to the financial performance covenants were developed based on the Company's strategic plans and were designed to allow the Company access to the $20,000 credit line.

    Effective December 1999, the Credit Facility was amended and interest rates increased to a Eurodollar rate plus 3.0% for the revolving credit facility and Tranche A loans and a Eurodollar rate plus 3.5% for Tranches B, C and D. Such total rates were 9.8% and 10.3%, respectively, as of December 31, 2000. As of December 31, 1999, the Company had a swap outstanding with commercial banks for a total notional principal amount of $85,775. That agreement effectively changed the Company's interest rate exposure on its floating rate debt through the agreements expiration in February, 2000. During the second quarter of 2000, the Company entered into a new swap agreement with a notional amount of $100,000, expiring in February of 2002. The new agreement effectively fixed the interest rate on $100,000 of the Company's floating rate Credit Facility debt, resulting in a weighted average interest rate as of December 31, 2000, of 10.5% on all Credit Facility debt.

    As a result of the Amendment in April 2001, the interest rates under the Credit Facility were increased, and now include paid-in-kind interest (PIK), to the following rates effective April 1, 2000: Credit line and Tranche A borrowings—Eurodollar rates plus 6.50% including 2.00% PIK, Tranche B borrowings—Eurodollar rates plus 7.50% including 3.00% PIK, Tranche C borrowings—Eurodollar rates plus 8.00% including 3.50% PIK, and Tranche D borrowings—Eurodollar rates plus 8.25% including 3.75% PIK. The PIK interest is deferred in payment and added to the outstanding principal

F–29

quarterly. Payment of PIK interest is required with the final principal payment on each tranche borrowing.

    All obligations of the Company under the Credit Facility are guaranteed by Holdings and each existing and subsequently formed or acquired domestic subsidiary of Holdings.

Senior subordinated notes:

    In 1996, the Company issued $200,000 of senior subordinated notes due 2006 (the "notes"). The notes bear interest at a rate of 9.75% per annum, which is payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1997. The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes prior to maturity. The notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2001 at the price of 104.875% with the redemption price declining thereafter. On or after December 1, 2004, the redemption price is 100% of the note's face (par) value. In the event of a change of control, as defined in the indenture, holders of the notes will have the right to require the Company to purchase their notes in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The notes are subject to certain restrictive and reporting covenants.

Convertible Debentures of Parent Company:

    At December 31, 2000, Holdings had outstanding $16,152 of 7 1/4% convertible subordinated debentures due 2002 (the "convertible debentures"). The convertible debentures are convertible at the option of the holder into common stock of the Holdings at any time prior to maturity at a conversion price of $18.14 per share, subject to adjustment in certain events. The convertible debentures mature on January 15, 2002, with interest payable semi-annually on each January 15 and July 15. The convertible debentures are redeemable at the option of the Company, in whole or in part, at any time on or after January 15, 2000 at the price of 101.45%. From January 15, 2001 through January 14, 2002, the redemption price is 100.725% of the convertible debentures face (par) value. Holders may require Holdings to repurchase the convertible debentures, in whole or in part, in certain circumstances involving a change in control of the Company. The convertible debentures are subordinate to all existing or future senior indebtedness of the Company, and are also effectively subordinated to liabilities of Holdings' subsidiaries. The indenture does not restrict the incurrence of senior indebtedness or other indebtedness by Holdings or any subsidiary.

    The Credit Facility and the indenture governing the notes (the "notes Indenture") permit ALARIS Medical Systems to fund interest payments on the convertible debentures (in the case of the Credit Facility, so long as there exists no default or event of default thereunder). However, both the Credit Facility and the notes Indenture prohibit ALARIS Medical Systems from making those distributions to Holdings which would enable it to fund such repayment, unless ALARIS Medical Systems has achieved certain financial performance targets. Since management does not believe that ALARIS Medical Systems will meet such tests, it is exploring various alternatives under which those repayment obligations could be satisfied. For example, management has had preliminary discussions with the administrative agent under the Credit Facility and has been informed that certain lenders have expressed interest in lending the allowed $15,000 to ALARIS Medical Systems as part of the Credit

F–30

Agreement. Management believes that the terms provided in the Amendment for this borrowing should be sufficient to obtain this borrowing. However, since no lender has yet actually agreed to do so, there can be no assurance that ALARIS Medical Systems will be able to borrow the $15,000 it is seeking. In any event, a default by Holdings on all or any portion of its $16,152 outstanding principal payment obligations under the convertible debentures, whether as a result of Holdings' or the Company's failure to obtain the funds necessary to purchase, or repay, all outstanding convertible debentures, or otherwise, would likely result in an event of default under, and possible acceleration of the obligations under, the Credit Facility and the notes.

    Maturities of long-term debt during the years subsequent to December 31, 2000 are as follows:

2001	$19,871
2002	26,059
2003	28,991
2004	34,400
2005	55,455

Thereafter	200,000

$364,776

    The Company's ability to fund its operations, to make planned capital expenditures, to make scheduled principal and interest payments and to meet the financial performance covenants in the amended Credit Facility will depend on the Company's future operating performance, which is itself dependent on a number of factors, many of which the Company cannot control, including conditions affecting the Company's foreign operations, prevailing economic conditions, availability of other sources of liquidity, and financial, business, regulatory and other factors affecting the Company's business and operations.

F–31

Note 6—Income taxes

    The provision for (benefit from) income taxes comprises the following:

	Year ended December 31,
	2000	1999	1998
Continuing operations:
Current:
Federal	$5,335	$3,163	$1,067
State	—	935	501
Foreign	175	1,205	3,008

Total Current	5,510	5,303	4,576

Deferred:
Federal	(1,249)	3,350	3,273
State	96	(421)	452
Foreign	(1,157)	(632)	99

Total Deferred	(2,310)	2,297	3,824

Provision for (benefit from) income taxes for continuing operations	$3,200	$7,600	$8,400

	Year ended December 31,
	2000	1999	1998
Discontinued operations:
Current:
Federal	$4,999	$(2,766)	$(531)
State	1,060	(589)	(111)

Total Current	6,059	(3,355)	(642)

Deferred:
Federal	(4,707)	(697)	(295)
State	(998)	(148)	(63)

Total Deferred	(5,705)	(845)	(358)

Provision for (benefit from) income taxes for discontinued operations	$354	$(4,200)	$(1,000)

F–32

    The principal items accounting for the differences in income taxes computed at the U.S. statutory rate (35%) and the effective income tax rate comprise the following:

	Year ended December 31,
	2000	1999	1998
Taxes computed at statutory rate	$651	$4,465	$5,033
State income taxes, net of federal benefit	62	334	619
Effect of foreign operations	481	1,269	1,391
Amortization and write-off of non-deductible intangible assets	1,995	1,955	1,964
Federal tax credits	—	(625)	(473)
Other, net	11	202	(134)

Provision for (benefit from) income taxes	$3,200	$7,600	$8,400

The components of the net deferred tax assets included in the Consolidated Balance Sheet as of December 31, 2000 and 1999 are as follows:

	2000	1999
Deferred tax assets:
Net operating loss carryforwards	$1,400	$637
Accrued liabilities and reserves	23,647	20,151
Unearned income	1,387	1,863
Credit carryforwards	6,137	4,993
Inventory	5,928	4,116
Miscellaneous	482	392

	38,981	32,152
Valuation allowance	(2,029)	(2,029)

Total deferred tax assets	36,952	30,123
Deferred tax liabilities:
Intangible assets	32,090	34,246
Property, plant and equipment	1,586	1,663

Net deferred tax assets	$3,276	$(5,786)

    As of December 31, 2000, the Company had a foreign tax credit carryforward of approximately $4,190 for federal tax purposes and research and development tax credits of approximately $114 and $702 for federal and state purposes, respectively. The federal and state net operating loss carryforwards expire from 2001 to 2012. The foreign tax credit expires from 2001 to 2005 and the research and development tax credits expire from 2009 to 2011.

    As a result of certain changes in the Company's stock ownership which occurred during 1996, portions of the above described carryforwards are subject to annual income offset limitations on a prospective basis. Accordingly, approximately $114 and $294 of the respective federal and state research and development credits are subject to a general annual income offset limitation of approximately

F–33

$3,700. Additionally, certain built-in gains recognized by the Company will increase the annual utilization rate of the net operating losses. The Company also possesses certain unrealized built-in losses which will be subject to the annual utilization limitation when recognized.

Note 7—Stock Option Plans

    Holdings maintains several stock option plans under which incentive stock options may be granted to key employees of the Company and non-qualified stock options may be granted to key employees, directors, officers, independent contractors and consultants.

    The exercise price for incentive stock options generally may not be less than the underlying stock's fair market value at the grant date. The exercise price for non-qualified stock options granted to non-directors will not be less than the par value of a share of common stock, as determined by a committee appointed by the Board of Directors ("the Committee"). The exercise price for non-qualified stock options granted to directors may not be less than the underlying stock's fair market value at the grant date.

    Options granted to non-directors generally vest and become exercisable as determined by the Committee. Options granted to directors generally vest and become exercisable over a three-year period. Options granted to non-directors generally expire upon the earlier of the termination of the optionee's employment, with vested options expiring one year after termination of employment, or ten years from the grant date. Options granted to directors generally expire upon the earlier of the date the optionee is no longer a director or five years from the grant date.

    During 2000, Holdings' stockholders approved an amendment to increase the number of options available for grant under the Company's 1996 Stock Option plan from 5,500 options to 9,500 options. Additionally, the 1996 plan was amended to allow for the issuance of up to 2,800 of the total 9,500 options, to certain key employees of the Company. These non-qualified options expire 10 years after grant and vest seven years after their grant date, or earlier, in percentages determined by the Committee, if and when certain target market prices for Holdings' common stock, as determined by the Committee, are achieved. The vesting for these specific options granted is the earlier of December 23, 2006 or at the time market value of the Holdings' common stock reaches $7.00, $9.00 and $11.00 per share, these options will vest at 30%, 60% and 100%, respectively. At December 31, 2000, 2,376 of such options were outstanding.

F–34

Stock option activity:

    Activity for 2000, 1999 and 1998 with respect to these plans is as follows:

	Holdings' Shares Underlying Options	Option Price Per Share
Outstanding at December 31, 1997	3,960	$1.81-$6.93
Granted	468	$3.66-$6.75
Exercised	(119)	$1.81-$3.81
Canceled	(307)	$1.81-$6.93

Outstanding at December 31, 1998	4,002	$1.81-$6.93
Granted	4,734	$1.78-$4.78
Exercised	(74)	$1.81-$3.69
Canceled	(695)	$1.81-$6.47

Outstanding at December 31, 1999	7,967	$1.78-$6.75
Granted	1,325	$0.41-$2.81
Exercised	(1)	$1.81-$1.81
Canceled	(1,666)	$1.31-$6.75

Outstanding at December 31, 2000	7,625	$0.41-$6.75

    At December 31, 2000, options for 3,488 shares were exercisable at $0.41-$6.75 under the plans and 2,709 shares were available for future grant. Additionally, as of December 31, 2000, 10,334 shares of common stock were reserved for issuance pursuant to Holdings' stock option plans.

    If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans, the Company' reported net loss would be increased to the pro forma amounts indicated below:

	December 31,
	2000	1999	1998
Net loss:
As reported	$(809)	$(18,468)	$(19,199)
Pro forma	$(2,494)	$(20,574)	$(20,813)

    These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31, 2000, 1999 and 1998, respectively; dividend yields of 0%, expected volatility of 85%, 164% and 186%, risk free interest rates of 5.2%, 5.2% and 4.6%, and expected lives ranging from 3 to 7 years.

F–35

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Holdings' employee stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock based compensation plans.

    The following table summarizes information about employee stock-based compensation plans outstanding at December 31, 2000:

OPTIONS OUTSTANDING AND EXERCISABLE BY PRICE RANGE AS OF DECEMBER 31, 2000

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life—Years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.41-$1.88	1,420	8.19	$1.52	397	$1.81
$1.91-$1.91	227	9.28	$1.91	19	$1.91
$1.97-$2.00	1,678	8.98	$2.00	1	$1.97
$2.00-$2.81	335	6.99	$2.40	174	$2.55
$2.81-$3.00	1,303	6.11	$2.99	1,231	$3.00
$3.09-$6.75	2,662	7.48	$3.57	1,666	$3.57

$0.41-$6.75	7,625	7.74	$2.64	3,488	$3.11

Note 8—Benefit Plans

Pension plans:

    The Company had a defined benefit pension plan (the "Plan") which covered substantially all of its U.S. employees as of December 31, 1993. On December 1, 1993, the Company's Board of Directors approved amendments to the Plan provisions which include, among other matters, cessation of benefit accruals after December 1, 1993. All earned benefits as of that date were preserved and the Company will continue to contribute to the Plan as necessary to fund earned benefits. No contributions to the Plan were required during 2000, 1999 or 1998 due to the prepaid position of the Plan during those years.

F–36

    The following table sets forth the change in the benefit obligation and the change in the Plan assets during the years ended December 31, 2000 and 1999 and the Plan's estimated funded status and amounts recognized in the Company's balance sheet as of December 31, 2000 and 1999:

	December 31,
	2000	1999
Change in benefit obligation:
Benefit obligation at beginning of year	$10,565	$12,248
Service cost	308	294
Interest cost	836	806
Benefits paid	(253)	(212)
Actuarial loss	(271)	(2,571)

Benefit obligation at end of year	$11,185	$10,565

Change in Plan assets:
Fair value of Plan assets at beginning of year	$19,020	$18,390
Actual return on Plan assets	535	842
Benefits paid	(253)	(212)

Fair value of Plan assets at end of year	$19,302	$19,020

Funded status	$8,117	$8,455
Unrecognized actuarial gain	(5,222)	(6,474)

Prepaid benefit cost	$2,895	$1,981

    The components of net periodic benefit gain for the years ended December 31, 2000, 1999 and 1998 are as follows:

	December 31,
	2000	1999	1998
Service cost	$308	$294	$253
Interest cost	836	806	754
Expected return on Plan assets	(1,702)	(1,645)	(1,417)
Recognized actuarial gain	(357)	(234)	(156)

Net periodic benefit gain	$(915)	$(779)	$(566)

Assumptions used in the accounting are as follows:
Discount rates	8.00%	8.00%	6.64%
Rates of increase in compensation levels	NA	NA	NA
Expected long-term rates of return on assets	9.00%	9.00%	9.00%

F–37

Note 9—Leases

Lease receivables:

    The Company leases instruments to customers under capital and operating lease contracts with terms ranging generally from 1 to 6 years. Certain capital lease agreements obligate the lessee to purchase a specified annual minimum of disposable sets and payment of liquidating damages if the agreement is terminated by the lessee. Anticipated future minimum amounts due under operating leases and capital lease receivables as of December 31, 2000 are as follows:

Year Ending December 31:	Operating Leases	Capital Leases
2001	$162	$14,840
2002	106	12,109
2003	32	9,182
2004	—	7,062
2005	—	4,538
Thereafter	—	2,975

Total	$300	$50,706

    The net investment in sales-type leases consists of the following:

	December 31,
	2000	1999
Minimum lease payments	$50,706	$49,555
Unguaranteed residual value of leased equipment	140	270
Unearned interest income	(14,422)	(13,464)
Allowance for uncollectible lease receivables	(1,255)	(1,759)

Net investment in sales-type leases	35,169	34,602
Current portion	(9,249)	(10,195)

Net investment in sales-type leases, less current portion	$25,920	$24,407

F–38

Lease commitments:

    The Company leases buildings and equipment under non-cancelable operating leases with terms ranging from approximately 2 to 13 years. Scheduled future minimum lease commitments as of December 31, 2000 are as follows:

Year Ending December 31:	Operating Leases
2001	$5,713
2002	5,352
2003	4,529
2004	4,493
2005	4,440
Thereafter	5,932

$30,459

    Rental expense was $6,103, $6,023 and $5,451 during 2000, 1999 and 1998, respectively.

Note 10—Restructuring, integration and other non-recurring charges

    The following summarizes the significant components of the Company's 2000, 1999 and 1998 restructuring, integration and other non-recurring charges included in the Consolidated Statement of Operations:

	Year Ended December 31,
	2000	1999	1998
Restructuring
Severance and related benefits	$5,306	$—	$—
Termination of product distribution agreement	601	—	—
Fixed asset write-off	1,024	—	—
Closure of foreign sales office	117	—	—

Total restructuring charges	7,048	—	—
Integration
Other	—	49	139

Total integration charges	—	49	139
Other non-recurring charges
Patent license agreement charge	—	2,838	—

Total restructuring, integration and other non-recurring charges	$7,048	$2,887	$139

    During the second quarter of 2000, the Company announced plans for restructuring activities which are anticipated to save approximately $6,000 per year when fully implemented and involve facilities in Creedmoor, N.C., Basingstoke, England and San Diego. The primary focus of this activity is in the Creedmoor manufacturing operation. This plant is being restructured to include disposables

F–39

engineering, automated manufacturing of selected products and distribution operations. Manual assembly operations will be relocated to the Company's facilities in Tijuana, Mexico, and certain operations will be outsourced. Additionally, the Basingstoke and San Diego operations are being matched to the mix of requirements resulting from current and future product line rationalization efforts.

    During the year ended December 31, 2000, the Company recorded a charge related to these activities of $7,048 included in restructuring and other non-recurring charges. Of this charge, $5,306 related to employee termination benefits, $601 related to termination of a product distribution agreement (including legal expenses), $117 related to the closure of a foreign sales office and $1,024 related to non-cash charges for fixed asset write-offs. The restructuring plans call for 154 manufacturing employees and 13 sales and administrative employees to be terminated. As of December 31, 2000, approximately $3,700 of employee termination costs have been paid to 150 employees. Additionally, approximately $400 has been paid for termination of a product distribution agreement and related legal costs year-to-date. The remaining restructuring accrual for these activities of $1,836 is comprised of approximately $1,600 for severance and related employee costs and $200 for termination of a product distribution agreement. The remaining restructuring charges are expected to be paid during the first quarter of 2001.

    During 1999 the Company recorded a charge of $2,838 for two patent license agreements related to patent infringement lawsuits (note 14).

    The Company paid approximately $4,200, $2,900 and $100 during 2000, 1999, and 1998, respectively, for restructuring and integration activities.

Note 11—Related party arrangements

    Pursuant to ALARIS Medical Systems' tax sharing agreement with Holdings, for Federal income tax purposes, ALARIS Medical Systems is required to calculate its current income tax liability on a stand-alone basis as if it were not included in the Holdings consolidated income tax return. The resulting tax liability is payable to Holdings. The income taxes recorded on ALARIS Medical Systems on a stand alone basis for the years ended December 31, 2000 and 1999 are $5,226 and $0, respectively, and are recorded in other non-current liabilities as a payable to Holdings.

Note 12—Segment information

    The Company's segment performance is based on results of two business segments—North America and International. Due to the sale of the Instromedix division, the prior year's segment information has been conformed to present the Company's two reportable segments from continuing operations—North America and International.

    The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies" (note 1). Segment data does not include intersegment revenues, or charges allocating corporate-headquarters costs to each of its operating segments. The Company evaluates the performance of its segments and allocates resources to them based on operating income and adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA). Adjusted EBITDA represents income from operations before restructuring, integration and other non-recurring

F–40

charges, non-cash purchase accounting charges and depreciation and amortization. Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity.

    The Company is organized primarily based on geographic location with the United States and Canada drug infusion and patient monitoring business representing the North American Segment. All other international operations including Europe, Asia, Australia and Latin America represent the International segment.

    The table below presents information about reported segments for the years ended December 31:

	North America	International	Total
2000
Sales	$259,864	$119,084	$378,948
Income from operations	25,805	16,425	42,230
Adjusted EBITDA	54,927	26,270	81,197
1999
Sales	$265,672	$124,255	$389,927
Income from operations	25,025	27,932	52,957
Adjusted EBITDA	54,779	33,925	88,704
1998
Sales	$248,661	$125,134	$373,795
Income from operations	26,863	29,270	56,133
Adjusted EBITDA	60,141	35,732	95,873

F–41

    Reconciliation of total segment adjusted EBITDA to consolidated income from continuing operations before taxes:

	2000	1999	1998
Adjusted EBITDA
Total adjusted EBITDA for reportable segments	$81,197	$88,704	$95,873
Depreciation and amortization	(31,919)	(32,860)	(34,027)
Net interest	(40,230)	(38,530)	(40,638)
Purchased in-process research and development	—	—	(5,534)
Restructuring, integration and other non-recurring charges	(7,048)	(2,887)	(179)
Other reconciling items	(140)	(1,668)	(1,116)

Consolidated income from continuing operations before income taxes	$1,860	$12,759	$14,379

	Sales
	2000	1999	1998
Product Line Information
Drug Infusion	$326,141	$332,662	$315,617
Patient Monitoring	31,088	34,455	34,865
Service	19,427	20,475	21,156
Shipping and handling(A)	2,292	2,335	2,157

	$378,948	$389,927	$373,795

	Sales			Long-Lived Assets
	2000	1999	1998	2000	1999
Geographical Information
United States	$246,289	$251,333	$236,438	$340,095	$368,731
International(B)	132,659	138,594	137,357	18,688	21,810

	$378,948	$389,927	$373,795	$358,783	$390,541

(A)
Beginning fourth quarter of 2000, shipping and handling charges are required to be included in Sales (note 1). Prior period information has been reclassified to conform to the change in reporting requirements for 2000. Segment information for 2000, 1999 and 1998, each include shipping and handling revenue for the respective 12-month period.

(B)
Includes Canadian sales which are included in the North America unit for segment reporting purposes.

F–42

Note 13—Cash flow information

    Federal, state and foreign income taxes paid during 2000, 1999 and 1998 totaled $8,335, $4,852 and $5,433, respectively. Interest paid during 2000, 1999 and 1998 totaled $39,730, $38,195 and $36,872, respectively.

    Capital lease obligations of $461 were incurred in 1999 when the Company entered into various capital leases for new computer equipment.

Note 14—Contingencies and litigation

Government Regulation

    The United States Food and Drug Administration (the "FDA"), pursuant to the Federal Food, Drug, and Cosmetic Act (the "FDC Act"), regulates the introduction of medical devices into commerce, as well as testing manufacturing procedures, labeling, adverse event reporting and record-keeping with respect to such products. The process of obtaining market clearances from the FDA for new products can be time-consuming and expensive and there can be no assurance that such clearances will be granted or that FDA review will not involve delays adversely affecting the marketing and sale of products. Enforcement of the FDC Act depends heavily on administrative interpretation and there can be no assurance that interpretations made by the FDA or other regulatory bodies will not have a material adverse effect on the business, financial condition, results of operations or cash flows. The FDA and state agencies routinely inspect the Company to determine whether the Company is in compliance with various requirements relating to manufacturing practices, testing, quality control, complaint handling, medical device reporting and product labeling. Such inspections can result in such agencies requiring the Company to take certain corrective actions for non-complying conditions observed during the inspections.

    A determination that the Company is in material violation of the FDC Act or such FDA regulations could lead to the issuance of warning letters, imposition of civil or criminal sanctions against the Company, its officers and employees, including fines, recalls, repair, replacement or refund to the user of the cost of such products and could result in the Company losing its ability to contract with government agencies. In addition, if the FDA believes any of the Company's products violate the law and present a potential health hazard, the FDA could seek to detain and seize products, to require the Company to cease distribution and to notify users to stop using the product. The FDA could also refuse to issue or renew certificates to export the Company's products to foreign countries. Such actions could also result in an inability of the Company to obtain additional clearances or approvals to market its devices.

    In October 1999, the Company received a warning letter from the FDA related to earlier inspections of the San Diego based manufacturing facility. The letter stated that, the Company would be required to submit to the FDA periodic certifications as to its state of compliance based on the outcome of inspections conducted by outside regulatory consultants employed by the Company. On April 29, 2000 the Company's president and chief executive officer, David L. Schlotterbeck, certified to the FDA that, to the best of his knowledge, the Company has initiated or completed all corrections called for in the report issued by the independent consultant. On July 10, 2000, the Company received correspondence from the FDA indicating that the certification adequately addresses the FDA's concerns. In this connection, in August 2000 the FDA completed an inspection of the Company's San

F–43

Diego based manufacturing facility. The Company will submit one additional certification to the FDA in April 2001.

    Between 1997 and 1999, the Company on nine occasions initiated product recalls or issued safety alerts which FDA still considers active regarding its products regulated by the FDA. In each case this was done because the products were found not to meet the Company's specifications. The Company has submitted to the FDA a request for closure related to all nine of the recalls but has not received notice of closure from the FDA. Notice of closure of two additional recalls was received from the FDA during 2000.

    The Company has four active field corrections related to its products manufactured and sold outside the United States. In the second quarter of 1999, the Company initiated three voluntary recalls of certain versions of its P series syringe pumps, which are manufactured in the United Kingdom and sold outside the United States, primarily in Europe. These voluntary recalls relate to software and hardware upgrades of the P series syringe pumps. In the first quarter of 2000, the Company stopped shipment of a large volume pump recently introduced in the international markets for redesign of its air-in-line sensing capability. The Company plans to introduce the redesigned product into international markets and provide a field correction for existing units.

    None of the recalls or field corrections materially interfered with the Company's operations and all such affected product lines continued or will continue to be marketed by the Company.

    The costs incurred related to the Company's recall activities have historically been significant. These costs include labor and materials, as well as travel and lodging for repair technicians. Estimates of the costs to complete the recalls and safety alerts are often quite difficult to determine due to uncertainty surrounding how many affected units are still in service and how many units customers will fix without Company assistance. Due to these difficulties in estimating costs, it is possible that the actual costs to complete each individual recall or safety alert could differ significantly from management's current estimates to complete such recalls or safety alerts. Although there can be no assurances, the Company believes it has adequate reserves to cover the remaining estimated aggregate costs related to these active recalls.

Litigation

    On December 5, 2000, the Company filed a lawsuit in the United States District Court for the Southern District of California, seeking unspecified damages and equitable relief from Filtertek Inc. ("Filtertek") alleging, among other things, that Filtertek's needle-free system (the "Filtertek System") infringes a patent relating to needle free technology (the "Medex Patent") licensed by Medex, Inc. ("Medex") to the Company on an exclusive basis and seeking, as well, a declaration that the Company's needle-free system (the "System") does not infringe a certain Filtertek patent (the "Filtertek Patent") relating to the Filtertek System or, if it does, that the Filtertek Patent is invalid.

    On March 9, 2001, Filtertek filed a lawsuit in the United States District Court for the Northern District of Illinois, Western Division, seeking unspecified damages and equitable relief from the Company and Medex, alleging that the System violates the Filtertek Patent, and seeking, as well, a declaration, against Medex only, that the Filtertek System does not infringe the Medex Patent.

F–44

    The Company believes that it has meritorious defenses to all Filtertek claims and intends to defend itself vigorously. However, there can be no assurance that such defenses will successfully defeat all of such claims. The failure to do so could have a material adverse effect on the Company's operations, financial condition and cash flows.

    The Company was a defendant in a lawsuit filed in April, 1998, by Becton, Dickinson and Company ("Becton") against ALARIS Medical Systems, Inc., which alleged infringement of a patent licensed to Becton relating to the sale of ALARIS' SmartSite needleless system. In addition, the Company filed a lawsuit in December 1998 against Becton. The lawsuit alleged infringement of two patents, one owned by the Company and one licensed to the Company, relating to Becton's Atrium needle free valve. On October 13, 1999 the Company and Becton entered into a settlement agreement. In connection with this agreement, the Company paid a total of $6,700 during the fourth quarter of 1999. The Company will not be required to pay any future royalties on patents covered by the agreement.

    The Company was a defendant in a lawsuit filed in June 1996 by Sherwood Medical Company ("Sherwood"), a unit of Tyco Healthcare Group ("Tyco"), against IVAC which alleged infringement of two patents relating to disposable probe covers for use with the Company's infrared tympanic thermometer. On August 31, 1999 the Company and Tyco entered into a settlement agreement. In connection with this agreement, the Company made a one-time payment of $3,950 during the third quarter of 1999. ALARIS Medical Systems will not be required to pay any future royalties on patents covered by the agreement.

    The two agreements resulted in a charge in 1999 of $2,838 included in restructuring, integration and other non-recurring costs with the remainder of the license payments capitalized as acquired technology.

United States Customs Service Matter

    During the years 1988 through 1995, Cal Pacifico acted as the Company's United States customs broker and importer of record with respect to the importation into the United States of finished products ("Finished Products") assembled at the Company's two maquiladora assembly plants in Tijuana, Mexico. In May 1995, Cal Pacifico received a pre-penalty notice from the United States Customs Service ("Customs") to the effect that Customs intended to assess additional duties and substantial penalties against Cal Pacifico for its alleged failure, during the years 1988 through 1992, to comply with certain documentary requirements regarding the importation of goods on behalf of its clients, including the Company. Customs recently assessed additional duties with respect to Cal Pacifico's importation of goods on behalf of its clients, including the importation of the Company's Finished Products, for the years 1993 and 1994, and it is anticipated that Customs will issue a pre-penalty notice to Cal Pacifico in respect to these years as well (collectively with the amounts referred to in the immediately preceding sentence, the "Disputed Amounts"). The Company has been advised by its special Customs counsel that, under applicable law, no person, by fraud, gross negligence or negligence, may (i) import merchandise into the commerce of the United States by means of any material and false document, statement or act, or any material omission, or (ii) aid or abet any other person to import merchandise in such manner.

F–45

    No proceeding has been initiated by Customs against the Company in respect of the matters which are the subject of the proceeding against Cal Pacifico. Since Cal Pacifico was the Company's United States customs broker and importer of record during each of the foregoing years, the Company believes that it is unlikely that Customs will assess against the Company any portion of the Disputed Amounts.

    Cal Pacifico is contesting Customs' assessment of the Disputed Amounts. Given the present posture of Cal Pacifico's challenge, and the inherent uncertainty of contested matters such as this, it is not possible for the Company to express an opinion as to the likelihood that Cal Pacifico will prevail on its challenge. Cal Pacifico or Customs has not informed the Company as to the specific amount of the Disputed Amounts.

    Cal Pacifico has advised the Company that, should Cal Pacifico's challenge to the assessment of the Disputed Amounts prove to be unsuccessful, it will seek recovery from the Company, through arbitration, for any portion of the Disputed Amounts which it is required to pay to Customs. As part of the settlement agreement which resolved the Company's contract dispute with Cal Pacifico during the second quarter of 1997, the Company paid Cal Pacifico $550, which is to be applied toward Cal Pacifico's payment of Disputed Amounts. The $550 payment by the Company is to be credited toward any portion of the Disputed Amounts which the arbitrator determines the Company owes to Cal Pacifico. The actual amount so determined by the arbitrator may be less or greater than $550. Although the ultimate outcome of such an arbitration proceeding cannot be guaranteed, the Company believes that it has meritorious defenses to claims with respect to Disputed Amounts which Cal Pacifico might raise against the Company. These defenses would be based, among other factors, on the contractual relationship between the Company and Cal Pacifico (including a defense with respect to the availability of indemnification under the agreements between Cal Pacifico and the Company), the conduct of Cal Pacifico with respect to both the Company and Customs, and the compliance obligations of Cal Pacifico under applicable customs laws. Inasmuch as Cal Pacifico's challenge before Customs is still pending and any claim against the Company for indemnification would be based on Cal Pacifico's ultimate lack of success in that challenge, and inasmuch as any arbitration proceeding by which Cal Pacifico might seek indemnification has not been filed nor has Cal Pacifico committed itself to the theories under which it might seek indemnification or the recovery of damages from the Company, it is not possible for the Company to express an opinion at this time as to the likelihood of an unfavorable outcome in such a proceeding.

Other

    The Company is also a defendant in various actions, claims, and legal proceedings arising from its normal business operations. Management believes they have meritorious defenses and intends to vigorously defend against all allegations and claims. As the ultimate outcome of these matters is uncertain, no contingent liabilities or provisions have been recorded in the accompanying financial statements for such matters. However, in management's opinion, based on discussions with legal counsel, liabilities arising from such matters, if any, will not have a material adverse effect on the business, financial condition, results of operations or cash flows.

F–46

Table of Contents

Where You Can Find More Information	i
Forward-Looking Statements	i
Market Share and Industry Data	i
Prospectus Summary	1
Debt Structure	5
The Exchange Offer	6
Summary of Terms of the Notes	9
Summary Historical and Pro Forma Financial Data	12
Risk Factors	16
The Exchange Offer	25
Use of Proceeds	35
Capitalization	35
Selected Consolidated Financial Data	36
Management's Discussion and Analysis of Financial Condition and Results of Operations	39
Business	51
Management	72
Principal Stockholders	77
Certain Relationships and Related Transactions	79
Description of Certain Indebtedness	79
Description of the Notes	80
Book-Entry, Delivery and Form of Notes	126
Certain United States Federal Income Tax Considerations	128
Plan of Distribution	131
Legal Matters	131
Experts	131
Index to Financial Statements	F-1

$170,000,000

ALARIS MEDICAL SYSTEMS, INC.

11 5/8% SERIES B SENIOR SECURED NOTES DUE 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Restated Certificate of Incorporation of ALARIS Medical Systems, Inc., as amended, provides that a director of ALARIS Medical Systems, Inc. will not be liable to ALARIS Medical Systems, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, to the full extent permitted by the Delaware General Corporation Law (the "DGCL"), as amended or interpreted from time to time.

    In addition, the ALARIS Medical Systems, Inc. Restated Certificate of Incorporation states that ALARIS Medical Systems, Inc. shall, to the full extent permitted by the DGCL, as amended or interpreted from time to time, indemnify all directors, officers and employees whom it may indemnify pursuant thereto and, in addition, ALARIS Medical Systems, Inc. may, to the extent permitted by the DGCL, indemnify agents of ALARIS Medical Systems, Inc. or other persons.

    Section 145 of the DGCL permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceeding, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer, or employee of ALARIS. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. In addition, ALARIS Medical Systems, Inc. maintains a directors' and officers' liability insurance policy.

Item 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibits

Exhibit No.		Description of Exhibit
1	—	Purchase Agreement, dated as of October 11, 2001, by and among ALARIS Medical Systems, Inc., UBS Warburg LLC and Bear, Stearns & Co. Inc.
2.3	—
Asset Purchase Agreement by and among ALARIS Medical, Inc., ALARIS Medical Systems, Inc., Card Guard Scientific Survival Ltd. and Card Guard Technologies, Inc. (Registrant agrees to furnish supplementally to the Commission upon request a copy of all omitted schedules and exhibits to the Asset Purchase Agreement.) (Incorporated by reference to Exhibit 2(a) to ALARIS Medical Systems, Inc.'s Form 8-K dated September 15, 2000.)
3.1	—
Restated Certificate of Incorporation of IVAC Holdings, Inc. (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (333-18687) of ALARIS, IVAC Overseas Holdings, Inc. and IMED International Trading Corp. dated December 24, 1996).
3.2	—
Certificate of Amendment to the Restated Certificate of Incorporation of IVAC Holdings, Inc. (Incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form S-4 (333-18687) of ALARIS, IVAC Overseas Holdings, Inc. and IMED International Trading Corp. dated May 28, 1997).
3.3	—	By-Laws of ALARIS Medical Systems, Inc.

II–1

4.1	—
Indenture, dated as of November 26, 1996, among IMED Corporation, IMED International Trading Corp. and United States Trust Company of New York, as trustee (including form of Notes) (Incorporated by reference to Exhibit 10.2 to the ALARIS Medical, Inc. Form 8-K dated December 11, 1996).
4.2	—
Indenture Assumption Agreement, dated as of November 26, 1996, between IVAC Holdings, Inc. and United States Trust Company of New York, as trustee. (Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4 (333-18687) of ALARIS, IVAC Overseas Holdings, Inc. and IMED International Trading Corp. dated December 24, 1996).
4.3	—
Supplemental Indenture, dated as of November 26, 1996, between IVAC Overseas Holdings, Inc. and United States Trust Company of New York, as trustee. (Incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-4 (333-18687) of ALARIS, IVAC Overseas Holdings, Inc. and IMED International Trading Corp. dated December 24, 1996).
4.4	—	Indenture, dated October 16, 2001, between ALARIS Medical Systems, Inc. and HSBC Bank USA, as trustee (including form of Notes).
4.5	—
Registration Rights Agreement, dated as of October 16, 2001, by and among ALARIS Medical Systems, Inc., as Issuer, and UBS Warburg LLC and Bear, Stearns & Co. Inc., as Initial Purchasers, relating to the Company's 11 5/8 Senior Secured Notes due 2006.
5	—	Opinion of Piper Marbury Rudnick & Wolfe LLP, regarding legality of the exchange notes.
10.1	—
Settlement and license agreement by and among Tyco Healthcare Group, L.P. and ALARIS Medical Systems, Inc. dated August 31, 1999. (Incorporated by reference to Exhibit 10.12 to ALARIS Medical Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.)
10.2	—
Settlement and license agreement by and among Becton, Dickinson and Company and ALARIS Medical Systems, Inc. dated October 13, 1999. (Incorporated by reference to Exhibit 10.13 to ALARIS Medical Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.)
10.3	—
Addendum to Employment Letter dated April 13, 1999 by and between David Schlotterbeck, ALARIS Medical, Inc. and ALARIS Medical Systems, Inc. (Incorporated by reference to ALARIS' Annual Report on Form 10-K for the year ended December 31, 1999.)
10.4	—	Non-Qualified Stock Option Agreement by and between David L. Schlotterbeck, ALARIS Medical, Inc. and ALARIS Medical Systems, Inc.
10.5	—	Non-Qualified Stock Option Agreement by and between William C. Bopp, ALARIS Medical, Inc. and ALARIS Medical Systems, Inc.
10.6	—	Non-Qualified Stock Option Agreement by and between Stuart E. Rickerson, ALARIS Medical, Inc. and ALARIS Medical Systems, Inc.
10.7	—	Non-Qualified Stock Option Agreement by and between William H. Murphy, ALARIS Medical, Inc. and ALARIS Medical Systems, Inc.
12	—	Statement re: Computation of Earnings to Fixed Charges.
21	—	List of Subsidiaries of ALARIS Medical Systems, Inc.

II–2

23.1	—	Consent of PricewaterhouseCoopers LLP.
23.2	—	Consent of Piper Marbury Rudnick & Wolfe LLP (included in the opinion filed as Exhibit 5).
24	—	Powers of Attorney. See signature pages of this registration statement.
25	—	Statement of Eligibility under Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee on Form T-1, relating to HSBC Bank USA.
99.1	—	Form of Letter of Transmittal.
99.2	—	Form of Notice of Guaranteed Delivery.
99.3	—	Form of Letter to Clients.
99.4	—	Form of Letter to Depository Trust Company Participants.
99.5	—	Instruction to Registered Holder from Beneficial Owner.
99.6	—	Form of Exchange Agency Agreement.*
99.7	—	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
*
To be filed by amendment.

ITEM 22. UNDERTAKINGS.

    1.  The undersigned registrant hereby undertakes:

    (a)
    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    •
    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    •
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    •
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (b)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II–3

    2.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    3.  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    4.  The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and ALARIS being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II–4

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 20, 2001.

ALARIS MEDICAL SYSTEMS, INC.
By:	/s/ DAVID L. SCHLOTTERBECK Name: David L. Schlotterbeck Title: President and Chief Executive Officer

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints David L. Schlotterbeck, William C. Bopp and Stuart E. Rickerson, Esq. and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ NORMAN M. DEAN Norman M. Dean	Director and Chairman of the Board	November 20, 2001
/s/ DAVID L. SCHLOTTERBECK David L. Schlotterbeck	Director, President and Chief Executive Officer	November 20, 2001
/s/ WILLIAM C. BOPP William C. Bopp	Sr. Vice President and Chief Financial Officer, Treasurer (Principal Financial and Accounting Officer)	November 20, 2001
/s/ HANK BROWN Hank Brown	Director	November 20, 2001
/s/ HENRY GREEN Henry Green	Director	November 20, 2001
/s/ BARRY SHALOV Barry Shalov	Director	November 20, 2001
/s/ WILLIAM TUMBER William Tumber	Director	November 20, 2001

II–5

Report of Independent Accountants on
Financial Statement Schedules

To the Board of Directors and Stockholder
of ALARIS Medical Systems, Inc.:

Our audits of the consolidated financial statements referred to in our report dated April 13, 2001 appearing in this Registration Statement on Form S-4 of ALARIS Medical Systems, Inc. also included an audit of the accompanying financial statement schedule. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP
San Diego, California
April 13, 2001

ALARIS MEDICAL SYSTEMS, INC.
Schedule II—Valuation and Qualifying Accounts and Reserves
For the Three Years Ended December 31, 2000

(Dollars in Thousands)

	Balance at beginning of period	Additions charged to costs and expenses	Additions charged to other accountants(1)		Deductions(2)	Balance at end of period
Deducted from receivables
Allowance for doubtful accounts:	$3,119	$450	$		$(1,238)	$2,331
Year ended December 31, 2000	2,946	264		—	(91)	3,119
Year ended December 31, 1999	3,259	(75)		245	(483)	2,946
Year ended December 31, 1998

(1)
Represents amount of allowance for doubtful accounts assigned to accounts receivables acquired in the Instromedix acquisition during the year ended December 31, 1998.

(2)
Represents accounts written-off as uncollectible, net of collections on accounts previously written-off.

S–1

EXHIBITS INDEX

Exhibit No.		Description of Exhibit
1	—	Purchase Agreement, dated as of October 11, 2001, by and among ALARIS Medical Systems, Inc., UBS Warburg LLC and Bear, Stearns & Co. Inc.
2.3	—
Asset Purchase Agreement by and among ALARIS Medical, Inc., ALARIS Medical Systems, Inc., Card Guard Scientific Survival Ltd. and Card Guard Technologies, Inc. (Registrant agrees to furnish supplementally to the Commission upon request a copy of all omitted schedules and exhibits to the Asset Purchase Agreement.) (Incorporated by reference to Exhibit 2(a) to ALARIS Medical Systems, Inc.'s Form 8-K dated September 15, 2000.)
3.1	—
Restated Certificate of Incorporation of IVAC Holdings, Inc. (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (333-18687) of ALARIS, IVAC Overseas Holdings, Inc. and IMED International Trading Corp. dated December 24, 1996).
3.2	—
Certificate of Amendment to the Restated Certificate of Incorporation of IVAC Holdings, Inc. (Incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form S-4 (333-18687) of ALARIS, IVAC Overseas Holdings, Inc. and IMED International Trading Corp. dated May 28, 1997).
3.3	—	By-Laws of ALARIS Medical Systems, Inc.
4.1	—
Indenture, dated as of November 26, 1996, among IMED Corporation, IMED International Trading Corp. and United States Trust Company of New York, as trustee (including form of Notes) (Incorporated by reference to Exhibit 10.2 to the ALARIS Medical, Inc. Form 8-K dated December 11, 1996).
4.2	—
Indenture Assumption Agreement, dated as of November 26, 1996, between IVAC Holdings, Inc. and United States Trust Company of New York, as trustee. (Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4 (333-18687) of ALARIS, IVAC Overseas Holdings, Inc. and IMED International Trading Corp. dated December 24, 1996).
4.3	—
Supplemental Indenture, dated as of November 26, 1996, between IVAC Overseas Holdings, Inc. and United States Trust Company of New York, as trustee. (Incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-4 (333-18687) of ALARIS, IVAC Overseas Holdings, Inc. and IMED International Trading Corp. dated December 24, 1996).
4.4	—	Indenture, dated October 16, 2001, between ALARIS Medical Systems, Inc. and HSBC Bank USA, as trustee (including form of Notes).
4.5	—
Registration Rights Agreement, dated as of October 16, 2001, by and among ALARIS Medical Systems, Inc., as Issuer, and UBS Warburg LLC and Bear, Stearns & Co. Inc., as Initial Purchasers, relating to the Company's 11 5/8 Senior Secured Notes due 2006.
5	—	Opinion of Piper Marbury Rudnick & Wolfe LLP, regarding legality of the exchange notes.
10.1	—
Settlement and license agreement by and among Tyco Healthcare Group, L.P. and ALARIS Medical Systems, Inc. dated August 31, 1999. (Incorporated by reference to Exhibit 10.12 to ALARIS Medical Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.)

10.2	—
Settlement and license agreement by and among Becton, Dickinson and Company and ALARIS Medical Systems, Inc. dated October 13, 1999. (Incorporated by reference to Exhibit 10.13 to ALARIS Medical Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.)
10.3	—
Addendum to Employment Letter dated April 13, 1999 by and between David Schlotterbeck, ALARIS Medical, Inc. and ALARIS Medical Systems, Inc. (Incorporated by reference to ALARIS' Annual Report on Form 10-K for the year ended December 31, 1999.)
10.4	—	Non-Qualified Stock Option Agreement by and between David L. Schlotterbeck, ALARIS Medical, Inc. and ALARIS Medical Systems, Inc.
10.5	—	Non-Qualified Stock Option Agreement by and between William C. Bopp, ALARIS Medical, Inc. and ALARIS Medical Systems, Inc.
10.6	—	Non-Qualified Stock Option Agreement by and between Stuart E. Rickerson, ALARIS Medical, Inc. and ALARIS Medical Systems, Inc.
10.7	—	Non-Qualified Stock Option Agreement by and between William H. Murphy, ALARIS Medical, Inc. and ALARIS Medical Systems, Inc.
12	—	Statement re: Computation of Earnings to Fixed Charges.
21	—	List of Subsidiaries of ALARIS Medical Systems, Inc.
23.1	—	Consent of PricewaterhouseCoopers LLP.
23.2	—	Consent of Piper Marbury Rudnick & Wolfe LLP (included in the opinion filed as Exhibit 5).
24	—	Powers of Attorney. See signature pages of this registration statement.
25	—	Statement of Eligibility under Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee on Form T-1, relating to HSBC Bank USA.
99.1	—	Form of Letter of Transmittal.
99.2	—	Form of Notice of Guaranteed Delivery.
99.3	—	Form of Letter to Clients.
99.4	—	Form of Letter to Depository Trust Company Participants.
99.5	—	Instruction to Registered Holder from Beneficial Owner.
99.6	—	Form of Exchange Agency Agreement.*
99.7	—	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
*
To be filed by amendment.

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ALARIS MEDICAL SYSTEMS, INC. Condensed Consolidated Balance Sheet (Dollar amounts in thousands, except share and per share data)
ALARIS MEDICAL SYSTEMS, INC. Condensed Consolidated Statement of Operations (Unaudited) (Dollars in thousands)
ALARIS MEDICAL SYSTEMS, INC. Condensed Consolidated Statement of Cash Flows (Unaudited) (Dollars in thousands)
ALARIS MEDICAL SYSTEMS, INC. Condensed Consolidated Statement of Changes in Stockholder's Equity (Unaudited) (Dollars in thousands)
ALARIS MEDICAL SYSTEMS, INC. Notes to Condensed Consolidated Financial Statements (Unaudited) (Dollars in thousands)
REPORT OF INDEPENDENT ACCOUNTANTS
ALARIS MEDICAL SYSTEMS, INC. Consolidated Balance Sheet (Dollar amounts in thousands, except share and per share data)
ALARIS MEDICAL SYSTEMS, INC. Consolidated Statement of Operations (Dollars in thousands)
ALARIS MEDICAL SYSTEMS, INC. Consolidated Statement of Cash Flows (Dollars in thousands)
ALARIS MEDICAL SYSTEMS, INC. Consolidated Statement of Stockholder's Equity (Dollars in thousands)
ALARIS MEDICAL SYSTEMS, INC. Notes to Consolidated Financial Statements (Amounts in thousands, except per share data)
OPTIONS OUTSTANDING AND EXERCISABLE BY PRICE RANGE AS OF DECEMBER 31, 2000
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Report of Independent Accountants on Financial Statement Schedules
ALARIS MEDICAL SYSTEMS, INC. Schedule II—Valuation and Qualifying Accounts and Reserves For the Three Years Ended December 31, 2000
EXHIBITS INDEX